As filed with the Securities and Exchange Commission on September 5, 2018

Registration No. 333-227159

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zai Lab Limited

(Exact name of registrant as specified in its charter)

Not applicable

(Translation of Registrant’s name into English)

Cayman Islands	2834	98-1144595
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4560 Jinke Road

Bldg. 1, Fourth Floor, Pudong, Shanghai, China 201210

Telephone: +86 21 6163 2588

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Cogency Global Inc.

10 E. 40th Street, 10th Floor

New York, NY 10016

Telephone: (800) 221 0102

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copies to:

Richard D. Truesdell, Jr., Esq. Bonnie Chan, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Telephone: (212) 450-4000	Samantha Du Chief Executive Officer Zai Lab Limited 4560 Jinke Rd Bldg. 1, Fourth Floor Pudong Shanghai, China 201210 Telephone: +86 21 6163 2588	Arthur D. Robinson, Esq. Xiaohui (Hui) Lin, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Telephone: (212) 455-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)
Ordinary Shares, par value US$0.00006 per share	US$172,500,000	US$21,476.25

(1)	American depositary shares, or ADSs, issuable upon deposit of ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-220256). Each ADS represents one ordinary share.
(2)	Includes ordinary shares represented by ADSs that may be purchased by the underwriters pursuant to their option to purchase additional ADSs.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(4)	Represents the amount the Registrant previously paid in connection with the previous filing of this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 5, 2018

Preliminary prospectus

Zai Lab Limited

6,396,600 American depositary shares

Representing 6,396,600 ordinary shares

This is an offering of 6,396,600 American depositary shares, or ADSs, by Zai Lab Limited. Each ADS represents one ordinary share with a par value of $0.00006 per share.

Our ADSs are listed on the Nasdaq Global Market under the symbol “ZLAB.” The last reported sale price of our ADSs on the Nasdaq Global Market on August 30, 2018 was $23.45 per ADS.

We are an “emerging growth company” as defined in the U.S. Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our ADSs involves risks that are described in the “Risk factors” section beginning on page 17 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Public offering price	$	$

Underwriting discount(1)	$	$

Proceeds to Zai Lab Limited before expenses	$	$

(1)	See “Underwriting” for a detailed description of compensation payable to the underwriters.

The underwriters have the option to purchase up to an aggregate of 959,490 additional ADSs from us at the public offering price, less the underwriting discounts and commissions, for a period of 30 days after the date of this prospectus.

The underwriters expect to deliver the ADSs against payment to the purchasers on or about                 , 2018.

J.P. Morgan	Citigroup	Jefferies	Leerink Partners

The date of this prospectus is                , 2018.

We are responsible for the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any other information other than in, or incorporated by reference in, this prospectus, and we take no responsibility for, and the underwriters have not taken responsibility for, any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of its date.

We are incorporated in the Cayman Islands. Under the rules of the U.S. Securities and Exchange Commission, or SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not, and will not be, required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

For investors outside the United States: neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that

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purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

Industry and market data

Although we are responsible for all disclosure contained in this prospectus, in some cases we have relied on certain market and industry data obtained from third-party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications, government publications and third-party forecasts in conjunction with our assumptions about our markets. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Cautionary note regarding forward-looking statements” and “Risk factors” in this prospectus and in the documents incorporated by reference.

Trademarks and service marks

This prospectus and the documents incorporated by reference contain references to our trademarks and to trademarks belonging to other entities. We own or have rights to trademarks and service marks for use in connection with the operation of our business, including, but not limited to, ZAI LAB and .. All other trademarks or service marks appearing in this prospectus that are not identified as marks owned by us are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may be listed without the ®, (TM) and (sm) symbols, but we will assert, to the fullest extent under applicable law, our applicable rights in these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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Prospectus summary

This summary highlights information contained elsewhere and incorporated by reference in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our ADSs, you should read the entire prospectus carefully, including the section entitled “Risk factors” and the information in our filings with the SEC, incorporated by reference in this prospectus. Except where the context otherwise requires or where otherwise indicated, the terms “Company,” “Zai Lab,” “we,” “us” and “our” refer to Zai Lab Limited and its consolidated subsidiaries.

Overview of our business

We are an innovative biopharmaceutical company based in Shanghai focusing on discovering or licensing, developing and commercializing proprietary therapeutics that address areas of large unmet medical need in the China market, including in the fields of oncology, infectious and autoimmune diseases. As part of that effort, we have assembled a leadership team with global experience and an extensive track record in navigating the regulatory process to develop and commercialize innovative drugs first in China and increasingly, in the rest of the world. Our mission is to leverage our expertise and insight to address the expanding needs of Chinese patients in order to transform their lives and eventually utilize our China-based competencies to impact human health worldwide.

Furthermore, Zai Lab was built on the vision that, despite having a significant addressable market and sizable growth potential, China has historically lacked access to many innovative therapies available in other parts of the world and its drug development infrastructure has been underutilized. There remains the need to bring new and transformative therapies to China. In recent years, the Chinese government has focused on promoting local innovation through streamlining regulatory processes, improving drug quality standards and fostering a favorable environment, which we believe creates an attractive opportunity for the growth of China-based, innovation-focused companies.

We have assembled an innovative pipeline consisting of six clinical-stage drug candidates, in addition to other assets, through partnerships with global biopharmaceutical companies. This includes five clinical-stage assets targeting fast growing segments of China’s pharmaceutical market and a clinical-stage asset addressing a global unmet medical need. We believe that our leadership team’s extensive global drug development expertise, combined with our demonstrated understanding of the pharmaceutical industry, clinical resources and regulatory system in China, has provided us, and will continue to provide us, with opportunities to partner with global companies aiming to bring innovative products to market in China efficiently.

To date, we have in-licensed six clinical-stage drug candidates for development in China, Hong Kong, Macau and, in certain instances, Taiwan, Australia, New Zealand and other countries throughout Asia. Our clinical trial applications, or CTAs, for four of these drug candidates have been accepted as Category 1 drugs by China’s National Drug Administration, or CNDA (formerly known as the China Food and Drug Administration, or CFDA). This classification provides us with a competitive advantage as Category 1 drugs benefit from an expedited review of CTAs and new drug applications, or NDAs, as well as commercial benefits.

Our lead drug candidate ZL-2306, or niraparib, is an oral, once-daily small molecule PARP 1/2 inhibitor being developed and commercialized outside of China, Hong Kong and Macau by our partner, Tesaro. ZL-2306 has the potential to be a first-in-class drug for treatment across multiple solid tumor types in China, including ovarian and certain other types of cancer. In March 2017, niraparib received U.S. Food and Drug Administration, or FDA, marketing approval and in November 2017, it received European Commission European Medicines Agency, or EMA, marketing approval as a maintenance treatment for recurrent platinum-sensitive epithelial ovarian cancer. In April 2017, Tesaro commercially launched the product in the United States under the commercial name, Zejula®. Niraparib does not require BRCA mutation or other biomarker testing as is necessary for other approved PARP inhibitors. We believe ZL-2306 is uniquely suited for the China marketplace, where there is a large population with ovarian cancer. As niraparib has been approved both in the United States and the EU, we plan to commercialize ZL-2306 in Hong Kong in the fourth quarter of 2018, and in Macau thereafter. In China, our CTA for ZL-2306 has been approved as a Category 1 drug by the CNDA across all indications that we aim to pursue.

As part of our licensing strategy, we have obtained global development and commercialization rights for one of our clinical-stage drug candidates, through a partnership with Sanofi S.A., or Sanofi, and an additional pre-clinical drug candidate in the anti-inflammatory area. We intend to leverage our resources and competitive advantages in China, including our ability to access China’s large patient population and conduct efficient clinical trials, to rapidly and cost-effectively establish proof of concept for such candidates prior to pursuing further late-stage development for the global market.

We have built a premier, fully integrated drug discovery and development platform that aims to bring both in-licensed and internally-discovered medicines to patients in China and globally. Our in-house research and development team had previously been directly involved in the discovery and development of several innovative drug candidates at Hutchison Medi-Pharma, including fruquintinib and savolitinib. Our in-house research and development team focuses on the development of innovative therapeutics for the treatment of oncology and auto-immune diseases. We have collaborations with academic institutions in China, including Tsinghua University and Shanghai Institute of Materia Medica, to expand our in-house research projects. Our company has a leadership team with extensive pharmaceutical research, development and commercialization track records in both global and Chinese biopharmaceutical companies. We believe this team and our in-house discovery and development capabilities will enable us to achieve our long-term goal of commercializing our internally discovered innovative medicine for patients worldwide.

We are building our own commercial team to launch our portfolio of drug products. Part of our strategy to become a fully integrated biopharmaceutical company is the ability to produce both large and small molecule therapeutics under global standards, such as current good manufacturing practices, or cGMP. To this end, in the first half of 2017, we built a small molecule drug product facility capable of supporting clinical and commercial production, and in the first half of 2018, we completed construction of a large molecule facility capable of supporting clinical production of our drug candidates.

Since our founding, we have raised approximately $164.6 million in private equity financing. In September 2017, we completed our initial public offering in the United States and listed our ADSs on the Nasdaq Global Market. We raised approximately $157.7 million in net proceeds, after deducting underwriting discounts and commissions and the offering expenses payable by us, in our initial public offering. In addition, we have received government grants totaling approximately $3.7 million since our inception.

Our innovative clinical-stage pipeline

We have a broad pipeline of proprietary drug candidates that range from discovery stage to late-stage clinical programs. The following table summarizes our clinical-stage drug candidates and programs. These include five clinical-stage drug candidates with greater China rights and one clinical-stage drug candidate with global rights.

Our China rights clinical-stage drug candidates

Our five late-stage products with China rights focus on oncology and infectious diseases, two therapeutic areas where there is a large unmet need and lack of innovative treatment options in China. These drug candidates are:

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ZL-2306 is a highly potent and selective oral, small molecule PARP 1/2 inhibitor with the potential to be a first-in-class drug for treatment across multiple solid tumor types in China, including ovarian and certain types of lung cancers. We have licensed ZL-2306, or niraparib, from Tesaro, which in March 2017 received FDA marketing approval and in November 2017, received EMA marketing approval as Zejula® for maintenance treatment for women with recurrent platinum-sensitive epithelial ovarian cancer. Niraparib does not require BRCA mutation or other biomarker testing as is necessary for other approved PARP inhibitors. We believe ZL-2306 is uniquely suited for the China marketplace, where there is a large ovarian cancer population. Niraparib was commercially launched by Tesaro in the United States in April 2017. As niraparib has been approved both in the United States and the EU, we plan to commercialize ZL-2306 in Hong Kong in the fourth quarter of 2018 and in Macau thereafter. In China, our CTA for ZL-2306 has been approved as a Category 1 drug by the CNDA. We initiated the Phase III study of ZL-2306 in patients with recurrent platinum-sensitive ovarian cancer as a second-line maintenance therapy in September 2017. In May 2018, we completed enrollment ahead of schedule for our pharmacokinetics, or PK, study for Chinese patients with platinum-sensitive ovarian cancer, and in June 2018, we initiated the second Phase III study in patients with platinum-responsive ovarian cancer as a first-line maintenance therapy and dosed our first patient. These studies are similar in design to Tesaro’s clinical studies of niraparib in ovarian cancer. In July 2018, we also initiated a Phase III study in patients with platinum-responsive small cell lung cancer as maintenance therapy. In August 2018, we completed our PK study for Chinese patients with platinum-sensitive ovarian cancer, which demonstrated a comparable efficacy profile to studies in non-Chinese patients. We continue to explore ZL-2306 in patients with small cell lung cancer and gBRCA+ and triple negative breast cancer and squamous-type non-small cell lung cancer in China. In August 2018, we enrolled the first patient in our Phase III registration trial of ZL-2306 as a first-line maintenance therapy in small cell lung cancer in China. This will be the first clinical trial of ZL-2306 in this type of cancer. We are also exploring the combination potential of ZL-2306 with immuno-oncology therapy, targeted therapy and chemotherapy in the clinically relevant indications.

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ZL-2401 is a broad-spectrum antibiotic in a new class of tetracycline derivatives, known as aminomethylcyclines. We have licensed ZL-2401, or omadacycline, from Paratek Bermuda, Ltd., a subsidiary of Paratek Pharmaceuticals, Inc., or Paratek, which is primarily being developed for acute bacterial skin and skin structure infection, or ABSSSI, community-acquired bacterial pneumonia, or CABP, and urinary tract infections, or UTI. ZL-2401 is designed to overcome the two major mechanisms of tetracycline resistance, known as pump efflux and ribosome protection. Drugs competing with ZL-2401 are only available in IV formulation, but, if approved, ZL-2401 is expected to be available in both IV and once-daily oral formulations that makes the treatment convenient for patients. Paratek has reported the results of three pivotal Phase III studies of ZL-2401 in ABSSSI and CABP. All of these studies achieved their primary endpoints. In February 2018, Paratek submitted an NDA with the FDA, and in August 2018, the Antimicrobials Drug Advisory Committee of the FDA recommended approval of omadacycline for ABSSSI and CABP. The Prescription Drug User Fee Act, or PDUFA, date for both NDAs will be in early October 2018. We have completed the technology transfer with Paratek for aspects such as manufacturing know-how and IV and oral formulations and engaged in discussions with the CNDA and key opinion leaders on our planned China development strategy in preparation for our NDA filing in China. In July 2018, we received CTA approval from the CNDA. We expect to initiate a bioequivalence and PK bridging study in China to demonstrate comparability in the PK profile of Chinese patients administered with ZL-2401 to non-Chinese patients, in preparation for our NDA submission in China. This program is expected to start in the fourth quarter of 2018.

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FPA144 is a humanized monoclonal antibody (IgG1 isotype) specific to the human fibroblast growth factor receptor 2b, or FGFR2b, in clinical development as a targeted immuno-therapy for tumors that overexpress FGFR2b, including gastric and gastroesophageal cancer. China has one of the highest incidence rates of gastric cancer in the world, with approximately 680,000 new cases annually. Zai Lab has licensed FPA144, or Bemarituzumab, from Five Prime as part of a global strategic collaboration. In clinical studies conducted by Five Prime, FPA144 has demonstrated good tolerability and efficacy profiles in late-line gastric patients as a monotherapy. The randomized, controlled Phase III portion of the trial evaluating FPA144 in combination with a modified chemotherapy regimen is expected to start in the fourth quarter of 2018 and will serve as a global registrational study for the treatment of front-line gastric and gastroesophageal cancers. In May 2018, we received CTA approval from the CNDA to enroll Chinese patients in the FPA144 global registrational study. Zai Lab will manage the China portion of this global Phase III study and plans to contribute a significant number of patients from China to this Phase III study.

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ETX2514 is a novel beta-lactamase inhibitor. Zai Lab has licensed ETX2514 from Entasis Therapeutics, or Entasis, as part of a global strategic collaboration. ETX2514 restores activity of beta-lactams against Class A, C, and D beta-lactamases. Entasis is developing ETX2514 as ETX2514SUL, a fixed combination of ETX2514 and sulbactam, as the leading indication for Acinetobacter baumannii bacterial infections. Acinetobacter infections occur predominantly in the hospital setting; the pathogen is often multi-drug resistant, or MDR, and has become extremely difficult to treat. The microbiologic efficacy of the combined ETX2514 and sulbactam was demonstrated in large studies of well-characterized MDR Acinetobacter isolates from diverse regions, including Asia. The FDA has granted ETX2514SUL Qualified Infectious Disease Product, or QIDP, status as well as Fast Track and Priority Review status. Entasis has completed a Phase II cUTI trial in 2018 and plans to initiate a pivotal Phase III study in MDR Acinetobacter pneumonia and bloodstream infections in 2019, which will serve as a global registrational study. Zai Lab will manage the China portion of this global Phase III study and plans to contribute a significant number of patients from China to this Phase III study. We plan to initiate patient dosing in the Asia-Pacific portion of the Phase III global registration trial of ETX2514 for MDR Acinetobacter pneumonia and bloodstream infections in 2019.

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ZL-2301 is an oral, small molecule dual target tyrosine kinase inhibitor, or TKI, that blocks both vascular endothelial growth factor receptor, or VEGFR, and fibroblast growth factor receptor, or FGFR. ZL-2301, or brivanib, was studied by our partner Bristol-Myers Squibb as brivanib and mainly for the treatment of hepatocellular carcinoma, or HCC, the most common type of liver cancer. In those trials, brivanib demonstrated anti-tumor activity and a generally well-established safety profile in HCC patients. In 2012, Bristol-Myers Squibb terminated its development program of brivanib after it missed the primary endpoints in two Phase III trials with advanced HCC patients. Based on our review of the results from Bristol-Myers Squibb’s development program for brivanib, our understanding of the etiology and current standard of care of HCC in Chinese patients and our ongoing research, we believe that ZL-2301 has the potential to be an effective treatment option for Chinese HCC patients and merits further clinical trials. The CNDA has approved our CTA for ZL-2301 as a Category 1 drug, and in the second quarter of 2017 we initiated a Phase II trial of ZL-2301 as a second-line treatment for advanced HCC patients in China. The recruitment for the Phase II study has been completed and the study is ongoing. Preliminary anti-tumor activity has been observed with second-line HCC patients treated with ZL-2301. The safety profile to date appears to be tolerable and manageable in general. Pending the results of this Phase II study, a Phase III clinical trial in second-line HCC patients is anticipated to start in the second half of 2018.

For our late-stage oncology drug candidates with greater China rights, our near-term development plan focuses on specific patient segments. These segments have an estimated annual incidence of nearly 900,000 patients in China. We expect that the commercial success of our products will be driven by their differentiated clinical profiles, efficacy in Chinese patients and ability to provide clinical benefits over existing standards of care in a market where targeted therapies are either unavailable or less utilized relative to more developed markets.

Within our anti-infective portfolio, we believe that our two novel antibiotics, ZL-2401 and ETX2514, will address significant unmet needs. With ZL-2401, we have the chance to introduce into China a new broad-spectrum antibiotic with excellent activity not only against common Gram-positive and Gram-negative bacteria, but also against several MDR pathogens. The profile of ZL-2401 includes MRSA, penicillin- and macrolide-resistant streptococci, enterococci and ESBL-E. coli isolates. In addition, the availability of an IV and oral formulation allows step-down treatment of infections in the hospital and continued oral therapy in the ambulatory care setting. With respect to ETX2514, Zai Lab is, in collaboration with its partner, focusing on the combination with sulbactam, which we believe provides unique and specific bactericidal activity against Acinetobacter baumannii spp., a difficult-to-treat pathogen associated with high mortality that is more prevalent in China than most other countries. The prevalent overuse of antibiotics, evolution of resistant bacteria and state of current treatment practices are expected to lead to an increase in drug-resistant infection rates. In 2013, total antibiotic usage in China accounted for about half of the global antibiotic usage, with a per-capita use of antibiotics being more than five times that in Europe and the United States. In 2015, the estimated incidence for ABSSSI and CABP was 2.8 million patients and 16.5 million patients, respectively, in China alone. In 2016, based on a national survey of over 1,300 hospitals in China, there were approximately 210,000 Acinetobacter baumannii infections. Due to the high rates of multidrug-resistant infections, the Chinese government has identified the goal of developing one to two innovative anti-infective drugs by 2020.

In addition to mainland China, we intend to seek registration and commercialization of the above drug candidates in all areas where we have applicable rights. Notably in Hong Kong and Macau, products with existing approvals by the FDA, EMA or a comparable regulatory agency are eligible for an expedited registration process that does not require conducting local clinical trials. In the case of ZL-2306, we intend to pursue expedited registration and expect to launch and commercialize ZL-2306 in Hong Kong in the fourth quarter of 2018 and in Macau thereafter.

While the overall patient population in Hong Kong and Macau is smaller compared to that of China, they are higher income markets with developed medical infrastructure, widely available private insurance and proven capacity to pay for advanced therapeutics. In addition to local patients, there is a significant opportunity to provide treatment for medical tourists from China, who visit these regions in order to access high-end cancer treatment, including prescription drugs which may not be available in mainland China.

Our global rights clinical-stage drug candidate

Our primary drug candidate for which we retain global rights is:

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ZL-2302 is a multi-targeted TKI with activity against anaplastic lymphoma kinase, or ALK, mutations and is being developed for the treatment of patients with non-small cell lung cancer who have ALK mutations and who have developed crizotinib resistance and/or brain metastasis. We licensed the exclusive worldwide rights to ZL-2302 from Sanofi in 2015. Our preclinical studies demonstrated that ZL-2302 has ability to penetrate the blood-brain barrier, which could make ZL-2302 an effective therapy for a subset of patients who have non-small cell lung cancer with ALK mutations and brain metastasis. Such patients typically have limited treatment options, poor prognosis and low quality of life. Our CTA for ZL-2302 has been accepted as a Category 1 drug and has been approved for clinical study by the CNDA, and we are currently in the process of preparing for Phase I clinical trials in China. In the fourth quarter of 2018, we plan to initiate Phase I clinical trials for ZL-2302 in China for the treatment of patients with non-small cell lung cancer who have ALK mutations and developed crizotinib resistance and/or brain metastasis.

Our internal discovery programs

Our in-house research and development team focuses on the development of innovative therapeutics for the treatment of oncology and auto-immune diseases. Our team members have been directly involved in the discovery, development and commercialization of several successful global drug launches, including fruquintinib and savolitinib while these two compounds were at Hutchison Medi-Pharma. We have collaborations with leading academic institutions in China, such as Tsinghua University and Shanghai Institute of Materia Medica, to support our in-house research projects. We have identified immune-oncology candidates that are currently under preclinical development.

Recent developments

As announced on August 24, 2018, we have decided to discontinue the development of ZL-3101, or Fugan, for the treatment of atopic dermatitis. This decision was made based on the top-line results of a Phase IIA trial of ZL-3101 in patients with mild to moderate subacute eczema. Although the study showed that topical ZL-3101 was safe and well-tolerated, the treatment showed no difference compared to placebo in the primary efficacy endpoint, a change in the Eczema Area and Severity Index score at day 21.

As part of our strategy, from time to time, we evaluate partnership opportunities and may, in the future, make acquisitions of, or investments in, companies that we believe have products or capabilities that are a strategic or commercial fit with our current drug candidates and business or otherwise offer opportunities for our company.

Our industry and competition

Our industry is highly competitive and subject to rapid and significant change. While we believe that our leadership team’s research, development and commercialization experience, along with our expertise in navigating the regulatory environment in China and globally, provides us with competitive advantages, we face competition from global and China-based biopharmaceutical companies, including specialty pharmaceutical companies, generic drug companies, biologics drug companies, academic institutions, government agencies and research institutions. For our global product candidates, we expect to face competition from a broad range of global and local pharmaceutical companies. Many of our competitors have significantly greater financial, technical and human resources than we have, and mergers and acquisitions in the biopharmaceutical industry may result in even more resources being concentrated among a smaller number of our competitors. Our commercial opportunity could be reduced or eliminated if our competitors develop or market products or other novel therapies that are more effective, safer or less costly than our current or future drug candidates or if they obtain regulatory approval for their products more rapidly than we may obtain approval for our drug candidates.

Evolution of China’s emerging innovative pharmaceutical market

China’s pharmaceutical market is the second largest pharmaceutical market in the world and is projected to grow from $115 billion in 2016 to $160 billion by 2021 and $237 billion by 2026, according to BMI Research. This growth is driven by strong fundamental demand for therapeutic treatments and the Chinese government’s focus on providing better quality care to patients including by encouraging greater usage of innovative drugs. We believe that the significant market opportunities for innovative therapies in the China market are due to several trends, including demographics and disease incidence, improving access to healthcare, increasing affordability and demand for healthcare and focusing on innovation.

Historically, China’s pharmaceutical market was dominated by mature and generic products. In recent years, the Chinese government has focused on promoting innovation, especially in areas of high unmet medical need through streamlining regulatory processes, improving drug quality standards and fostering a favorable environment for innovation. Going forward, innovative patented therapeutics are projected to grow at over 10% annually until 2020, which is expected to surpass the growth rate of generic products.

Our regulatory landscape

PRC regulation of pharmaceutical product development and approval

Since China’s entry into the World Trade Organization in 2001, the People’s Republic of China, or PRC, government has made significant efforts to standardize regulations, develop its pharmaceutical regulatory system and strengthen intellectual property protection.

In 2017, the drug regulatory system entered a new and significant period of reform. The State Council and the China Communist Party jointly issued the Opinion on Deepening the Reform of the Regulatory Approval System to Encourage Innovation in Drugs and Medical Devices, or the Innovation Opinion, which is a mandatory plan to further the reform of the review and approval system and encourage the innovation of drugs and medical devices. The expedited programs and other advantages under this and other recent reforms encourage drug manufacturers to seek market approval in China first, manufacture domestically and develop drugs in high priority disease areas, such as oncology.

To implement the regulatory reform introduced by the Innovation Opinion, the CNDA is currently revising the fundamental laws, regulations and rules regulating pharmaceutical products and the industry, which includes the two framework laws known as the PRC Administrative Measures for Drug Registration and the PRC Drug Administration Law, or DAL.

However, as of August 2018, the implementing regulations for many of the other reforms in the Innovation Opinion have not yet been promulgated, and therefore, the details in the implementation of the regulatory changes remain uncertain in some respects.

Regulatory authorities

In the PRC, the newly formed China National Drug Administration, or CNDA, is the authority under the State Administration for Market Regulation that monitors and supervises the administration of pharmaceutical products, medical devices, and cosmetics. The CNDA was established in March 2018 as part of the institutional reform of the State Council. Predecessors of the CNDA include the former China Food and Drug Administration, or the CFDA, that was established in March 2013, the State Food and Drug Administration, or the SFDA, that was established in March 2003 and the previous State Drug Administration, that was established in August 1998. The primary responsibilities of the current CNDA include:

•	monitoring and supervising the administration of pharmaceutical products, medical devices, as well as cosmetics in the PRC;

•	formulating administrative rules and policies concerning the supervision and administration of the pharmaceutical, medical device, and cosmetics industry;

•	regulating non-clinical studies and clinical trials for pharmaceutical products;

•	evaluating, registering and approving of new drugs, generic drugs, imported drugs and traditional Chinese medicine, or TCM;

•

approving and issuing permits for the manufacture and export/import of pharmaceutical products and medical devices and approving the establishment of enterprises to be engaged in the manufacture and distribution of pharmaceutical products and medical devices; and

•	examining and evaluating the safety of pharmaceutical products, medical devices, and cosmetics and handling significant accidents involving these products.

The National Health and Family Planning Commission, or NHFPC, was rebranded as the National Health Commission, or NHC. The NHC is an authority at the ministerial level under the State Council and is primarily responsible for national public health. The NHC combines the former NHFPC, the Leading Group Overseeing Medical and Healthcare Reform under the State Council, the China National Working Commission on Aging, partial responsibilities of the Ministry of Industry and Information Technology in relation to tobacco control, and partial responsibilities from the State Administration of Work Safety in relation to occupational safety. The predecessor of NHFPC is the Ministry of Health, or MOH. Following the establishment of the former State Food and Drug Administration (SFDA) in 2003, the MOH was put in charge of the overall administration of the national health in the PRC excluding the pharmaceutical industry. The MOH performs a variety of tasks in relation to the health industry such as establishing medical institutes and enacting professional codes of ethics for public medical personnel. The MOH is also responsible for overseas affairs, such as dealings with overseas companies and governments.

As of August 2018, the details in the implementation of the changes by the regulatory authorities are still under development and remain uncertain in some respects. The Chinese government expects to complete the restructuring at the state level by the end of 2018. The provincial governments must submit proposals for organizational changes or final appointments by September 2018, with the goal to complete provincial restructuring by the end of 2018 as well. Municipal and county level authorities will aim to complete their restructuring by the first quarter of 2019.

The advantages of being a China-based, innovation-focused biopharmaceutical platform

China has undertaken significant efforts to encourage innovation and stimulate greater productivity in its economy to enhance the competitive landscape of the domestic pharmaceutical market, with incentives which include grants and tax incentives supporting greater investment and global talent recruitment. We expect that this multi-pronged approach will support the emergence of innovative, globally competitive China-based biopharmaceutical companies.

Some of the key advantages of being a fully integrated, China-based and innovation-focused biopharmaceutical development and manufacturing platform include:

•	accelerated time to market;

•	market exclusivity for up to five years for Category 1 drugs;

•	customized development programs which are tailored to Chinese patients’ specific unmet medical needs, and higher efficiency in executing clinical development programs; and

•	benefits in commercialization of innovative therapies.

For more detail on the regulatory landscape that we face, please see the section of our Annual Report on Form 20-F for the year ended December 31, 2017, or the 2017 Annual Report, which is incorporated by reference herein, titled “Item 4—Information of the Company—A. History and Development of the Company—Regulation.”

Our vision and strategy

Our vision is to become a leading global innovative biopharmaceutical company based in China and deliver transformative medicines to patients in China and around the world. We intend to utilize our strengths to pursue the following strategies:

•

Rapidly advance and commercialize our in-licensed late-stage clinical drug candidates. We have built a broad and sustainable drug pipeline for the greater China and global market and will focus on rapidly advancing and commercializing our in-licensed drug candidates.

•

Capitalize on our location in China, our leadership team’s domestic and international drug development experience and our track record of licensing to further solidify our position as a strategic gateway partner into China for biopharmaceutical companies outside of China. We believe the combination of our leadership team’s experience and knowledge, the changing regulatory landscape in China, our manufacturing capabilities, the commercial capabilities we are developing and the global pharmaceutical industry’s current approach to the China market makes us an ideal gateway partner for global biopharmaceutical companies seeking to access the China market.

•

Continue to license promising programs for global rights. We have a track record of in-licensing the global rights of drug candidates from leading global biopharmaceutical companies, such as Sanofi. We will continue to seek new in-licensing opportunities which grant us the global rights for differentiated drug candidates for which we can utilize the advantages of development in China to establish proof of concept prior to pursuing further late-stage development for the global market.

•

Build a fully integrated platform with drug discovery, development, manufacturing and commercialization capabilities in China and expand globally. We will continue to execute our strategy to become a fully integrated biopharmaceutical company in China serving the global market. By focusing on developing and commercializing our late-stage in-licensed drug candidates in parallel with expanding our earlier-stage internal research and discovery capabilities, we believe we can rapidly establish a fully integrated manufacturing and commercialization platform.

•

Leverage our senior leadership team’s experience. Our leadership team has extensive experience in the pharmaceutical industry in the United States and China and is led by our Chief Executive Officer, Samantha Du, Ph.D., who is widely recognized as a leading figure in the China biotech industry.

Risks associated with our business

There are a number of risks that you should understand before making an investment decision regarding this offering. These risks are discussed more fully in the section entitled “Risk factors” following this prospectus summary. These risks include, but are not limited to:

•

we have incurred significant losses since our inception, including a net loss of $50.4 million and $41.5 million for the year ended December 31, 2017 and the six months ended June 30, 2018, respectively, and anticipate that we will continue to incur losses in the future and may never achieve or maintain profitability.

•

even if we consummate this offering, we will likely need substantial additional funding for our drug development programs and commercialization efforts, which may not be available on acceptable terms, or at all. If we are unable to raise capital on acceptable terms when needed, we could incur losses or be forced to delay, reduce or terminate such efforts.

•

the results of our studies and clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. Initial success in our ongoing clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials.

•	we have a very limited operating history, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

•

all of our drug candidates are still in development. If we are unable to obtain regulatory approval and ultimately commercialize our drug candidates or experience significant delays in doing so, our business, financial condition, results of operations and prospects will be materially adversely harmed.

•

if we breach our license or other intellectual property-related agreements for our drug candidates or otherwise experience disruptions to our business relationships with our licensors, we could lose the ability to continue the development and commercialization of our drug candidates.

•	our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

•

in addition to in-licensing or acquiring drug candidates, we may engage in future business acquisitions that could disrupt our business, cause dilution to our ADS holders and harm our financial condition and operating results.

•

pharmaceutical companies in China are required to comply with extensive regulations and hold a number of permits and licenses to carry on their business. Our ability to obtain and maintain these regulatory approvals is uncertain, and future government regulation may place additional burdens on our efforts to commercialize our drug candidates.

•

we depend on our licensors or patent owners of our in-licensed patent rights to prosecute and maintain patents and patent applications that are material to our business. Any failure by our licensors or such patent owners to effectively protect these patent rights could adversely impact our business and operations.

•

the PRC’s economic, political and social conditions, as well as governmental policies, could affect the business environment and financial markets in China, our ability to operate our business, our liquidity and our access to capital.

•

as a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and Nasdaq Global Market corporate governance rules and are permitted to file less information with the SEC, than U.S. companies, which may limit the information available to holders of the ADSs.

Corporate information

Our company was founded in the Cayman Islands on March 28, 2013 as an exempted company with limited liability under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands. Our principal executive offices are located at 4560 Jinke Road, Bldg. 1, 4F, Pudong, Shanghai, China 201210. Our telephone number at that address is +86 21 6163 2588. The address of our registered office in the Cayman Islands is Harbour Place 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Grand Cayman KY1-1106, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 10 E. 40th Street, 10th Floor, New York, NY 10016. Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website address is www.zailaboratory.com. Our website and the information contained on or accessible through our website does not constitute a part of this prospectus.

The chart below shows our principal subsidiaries as of June 30, 2018:

Employees

As of June 30, 2018, we had 182 full-time employees, including a total of 37 employees with M.D. or Ph.D. degrees. Of our workforce, 155 employees are engaged in research and development. None of our employees are represented by labor unions or covered by collective bargaining agreements.

Implications of being an emerging growth company and a foreign private issuer

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year as of the filing date of the registration statement of which this prospectus forms a part, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. We would cease to be an emerging growth company upon the earliest to occur of (1) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the issuance, in any three-year period, by our company of more than $1.07 billion in non-convertible debt securities; and (4) December 31, 2022.

For so long as we remain an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•

the ability to include only two years of audited financial statements in addition to any required interim financial statements and correspondingly reduced disclosure in management’s discussion and analysis of financial condition and results of operations in the registration statement for the offering of which this prospectus forms a part; and

•

to the extent that we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (2) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We report under the Exchange Act, as a non-U.S. company with foreign private issuer status. As a foreign private issuer, we may take advantage of certain provisions in the Nasdaq listing rules that allow us to follow Cayman Islands law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•	Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosures of material information by issuers.

We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States or (3) our business is administered principally in the United States.

The offering

ADSs offered by us	6,396,600 of ADSs.

Underwriters’ option to purchase additional ADSs	The underwriters have an option for a period of 30 days after the date of this prospectus to purchase up to an additional 959,490 ADSs.

ADSs to be outstanding immediately after completion of this offering	17,959,569 ADSs (18,919,059 ADSs if the underwriters exercise their option to purchase additional ADSs in full).

Ordinary shares to be outstanding immediately after completion of this offering	57,002,503 ordinary shares (57,961,993 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full). Immediately after completion of this offering and assuming the underwriters do not exercise their option to purchase additional ADSs, approximately 31.5% of our ordinary shares represented by ADSs will be held by our public shareholders.

The ADSs	Each ADS represents one ordinary share, par value $0.00006 per share. The ADSs may be evidenced by ADRs.

The depositary will hold the ordinary shares underlying your ADSs, and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and the holders and beneficial owners of ADSs.

If we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

You may turn in your ADSs to the depositary for cancellation and receipt of the corresponding ordinary shares. The depositary will charge you fees for the cancellation of ADSs and delivery of the corresponding ordinary shares.

We may amend or terminate the deposit agreement without your consent. If an amendment becomes effective and you continue to hold your ADSs, you will be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read “Description of American depositary shares” in this prospectus. You should also read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Depositary	Citibank, N.A.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $140.3 million, or approximately $161.5 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering to advance the clinical development of our multiple drug candidates and for additional business development activity and for working capital and other general corporate purposes. See “Use of proceeds” for additional information.

Dividend policy	We do not expect to pay any dividends on our ADSs in the foreseeable future.

Risk factors	Investing in the ADSs involves a high degree of risk. You should read the “Risk factors” section of this prospectus and in the documents incorporated by reference for a discussion of factors to consider carefully before deciding to invest in our ADSs.

Nasdaq Global Market trading symbol	ZLAB

The number of ADSs outstanding after this offering is based on 11,562,969 ADSs outstanding as of June 30, 2018.

The number of ordinary shares outstanding after this offering is based on 50,605,903 ordinary shares outstanding as of June 30, 2018, but excludes:

•

6,431,411 ordinary shares issuable upon the exercise of options outstanding as of June 30, 2018 pursuant to our 2015 Omnibus Equity Incentive Plan (the “2015 Plan”) at a weighted-average exercise price of $1.01 per share; and

•	2,013,329 ordinary shares reserved for future issuance under our 2017 Equity Incentive Plan (the “2017 Equity Plan”).

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase a maximum of 959,490 additional ADSs from us in this offering at the public offering price, less the underwriting discounts and commissions.

Our summary consolidated financial data

You should read the following summary consolidated financial data together with the section titled “Item 5—Operating and Financial Review and Prospects” and our consolidated financial statements and related notes included in our Annual Report on Form 20-F for the year ended December 31, 2017, or the 2017 Annual Report, and our Form 6-K dated as of August 30, 2018, or the Form 6-K, which are incorporated by reference into this prospectus. We have derived the consolidated statement of operations data for the years ended December 31, 2017, 2016 and 2015 from our audited consolidated financial statements included in our 2017 Annual Report. Our consolidated financial statements incorporated by reference in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. We have derived the summary consolidated statement of operations data for the six months ended June 30, 2018 and 2017 and the summary consolidated balance sheet data as of June 30, 2018 from our unaudited condensed interim consolidated financial statements included in our Form 6-K. The unaudited condensed interim consolidated financial statements reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for the fair presentation of the financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and interim results are not necessarily indicative of results to be expected for the full year or any other period.

	Year ended December 31,			Six Months Ended June 30,
	2017	2016	2015	2018	2017
		(in thousands, except share and per share data)
Research and development expenses	$(39,342)	$(32,149)	$(13,587)	$(34,632)	$(20,874)
General and administrative expenses	(12,049)	(6,380)	(2,762)	(6,364)	(4,041)

Loss from operations	(51,391)	(38,529)	(16,349)	(40,996)	(24,915)
Interest income	527	403	5	408	286
Fair value of warrants	200	(1,920)	(1,980)	—	200
Other income	933	2,534	341	453	11
Other expense	(403)	—	(39)	(1,149)	(1)

Loss before income taxes and share of loss from equity method investment	(50,134)	(37,512)	(18,022)	(41,284)	(24,419)
Income tax expense	—	—	—	—	—
Share of loss from equity method investment	(250)	—	—	(206)	—

Net loss	$(50,384)	$(37,512)	$(18,022)	$(41,490)	$(24,419)
Weighted-average shares used in calculating net loss per ordinary share, basic and diluted(1)	21,752,757	9,439,028	8,693,655	50,041,670	10,630,041

Net loss per share, basic and diluted(1)	(2.32)	(3.97)	(2.07)	(0.83)	(2.30)

(1)	See Note 2 within our notes to our financial statements appearing in our 2017 Annual Report for a description of the method used to calculate basic and diluted net loss per share of ordinary shares.

	Year ended December 31,		As of June 30, 2018
	2017	2016	Actual	As Adjusted(1)
	(in thousands, except share and per share data)

Balance sheet data:
Cash and cash equivalents	$229,660	$83,949	$127,715	$268,045
Short-term investment(2)	$—	$—	$50,000	$50,000
Total assets	$249,634	$88,907	$210,812	$351,142
Total shareholders’ equity (deficits)	$235,171	$(51,552)	$198,931	$339,261
Total current liabilities	$12,069	$5,173	$10,259	$10,259
Total non-current liabilities	$2,394	$778	$1,622	$1,622

(1)	The as adjusted data reflects the sale by us of 6,396,600 ADSs in this offering based on an assumed public offering price of $23.45 per ADS, the last reported sale price of our ADSs on the Nasdaq Global Market on August 30, 2018, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)	The short-term investment consists of $50 million of fixed-interest time deposit with an original maturity of twelve months.

Risk factors

Investing in our ADSs involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, or incorporated by reference, including our consolidated financial statements and related notes appearing in our 2017 Annual Report, which is incorporated by reference herein its entirety, before deciding to invest in our ADSs. If any of the following risks actually occurs, our business, prospects, operating results and financial condition could suffer materially, the trading price of our ADSs could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks related to our financial position and need for additional capital

We have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future and may never achieve or maintain profitability.

We are a clinical-stage biopharmaceutical company with a limited operating history. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that a drug candidate will fail to gain regulatory approval or become commercially viable. To date, we have financed our activities primarily through private placements and our initial public offering in September 2017. We have not generated any revenue from product sales to date, and we continue to incur significant development and other expenses related to our ongoing operations. As a result, we are not profitable and have incurred losses in each period since our inception in 2014. For the two years ended December 31, 2017 and 2016 and for the six months ended June 30, 2018, we reported a net loss of $50.4 million, $37.5 million and $40.2 million respectively.

We expect to continue to incur losses in the foreseeable future, and we expect these losses to increase as we:

•	continue our development and commence clinical trials of our drug candidates;

•	seek regulatory approvals for our drug candidates that successfully complete clinical trials;

•	commercialize any of our drug candidates for which we may obtain marketing approval;

•	complete construction of and maintain our manufacturing facilities;

•	hire additional clinical, operational, financial, quality control and scientific personnel;

•	establish a sales, marketing and commercialization infrastructure for any products that obtain regulatory approval;

•	seek to identify additional drug candidates;

•	obtain, maintain, expand and protect our intellectual property portfolio;

•	enforce and defend intellectual property-related claims; and

•	acquire or in-license other intellectual property, drug candidates and technologies.

To become and remain profitable, we must develop and eventually commercialize drug candidates with significant market potential. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of our drug candidates, obtaining marketing approval for these drug candidates, manufacturing, marketing and selling those drug candidates for which we may obtain marketing approval and satisfying any post-marketing requirements. We may never succeed in any or all of these activities and, even if we do, we may never generate revenues that are significant or large enough to achieve profitability. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. A decline in the value of our company also could cause you to lose all or part of your investment.

Even if we consummate this offering, we will likely need substantial additional funding for our drug development programs and commercialization efforts, which may not be available on acceptable terms, or at all. If we are unable to raise capital on acceptable terms when needed, we could incur losses or be forced to delay, reduce or terminate such efforts.

To date, we have financed our activities primarily through private placements and our initial public offering in September 2017. Through June 30, 2018, we have raised $322.3 million in equity financing, including $157.7 million in net proceeds from our initial public offering. Our operations have consumed substantial amounts of cash since inception. The net cash used in our operating activities was $41.8 million, $32.4 million and $32.2 million for the six months ended June 30, 2018 and the years ended December 31, 2017 and 2016, respectively. We expect our expenses to increase significantly in connection with our ongoing activities, particularly as we advance the clinical development of our six clinical-stage drug candidates and continue research and development of our preclinical-stage drug candidates and initiate additional clinical trials of, and seek regulatory approval for, these and other future drug candidates. In addition, if we obtain regulatory approval for any of our drug candidates, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. In particular, the costs that may be required for the manufacture of any drug candidate that receives regulatory approval may be substantial as we may have to modify or increase the production capacity at our current manufacturing facilities or contract with third-party manufacturers. We have, and may continue to, incur expenses as we create additional infrastructure to support our operations as a U.S. public company. Accordingly, we will likely need to obtain substantial additional funding in connection with our continuing operations through public or private equity offerings, debt financing, collaborations or licensing arrangements or other sources. If we are unable to raise capital when needed or on acceptable terms, we could incur losses and be forced to delay, reduce or terminate our research and development programs or any future commercialization efforts.

We believe our cash and cash equivalents and short-term investment as of June 30, 2018 will enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. Our future capital requirements will depend on many factors, including:

•	the number and development requirements of the drug candidates we pursue;

•	the scope, progress, timing, results and costs of researching and developing our drug candidates, and conducting pre-clinical and clinical trials;

•	the cost, timing and outcome of regulatory review of our drug candidates;

•	the cost and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our drug candidates for which we receive regulatory approval;

•	the cash received, if any, from commercial sales of any drug candidates for which we receive regulatory approval;

•	our ability to establish and maintain strategic partnerships, collaboration, licensing or other arrangement and the financial terms of such arrangements;

•

the cost, timing and outcome of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property related claims;

•	the extent to which we acquire or in-license other drug candidates and technologies;

•	out headcount growth and associated costs; and

•	the costs of operating as a public company in the United States.

Raising additional capital may cause dilution to our shareholders, restrict our operations or require us to relinquish rights to our technologies or drug candidates.

Identifying and acquiring rights to develop potential drug candidates and conducting pre-clinical testing and clinical trials is a time-consuming, expensive and uncertain process that may take years to complete, and our commercial revenue, if any, will be derived from sales of drug candidates that we do not expect to be commercially available until we receive regulatory approval, if at all. We may never generate the necessary data or results required to obtain regulatory approval and achieve product sales, and even if one or more of our drug candidates is approved, they may not achieve commercial success. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all.

We may seek additional funding through a combination of equity offerings, debt financings, collaborations, licensing arrangements, strategic alliances and marketing or distribution arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect rights of our security holders, including holders of our ADSs. The incurrence of additional indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations and could also result in certain additional restrictive covenants, such as limitations on our ability to incur additional debt or issue additional equity, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. In addition, issuance of additional equity securities, or the possibility of such issuance, may cause the market price of our ADSs to decline. In the event that we enter into collaborations or licensing arrangements to raise capital, we may be required to accept unfavorable terms, including relinquishing or licensing to a third party on unfavorable terms our rights to technologies or drug candidates that we otherwise would seek to develop or commercialize ourselves or potentially reserve for future potential arrangements when we might be able to achieve more favorable terms.

Risks related to our business and industry

We have a very limited operating history, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We commenced our operations in 2014. Our operations to date have been limited to organizing and staffing our company, identifying potential partnerships and drug candidates, acquiring product and technology rights, and conducting research and development activities for our drug candidates. We have not yet demonstrated the ability to successfully complete large-scale, pivotal clinical trials. We have also not yet obtained regulatory approval for, or demonstrated an ability to manufacture or commercialize, any of our drug candidates. Consequently, any predictions about our future success, performance or viability may not be as accurate as they could be if we had a longer operating history and/or approved products on the market.

Our limited operating history, particularly in light of the rapidly evolving drug research and development industry in which we operate, may make it difficult to evaluate our current business and prospects for future performance. Our short history makes any assessment of our future performance or viability subject to significant uncertainty. We will encounter risks and difficulties frequently experienced by early-stage companies in rapidly evolving fields as we seek to transition to a company capable of supporting commercial activities. In addition, as a new business, we may be more likely to encounter unforeseen expenses, difficulties, complications and delays due to limited experience. If we do not address these risks and difficulties successfully, our business will suffer.

All of our drug candidates are still in development. If we are unable to obtain regulatory approval and ultimately commercialize our drug candidates or experience significant delays in doing so, our business, financial condition, results of operations and prospects will be materially adversely harmed.

All of our drug candidates are still in development. Six of our drug candidates are in clinical development and various others are in pre-clinical development. Our ability to generate revenue from our drug candidates is dependent on their receipt of regulatory approval and successfully commercializing such products, which may never occur. Each of our drug candidates will require additional pre-clinical and/or clinical development, regulatory approval in multiple jurisdictions, development of manufacturing supply and capacity, substantial investment and significant marketing efforts before we generate any revenue from product sales. The success of our drug candidates will depend on several factors, including the following:

•	successful completion of pre-clinical and/or clinical studies;

•	successful enrollment in, and completion of, clinical trials;

•	receipt of regulatory approvals from applicable regulatory authorities for planned clinical trials, future clinical trials or drug registrations, manufacturing and commercialization;

•	successful completion of all safety studies required to obtain regulatory approval in China, the United States and other jurisdictions for our drug candidates;

•	adapting our commercial manufacturing capabilities to the specifications for our drug candidates for clinical supply and commercial manufacturing;

•	making and maintain arrangements with third-party manufacturers;

•	obtaining and maintaining patent, trade secret and other intellectual property protection and/or regulatory exclusivity for our drug candidates;

•	launching commercial sales of our drug candidates, if and when approved, whether alone or in collaboration with others;

•	acceptance of the drug candidates, if and when approved, by patients, the medical community and third-party payors;

•	effectively competing with other therapies and alternative drugs;

•	obtaining and maintaining healthcare coverage and adequate reimbursement;

•	successfully enforcing and defending intellectual property rights and claims; and

•	maintaining a continued acceptable safety profile of the drug candidates following regulatory approval.

The success of our business is dependent upon our ability to develop and commercialize our clinical-stage drug candidates, particularly ZL-2306 (niraparib). Our licensor, Tesaro, obtained FDA marketing approval for niraparib in March 2017 and in November 2017, it received European Union marketing approval as maintenance treatment for recurrent platinum-sensitive epithelial ovarian cancer. As ZL-2306 has been approved both in the United States and European Union, we plan to commercialize ZL-2306 in Hong Kong in the fourth quarter of 2018 and in Macau thereafter. For ZL-2401, we have completed the technology transfer with Paratek for aspects such as manufacturing know-how and IV and oral formulations and engaged in discussions with the CNDA and key opinion leaders on our planned China development strategy in preparation for our NDA filing with the CNDA. We initiated a Phase II trial in advanced HCC patients in China to investigate ZL-2301’s optimal treatment schedule and dosage as a second-line treatment in the second quarter of 2017. The recruitment for the Phase II study has been completed and the study is ongoing. As a result, our business is substantially dependent on our ability to complete the development of, obtain regulatory approval for, and successfully commercialize our drug candidates in a timely manner.

We cannot commercialize drug candidates in China without first obtaining regulatory approval from the CNDA. Similarly, we cannot commercialize drug candidates in the United States or another jurisdiction outside of China without obtaining regulatory approval from the FDA or comparable foreign regulatory authorities. The process to develop, obtain regulatory approval for and commercialize drug candidates is long, complex and costly both inside and outside of China and approval may not be granted. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and obtaining regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Even if our drug candidates were to successfully obtain approval or, in the case of ZL-2306, have obtained approval, from the FDA and comparable foreign regulatory authorities, we would still need to seek approval in China and any other jurisdictions where we plan to market the product. For example, we will need to conduct clinical trials of each of our drug candidates in patients in China prior to seeking regulatory approval in China. Even if our drug candidates have successfully completed clinical trials outside of China, there is no assurance that clinical trials conducted with Chinese patients will be successful. Any safety issues, product recalls or other incidents related to products approved and marketed in other jurisdictions may impact approval of those products by the CNDA. If we are unable to obtain regulatory approval for our drug candidates in one or more jurisdictions, or any approval contains significant limitations, or are imposed on certain drug candidates, we may not be able to obtain sufficient funding or generate sufficient revenue to continue the development of our drug candidates or any other drug candidate that we may in-license, acquire or develop in the future.

We may allocate our limited resources to pursue a particular drug candidate or indication and fail to capitalize on drug candidates or indications that may later prove to be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we must limit our licensing, research and development programs to specific drug candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other drug candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial drugs or profitable market opportunities. In addition, if we do not accurately evaluate the commercial potential or target market for a particular drug candidate, we may relinquish valuable rights to that drug candidate through collaboration, licensing or other royalty arrangements when it would have been more advantageous for us to retain sole development and commercialization rights to such drug candidate.

Our drug candidates are subject to extensive regulation, and we cannot give any assurance that any of our drug candidates will receive regulatory approval or be successfully commercialized.

Our drug candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, quality control, recordkeeping, labeling, packaging, storage, approval, advertising, promotion, sale, distribution, import and export are subject to comprehensive regulation by the CNDA, FDA or EMA, and other regulatory agencies in China and the United States and by comparable authorities in other countries. We are not permitted to market any of our drug candidates in China, the United States and other jurisdictions unless and until we receive regulatory approval from the CNDA, FDA and EMA and other comparable authorities, respectively. Securing regulatory approval requires the submission of extensive pre-clinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the drug candidate’s safety and efficacy. Securing regulatory approval may also require the submission of information about the drug manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Our drug candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use. Although ZL-2306 was approved in the United States and the European Union, we cannot provide any assurance that we will ever obtain regulatory approval for ZL-2306 in China or for any of our other drug candidates in any jurisdiction or that any of our drug candidates will be successfully commercialized, even if we receive regulatory approval.

The process of obtaining regulatory approvals in China, the United States and other countries is expensive, may take many years if additional clinical trials are required and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the drug candidates involved. Changes in regulatory approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted NDA, pre-market approval or equivalent application type, may cause delays in the approval or rejection of an application. The CNDA, FDA and EMA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional pre-clinical, clinical or other studies. Our drug candidates could be delayed in receiving, or fail to receive, regulatory approval for many reasons, including the following:

•	disagreement with the CNDA, FDA and EMA or comparable regulatory authorities regarding the number, design, size, conduct or implementation of our clinical trials;

•	failure to demonstrate to the satisfaction of the CNDA, FDA and EMA or comparable regulatory authorities that a drug candidate is safe and effective for its proposed indication;

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failure of contract research organizations, or CROs, clinical study sites or investigators to comply with the ICH-good clinical practice, or GCP, requirements imposed by the CNDA, FDA and EMA or comparable regulatory authorities;

•	failure of the clinical trial results to meet the level of statistical significance required by the CNDA, FDA and EMA or comparable regulatory authorities for approval;

•	failure to demonstrate that a drug candidate’s clinical and other benefits outweigh its safety risks;

•	the CNDA, FDA and EMA or comparable regulatory authorities disagreeing with our interpretation of data from pre-clinical studies or clinical trials;

•	insufficient data collected from clinical trials to support the submission of an NDA or other submission or to obtain regulatory approval in China, the United States or elsewhere;

•	the CNDA, FDA and EMA or comparable regulatory authorities not approving the manufacturing processes for our clinical and commercial supplies;

•	changes in the approval policies or regulations of the CNDA, FDA or comparable regulatory authorities rendering our clinical data insufficient for approval;

•	the CNDA, FDA or comparable regulatory authorities restricting the use of our products to a narrow population; and

•	our CROs or licensors taking actions that materially and adversely impact the clinical trials.

In addition, even if we were to obtain approval, regulatory authorities may revoke approval, approve any of our drug candidates for fewer or more limited indications than we request, may monitor the price we intend to charge for our drugs, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a drug candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that drug candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our drug candidates.

If safety, efficacy, manufacturing or supply issues arise with any therapeutic that we use in combination with our drug candidates, we may be unable to market such drug candidate or may experience significant regulatory delays or supply shortages, and our business could be materially harmed.

We plan to develop certain of our drug candidates for use as a combination therapy. For example, Tesaro, Inc., or Tesaro, is currently developing, and we also plan to develop, ZL-2306 (niraparib) as both a monotherapy and in combination with any potential anti-vascular endothelial growth factor, or anti-VEGF, or PD-1/PD-L1 treatments. However, we did not develop or obtain regulatory approval for, and we do not manufacture or sell, any anti-VEGF or PD-1/PD-L1 treatments or any other therapeutic we use in combination with our drug candidates. We may also seek to develop our drug candidates in combination with other therapeutics in the future.

If the CNDA, FDA or another regulatory agency revokes its approval of any anti-VEGF or PD-1/PD-L1 treatments or another therapeutic we use in combination with our drug candidates, we will not be able to market our drug candidates in combination with such revoked therapeutic. If safety or efficacy issues arise with these or other therapeutics that we seek to combine with our drug candidates in the future, we may experience significant regulatory delays, and we may be required to redesign or terminate the applicable clinical trials. In addition, if manufacturing or other issues result in a supply shortage of any anti-VEGF or PD-1/PD-L1 treatments or any other combination therapeutics, we may not be able to complete clinical development of ZL-2306 and/or another of our drug candidates on our current timeline or at all.

Even if one or more of our drug candidates were to receive regulatory approval for use in combination with any anti-VEGF or PD-1/PD-L1 treatments, as applicable, or another therapeutic, we would continue to be subject to the risk that the CNDA, FDA or another regulatory agency could revoke its approval of the combination therapeutic, or that safety, efficacy, manufacturing or supply issues could arise with one of these combination therapeutics. This could result in ZL-2306 or one of our other products being removed from the market or being less successful commercially.

We face substantial competition, which may result in our competitors discovering, developing or commercializing drugs before or more successfully than we do, or develop therapies that are more advanced or effective than ours, which may adversely affect our financial condition and our ability to successfully market or commercialize our drug candidates.

The development and commercialization of new drugs is highly competitive. We face competition with respect to our current drug candidates, and will face competition with respect to any drug candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. For example, there are a number of large pharmaceutical and biotechnology companies that currently market drugs or are pursuing the development of therapies in the field of poly ADP ribose polymerase, or PARP, inhibition to treat cancer. Some of these competitive drugs and therapies are based on scientific approaches that are the same as or similar to that of our drug candidates. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. Specifically, there are a large number of companies developing or marketing treatments for oncology, autoimmune and infectious diseases including many major pharmaceutical and biotechnology companies.

Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Our commercial opportunities could be reduced or eliminated if our competitors develop and commercialize drugs that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than drugs that we may develop. Our competitors also may obtain CNDA, FDA or other regulatory approval for their drugs more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, technologies developed by our competitors may render our potential drug candidates uneconomical or obsolete, and we may not be successful in marketing our drug candidates against competitors.

In addition, as a result of the expiration or successful challenge of our patent rights, we could face more litigation with respect to the validity and/or scope of patents relating to our competitors’ products. The availability of our competitors’ products could limit the demand, and the price we are able to charge, for any products that we may develop and commercialize.

Clinical development involves a lengthy and expensive process with an uncertain outcome.

There is a risk of failure for each of our drug candidates. It is difficult to predict when or if any of our drug candidates will prove effective and safe in humans or will receive regulatory approval. Before obtaining regulatory approval from regulatory authorities for the sale of any drug candidate, our drug candidates must complete pre-clinical studies and then conduct extensive clinical trials to demonstrate the safety and efficacy of our drug candidates in humans. Clinical testing is expensive, difficult to design and implement, and can take many years to complete. The outcomes of pre-clinical development testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, pre-clinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their drug candidates performed satisfactorily in pre-clinical studies and clinical trials have nonetheless failed to obtain regulatory approval of their drug candidates. Future clinical trials of our drug candidates may not be successful. For example, ZL-2301 failed to meet its primary endpoint of overall survival, or OS, noninferiority for ZL-2301 versus sorafenib in Phase III trials in patients with HCC conducted by Bristol-Myers Squibb before we licensed the development rights from them. In addition, ZL-2301 showed no difference when compared to placebo in the primary efficacy endpoint. Although we believe that ZL-2301 has the potential to be an effective treatment for Chinese patients and merits further clinical trials patients, we cannot guarantee that our future clinical trials of ZL-2301 in Chinese patients will be successful.

Commencement of clinical trials is subject to finalizing the trial design based on ongoing discussions with the CNDA, FDA and/or other regulatory authorities. The CNDA, FDA and other regulatory authorities could change their position on the acceptability of trial designs or clinical endpoints, which could require us to complete additional clinical trials or impose approval conditions that we do not currently expect. Successful completion of our clinical trials is a prerequisite to submitting an NDA (or analogous filing) to the CNDA, FDA and/or other regulatory authorities for each drug candidate and, consequently, the ultimate approval and commercial marketing of our drug candidates. We do not know whether the clinical trials for our drug candidates will begin or be completed on schedule, if at all.

We may incur additional costs or experience delays in completing pre-clinical or clinical trials, or ultimately be unable to complete the development and commercialization of our drug candidates.

We may experience delays in completing our pre-clinical or clinical trials, and numerous unforeseen events could arise during, or as a result of, future clinical trials, which could delay or prevent us from receiving regulatory approval, including:

•	regulators or institutional review boards, or IRBs, or ethics committees may not authorize us or our investigators to commence or conduct a clinical trial at a prospective trial site;

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we may experience delays in reaching, or may fail to reach, agreement on acceptable terms with prospective trial sites and prospective CROs who conduct clinical trials on our behalf, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us or them, to conduct additional clinical trials or we may decide to abandon drug development programs;

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the number of patients required for clinical trials of our drug candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

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third-party contractors used in our clinical trials may fail to comply with regulatory requirements or meet their contractual obligations in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

•	the ability to conduct a companion diagnostic test to identify patients who are likely to benefit from our drug candidates;

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we may elect to, or regulators, IRBs or ethics committees may require that we or our investigators, suspend or terminate clinical research for various reasons, including non-compliance with regulatory requirements or a finding that participants are being exposed to unacceptable health risks;

•	the cost of clinical trials of our drug candidates may be greater than we anticipate;

•	the supply or quality of our drug candidates or other materials necessary to conduct clinical trials of our drug candidates may be insufficient or inadequate; and

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our drug candidates may have undesirable side effects or unexpected characteristics, causing us or our investigators, regulators, IRBs or ethics committees to suspend or terminate the trials, or reports may arise from pre-clinical or clinical testing of other cancer therapies that raise safety or efficacy concerns about our drug candidates.

We could encounter regulatory delays if a clinical trial is suspended or terminated by us or, as applicable, the IRBs or the ethics committee of the institutions in which such trials are being conducted, by the data safety monitoring board, which is an independent group of experts that is formed to monitor clinical trials while ongoing, or by the CNDA, FDA or other regulatory authorities. Such authorities may impose a suspension or termination due to a number of factors, including: a failure to conduct the clinical trial in accordance with regulatory requirements or the applicable clinical protocols, inspection of the clinical trial operations or trial site by the CNDA, FDA or other regulatory authorities that results in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Many of the factors that cause a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our drug candidates. Further, the CNDA, FDA or other regulatory authorities may disagree with our clinical trial design or our interpretation of data from clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for our clinical trials.

If we are required to conduct additional clinical trials or other testing of our drug candidates beyond those that are currently contemplated, if we are unable to successfully complete clinical trials of our drug candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•	be delayed in obtaining regulatory approval for our drug candidates;

•	not obtain regulatory approval at all;

•	obtain approval for indications or patient populations that are not as broad as intended or desired;

•	be subject to post-marketing testing requirements;

•	encounter difficulties obtaining or be unable to obtain reimbursement for use of certain drugs;

•	be subject to restrictions on the distribution and/or commercialization of drugs; and/or

•	have the drug removed from the market after obtaining regulatory approval.

Our drug development costs will also increase if we experience delays in testing or regulatory approvals. We do not know whether any of our clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant pre-clinical study or clinical trial delays also could allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our drug candidates and may harm our business and results of operations. Any delays in our clinical development programs may harm our business, financial condition and prospects significantly.

If we experience delays or difficulties in the enrollment of patients in clinical trials, the progress of such clinical trials and our receipt of necessary regulatory approvals could be delayed or prevented.

We may not be able to initiate or continue clinical trials for our drug candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the CNDA, FDA or similar regulatory authorities. In particular, we have designed many of our clinical trials, and expect to design future trials, to include some patients with the applicable genomic mutation with a view to assessing possible early evidence of potential therapeutic effect. Genomically defined diseases, however, may have relatively low prevalence, and it may be difficult to identify patients with the applicable genomic mutation. In addition, for our trials studying ZL-2306 in ovarian cancer patients and certain of our other drug candidates, we plan to focus on enrolling patients who have failed their first or second-line treatments, which limits the total size of the patient population available for such trials. The inability to enroll a sufficient number of patients with the applicable genomic alteration or that meet other applicable criteria for our clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether.

In addition, some of our competitors have ongoing clinical trials for drug candidates that treat the same indications as our drug candidates, and patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ drug candidates.

Patient enrollment may be affected by other factors including:

•	the severity of the disease under investigation;

•	the total size and nature of the relevant patient population;

•	the design and eligibility criteria for the clinical trial in question;

•	the availability of an appropriate genomic screening test;

•	the perceived risks and benefits of the drug candidate under study;

•	the efforts to facilitate timely enrollment in clinical trials;

•	the patient referral practices of physicians;

•	the availability of competing therapies also undergoing clinical trials;

•	the ability to monitor patients adequately during and after treatment; and

•	the proximity and availability of clinical trial sites for prospective patients.

Enrollment delays in our clinical trials may result in increased development costs for our drug candidates, which could cause the value of our company to decline and limit our ability to obtain additional financing.

Our drug candidates may cause undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following regulatory approval, if any.

Undesirable side effects caused by our drug candidates could cause us to interrupt, delay or halt clinical trials or could cause regulatory authorities to interrupt, delay or halt our clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the CNDA, FDA or other regulatory authorities. In particular, as is the case with all oncology drugs, it is likely that there may be side effects, such as fatigue, nausea and low blood cell levels, associated with the use of certain of our oncology drug candidates. For example, the known adverse events for ZL-2306 include thrombocytopenia, anemia and neutropenia and for ZL-2301, the known adverse events include hyponatremia, AST elevation, fatigue, hand-foot skin reaction and hypertension. The results of our drug candidates’ trials could reveal a high and unacceptable severity and prevalence of these or other side effects. In such an event, trials of our drug candidates could be suspended or terminated and the CNDA, FDA or comparable regulatory authorities could order us to cease further development of or deny approval of our drug candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

Additionally, our drug candidates could cause undesirable side effects related to off-target toxicity. For example, many of the currently approved PARP inhibitors have been associated with off-target toxicities. While we believe that the superior selectivity of ZL-2306 has the potential to significantly improve the unfavorable adverse off-target toxicity issues, if patients were to experience off-target toxicity, we may not be able to achieve an effective dosage level (especially in combination therapies), receive approval to market, or achieve the commercial success we anticipate with respect to, any of our drug candidates, which could prevent us from ever generating revenue or achieving profitability. Many compounds that initially showed promise in early stage testing for treating cancer have later been found to cause side effects that prevented further development of the compound.

Clinical trials assess a sample of the potential patient population. With a limited number of patients and duration of exposure, rare and severe side effects of our drug candidates may only be uncovered with a significantly larger number of patients exposed to the drug candidate. If our drug candidates receive regulatory approval and we, our partners or others identify undesirable side effects caused by such drug candidates (or any other similar drugs) after such approval, a number of potentially significant negative consequences could result, including:

•	the CNDA, FDA or other comparable regulatory authorities may withdraw or limit their approval of such drug candidates;

•	the CNDA, FDA or other comparable regulatory authorities may require the addition of labeling statements, such as a “boxed” warning or a contra-indication;

•	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

•	we may be required to change the way such drug candidates are distributed or administered, conduct additional clinical trials or change the labeling of our drug candidates;

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the CNDA, FDA or other comparable regulatory authorities may require a Risk Evaluation and Mitigation Strategy (or analogous requirement) plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools;

•	we may be subject to regulatory investigations and government enforcement actions; we may decide to remove such drug candidates from the marketplace;

•	we could be sued and held liable for injury caused to individuals exposed to or taking our drug candidates; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected drug candidates and could substantially increase the costs of commercializing our drug candidates, if approved, and significantly impact our ability to successfully commercialize our drug candidates and generate revenue.

If we are unable to obtain CNDA approval for our drug candidates to be eligible for an expedited registration pathway as Category 1 drug candidates, the time and cost we incur to obtain regulatory approvals may increase. Even if we receive such Category 1 designation, it may not lead to a faster development, review or approval process.

The CNDA categorizes domestically-manufactured innovative drug applications as Category 1, provided such drug has a new and clearly defined structure, pharmacological property and apparent clinical value and has not been marketed anywhere in the world. Domestically developed and manufactured innovative drugs will be attributed to Category 1 for their CTA and NDA applications. While some multinational pharmaceutical companies may file CTAs with the CNDA prior to approval of a drug in another country in order to take advantage of Category 1 classification, such drug will most likely be assigned to Category 5 for NDA approval purposes because, based on historical observations, multinational pharmaceutical companies will typically not prioritize applying for local manufacturing rights in China, hence subjecting the drug to the imported drug status. Our CTAs for ZL-2306, ZL-2301 and ZL-2302 were approved as Category 1 drugs by the CNDA. Other than ZL-3101 and FPA144, all of our other clinical-stage drug candidates are eligible for Category 1 designation. These two categories have distinct approval pathways. We believe the local (Category 1) drug registration pathway is a faster and more efficient path to approval in the China market than the imported drug registration pathway. The imported drug registration pathway is more complex and is evolving. Imported drug registration applications in China may only be approved after a drug has obtained an NDA approval and received the Certificate of Pharmaceutical Product granted by a major drug regulatory authority, such as the FDA. A Category 1 designation by the CNDA may not be granted for any of our other drug candidates that do not already have a Category 1 designation or may not lead to faster development or regulatory review or approval process. Moreover, a Category 1 designation does not increase the likelihood that our drug candidates will receive regulatory approval.

Furthermore, there has been recent regulatory initiatives in China, including (i) the China’s State Council’s August 2015 statement, Opinions on Reforming the Review and Approval Process for Pharmaceutical Products and Medical Devices, which declared the Chinese government’s clear determination to encourage transformation and upgrade of the pharmaceutical industry, (ii) the former CFDA’s November 2015 release, Circular Concerning Several Policies on Drug Registration Review and Approval, with aims to accelerate the approval process of clinical trials and (iii) the former CFDA’s December 2017 release, Opinions on Encouraging the Prioritized Evaluation and Approval for Drug Innovations, which further clarified that a fast track clinical trial approval or drug registration pathway will be available to certain designated drugs. As such, the regulatory process in China is evolving and subject to change. Any future policies, or changes to current polices, that the CNDA approves might require us to change our planned clinical study design or otherwise spend additional resources and effort to obtain approval of our drug candidates. In addition, policy changes may contain significant limitations related to use restrictions for certain age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If we are unable to obtain regulatory approval for our drug candidates in one or more jurisdictions, or any approval contains significant limitations, we may not be able to obtain sufficient funding or generate sufficient revenue to continue the development of our drug candidates or any other drug candidate that we may in-license, acquire or develop in the future.

Even if we receive regulatory approval for any of our drug candidates, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense, and if we fail to comply with ongoing regulatory requirements or experience any unanticipated problems with any of our drug candidates, we may be subject to penalties.

If the CNDA, FDA or a comparable regulatory authority approves any of our drug candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the drug will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, and continued compliance with cGMPs and GCPs. Any regulatory approvals that we receive for our drug candidates may also be subject to limitations on the approved indicated uses for which the drug may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase IV studies for the surveillance and monitoring the safety and efficacy of the drug.

In addition, once a drug is approved by the CNDA, FDA or a comparable regulatory authority for marketing, it is possible that there could be a subsequent discovery of previously unknown problems with the drug, including problems with third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements. If any of the foregoing occurs with respect to our drug products, it may result in, among other things:

•	restrictions on the marketing or manufacturing of the drug, withdrawal of the drug from the market, or voluntary or mandatory drug recalls;

•	fines, warning letters or holds on clinical trials;

•	refusal by the CNDA, FDA or comparable regulatory authority to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of drug license approvals;

•	drug seizure or detention, or refusal to permit the import or export of drugs; and

•	injunctions or the imposition of civil, administrative or criminal penalties.

Any government investigation of alleged violations of law could require us to expend significant time and resources and could generate negative publicity. Moreover, regulatory policies may change or additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our drug candidates. If we are not able to maintain regulatory compliance, regulatory approval that has been obtained may be lost and we may not achieve or sustain profitability, which may harm our business, financial condition and prospects significantly.

The incidence and prevalence for target patient populations of our drug candidates are based on estimates and third-party sources. If the market opportunities for our drug candidates are smaller than we estimate or if any approval that we obtain is based on a narrower definition of the patient population, our revenue and ability to achieve profitability might be materially and adversely affected.

Periodically, we make estimates regarding the incidence and prevalence of target patient populations for particular diseases based on various third-party sources and internally generated analysis and use such estimates in making decisions regarding our drug development strategy, including acquiring or in-licensing drug candidates and determining indications on which to focus in pre-clinical or clinical trials.

These estimates may be inaccurate or based on imprecise data. For example, the total addressable market opportunity will depend on, among other things, their acceptance by the medical community and patient access, drug pricing and reimbursement. The number of patients in the addressable markets may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our drugs, or new patients may become increasingly difficult to identify or gain access to, all of which may significantly harm our business, financial condition, results of operations and prospects.

The recent restructure of the drug regulatory authorities may delay approval of our drug candidates.

On March 17, 2018, China’s highest legislative body, the National People’s Congress, approved a sweeping government restructuring plan. This is generally considered to be the most comprehensive government restructuring that China has undertaken since its “Open Door” policy in the late 1970s. As part of the new plan, China has established a State Administration for Market Regulation (SAMR), which merges and undertakes the responsibilities previously held by the China Food and Drug Administration, the State Administration for Industry and Commerce (SAIC), General Administration of Quality Supervision, Inspection and Quarantine (AQSIQ), the price supervision and antitrust enforcement responsibilities previously held by the National Development and Reform Commission (NDRC), the antitrust enforcement responsibilities previously held by the Ministry of Commerce (MOFCOM) and the Antimonopoly and Anti-Unfair Competition Bureau of State Council, as well as the responsibilities previously held by the Certification and Accreditation Administration (CAC), and the Standardization Administration of China (SAC).

A new China National Drug Administration was formed and reports to the SAMR, responsible for the review and approval of drugs, medical devices and cosmetics. The new CNDA will maintain its own branches at the provincial level and leave the post-approval enforcement authorities at the local level to the consolidated SAMR branches.

Despite the announcement of key leadership positions at the SAMR and CNDA, appointments of working-level officials are still ongoing. The new authorities at the national level are not expected to be fully operational until the end of 2018, and the reorganization will continue at the provincial and local levels through the first quarter of 2019. This massive restructuring exercise could result in the delay of key decision-making in various sectors, including the pharmaceutical industry. In addition, there could be delays in the CNDA’s implementation of the new reform initiatives and disruption in the CNDA’s routine operations due to personnel reshuffling during this process.

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on the expertise of the members of our research and development team, as well as the other principal members of our management, including Samantha Du, our founder, Chairman and Chief Executive Officer. Although we have entered into employment letter agreements with our executive officers, each of them may terminate their employment with us at any time with one months’ prior written notice. We do not maintain “key person” insurance for any of our executives or other employees.

Recruiting and retaining qualified management, scientific, clinical, manufacturing and sales and marketing personnel will also be critical to our success. The loss of the services of our executive officers or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize drugs. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, our management will be required to devote significant time to new compliance initiatives from our status as a U.S. public company, which may require us to recruit more management personnel. Failure to succeed in clinical trials may make it more challenging to recruit and retain qualified scientific personnel.

We will need to increase the size and capabilities of our organization, and we may experience difficulties in managing our growth.

We expect to experience significant growth in the number of our employees and consultants and the scope of our operations, particularly in the areas of drug development, regulatory affairs and business development. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations, and have a materially adverse effect on our business.

We have concluded that there was a material weakness in internal control over financial reporting in the past and cannot assure you that additional material weaknesses will not be identified in the future. A material weakness may not be timely eliminated and general reputational harm could result or persist, which could materially and adversely affect our business, operations and financial condition. Our failure to implement and maintain effective internal control over financial reporting could result in material misstatements in our financial statements which could require us to restate financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on our stock price.

In the course of having our consolidated financial statements audited for the year ended December 31, 2015 and 2016, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting as of December 31, 2016. In accordance with the standards established by the Public Company Accounting Oversight Board of the United States, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. The material weakness related to the lack of sufficient accounting personnel with U.S. GAAP knowledge and SEC financial reporting requirements for the purpose of financial reporting, and lack of accounting policies and procedures over financial reporting in accordance with U.S. GAAP.

During 2017, we implemented a number of measures to remedy this material weakness, including adding staff with extensive U.S. GAAP experience to our accounting team and developing, communicating and implementing an accounting policy manual for our financial reporting personnel for recurring transactions and period-end closing processes and improving the capabilities of existing financial reporting personnel through training and education in the accounting and reporting requirements under U.S. GAAP and SEC rules and regulations. As of December 31, 2017, based on the measures relating to formal process to identify and address risk of material misstatement related to U.S. GAAP reporting and other controls implemented as described above, we believe we have been able to remediate the identified material weakness as mentioned above. However, we cannot assure you that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in additional significant deficiencies or material weaknesses, cause us to fail to meet our periodic reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of periodic management evaluations regarding the effectiveness of our internal control over financial reporting. Furthermore, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of our fiscal year ending on December 31, 2018. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404. We could be an emerging growth company for up to five years. An independent assessment of the effectiveness of our internal control over financial reporting could detect problems that our management’s assessment might not. The existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

In addition to in-licensing or acquiring drug candidates, we may engage in future business acquisitions that could disrupt our business, cause dilution to our ADS holders and harm our financial condition and operating results.

We have, from time to time, evaluated partnership opportunities and may, in the future, make acquisitions of, or investments in, companies that we believe have products or capabilities that are a strategic or commercial fit with our current drug candidates and business or otherwise offer opportunities for our company. In connection with these partnership opportunities or investments, we may:

•	issue stock that would dilute our ADS holders’ percentage of ownership;

•	incur debt and assume liabilities; and

•	incur amortization expenses related to intangible assets or incur large and immediate write-offs.

We also may be unable to find suitable acquisition candidates and we may not be able to complete partnership opportunities or investments on favorable terms, if at all. If we do enter into partnership opportunities or investments, we cannot assure you that it will ultimately strengthen our competitive position or that it will not be viewed negatively by customers, financial markets or investors. Further, future partnership opportunities or investments could also pose numerous additional risks to our operations, including:

•	problems integrating the purchased business, products or technologies;

•	increases to our expenses;

•	the failure to have discovered undisclosed liabilities of the acquired asset or company;

•	diversion of management’s attention from their day-to-day responsibilities;

•	harm to our operating results or financial condition;

•	entrance into markets in which we have limited or no prior experience; and

•	potential loss of key employees, particularly those of the acquired entity.

We may not be able to complete one or more partnership opportunities or investments or effectively integrate the operations, products or personnel gained through any such partnership opportunity or investment without a material adverse effect on our business, financial condition and results of operations.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our drug candidates, we may be unable to generate any revenue.

We do not currently have an organization for the sales, marketing and distribution of pharmaceutical products and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any products that may be approved by the CNDA, FDA and comparable regulatory authorities, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable. We will be competing with many companies that currently have extensive and well-funded sales and marketing operations. Without an internal commercial organization or the support of a third party to perform sales and marketing functions, we may be unable to compete successfully against these more established companies.

Reimbursement may not be immediately available for our drug candidates in China, the United States or other countries, which could diminish our sales or affect our profitability.

The regulations that govern pricing and reimbursement for pharmaceuticals vary widely from country to country. In China, the Ministry of Human Resources and Social Security of the PRC or provincial or local human resources and social security authorities, together with other government authorities, review the inclusion or removal of drugs from the PRC’s National Drug Catalog for Basic Medical Insurance, Work-related Injury Insurance and Maternity Insurance, or the National Reimbursement Drug List, or the NRDL, or provincial or local medical insurance catalogues for the National Medical Insurance Program regularly, and the tier under which a drug will be classified, both of which affect the amounts reimbursable to program participants for their purchases of those drugs. These determinations are made based on a number of factors, including price and efficacy.

In February 2017, the Ministry of Human Resources and Social Security of the PRC released a new edition of the NRDL, or the 2017 NRDL. The 2017 NRDL expands its scope by including an additional 339 drugs. The 2017 NRDL reflects an emphasis on innovative drugs and drugs that treat cancer and other serious diseases. For instance, most of the innovative chemical drugs and biological products approved in China between 2008 and the first half of 2016 have been included in the 2017 NRDL or its candidate list. Most of our drug candidates targeted at treating oncology diseases, including ZL-2306, are unlikely to be included in the NRDL for the National Medical Insurance Program at least in the short-term. Products included in the NRDL are typically generic and essential drugs. Innovative drugs, like ZL-2306, have historically been more limited on their inclusion in the NRDL due to the affordability of the government’s Basic Medical Insurance. More recently, the government has started to include more innovative drugs in the 2017 NRDL. As a result, if we were to successfully launch commercial sales of our oncology-based drug candidates, including ZL-2306, our revenue from such sales is largely expected to be self-paid by patients, which may make our drug candidates less desirable. On the other hand, if the Ministry of Human Resources and Social Security of the PRC or any of its local counterparts accepts our application for the inclusion of our drug candidates in the NRDL or provincial or local medical insurance catalogues, which may increase the demand for our drug candidates, our potential revenue from the sales of our drug candidates may still decrease as a result of lower prices we may be required to charge for our drug candidates that are included in the NRDL or provincial or local medical insurance catalogues.

In the United States, federal and state governments continue to propose and pass legislation designed to reform delivery of, or payment for, health care, which include initiatives to reduce the cost of healthcare. For example, in March 2010, the United States Congress enacted the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act, or the Healthcare Reform Act, which expanded health care coverage through Medicaid expansion and the implementation of the individual mandate for health insurance coverage and which included changes to the coverage and reimbursement of drug products under government healthcare programs. Under the Trump administration, there have been ongoing efforts to modify or repeal all or certain provisions of the Healthcare Reform Act. The Trump administration may also take executive action in the absence of legislative action. For example, in October 2017, the President announced that his administration will withhold the cost-sharing subsidies paid to health insurance exchange plans serving low-income enrollees. Actions by the administration are widely expected to lead to fewer Americans having more comprehensive health insurance compliant with the Healthcare Reform Act, even in the absence of a legislative repeal. Tax reform legislation was also enacted at the end of 2017 that includes provisions that will affect healthcare insurance coverage and payment, such as the elimination of the tax penalty for individuals who do not maintain sufficient health insurance coverage beginning in 2019 (the so-called “individual mandate”). In a November 2017 report, the Congressional Budget Office estimates that the elimination will increase the number of uninsured by 4 million in 2019 and 13 million in 2027.

There have also been efforts by government officials or legislators to implement measures to regulate prices or payment for pharmaceutical products, including legislation on drug importation. Recently, there has been considerable public and government scrutiny of pharmaceutical pricing and proposals to address the perceived high cost of pharmaceuticals. There have also been recent state legislative efforts to address drug costs, which generally have focused on increasing transparency around drug costs or limiting drug prices.

Adoption of new legislation at the federal or state level could affect demand for, or pricing of, our product candidates if approved for sale in the United States. We cannot, however, predict the ultimate content, timing or effect of any changes to the Healthcare Reform Act or other federal and state reform efforts. There is no assurance that federal or state health care reform will not adversely affect our future business and financial results.

Moreover, eligibility for reimbursement in either China or the United States does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including licensing fees, research, development, manufacture, sale and distribution. Interim U.S. reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by U.S. government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors in the United States often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to promptly obtain coverage and profitable payment rates from both government-funded and private payors for any approved drugs that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize drugs and our overall financial condition.

Pharmaceutical companies in China are required to comply with extensive regulations and hold a number of permits and licenses to carry on their business. Our ability to obtain and maintain these regulatory approvals is uncertain, and future government regulation may place additional burdens on our efforts to commercialize our drug candidates.

The pharmaceutical industry in China is subject to extensive government regulation and supervision. The regulatory framework addresses all aspects of operating in the pharmaceutical industry, including approval, registration, production, distribution, packaging, labelling, storage and shipment, advertising, licensing and certification requirements and procedures, periodic renewal and reassessment processes, registration of new drugs and environmental protection. Violation of applicable laws and regulations may materially and adversely affect our business. In order to commercialize our drug candidates and manufacture and distribute pharmaceutical products in China, we are required to:

•

obtain a pharmaceutical manufacturing permit and GMP certificate for each production facility from the CNDA and its relevant branches for trading and distribution of drugs not manufactured by the drug registration certificate holder;

•	obtain a drug registration certificate, which includes a drug approval number, from the CNDA for each drug manufactured by us;

•	obtain a pharmaceutical distribution permit and good supply practice, or GSP, certificate from the CNDA and its relevant branches; and

•

renew the pharmaceutical manufacturing permits, the pharmaceutical distribution permits, drug registration certificates, GMP certificates and GSP certificates every five years, among other requirements.

If we are unable to obtain or renew such permits or any other permits or licenses required for our operations, will not be able to engage in the commercialization, manufacture and distribution of our drug candidates and our business may be adversely affected.

The regulatory framework governing the pharmaceutical industry in China is subject to change and amendment from time to time. Any such change or amendment could materially and adversely impact our business, financial condition and prospects. The PRC government has introduced various reforms to the Chinese healthcare system in recent years and may continue to do so, with an overall objective to expand basic medical insurance coverage and improve the quality and reliability of healthcare services. The specific regulatory changes under the reform still remain uncertain. The implementing measures to be issued may not be sufficiently effective to achieve the stated goals, and as a result, we may not be able to benefit from such reform to the level we expect, if at all. Moreover, the reform could give rise to regulatory developments, such as more burdensome administrative procedures, which may have an adverse effect on our business and prospects.

For further information regarding government regulation in China and other jurisdictions, see the sections titled “Regulation—Government Regulation of Pharmaceutical Product Development and Approval,” “Regulation—Coverage and Reimbursement” and “Regulation—Other Healthcare Laws” in our 2017 Annual Report.

If we breach our license or other intellectual property-related agreements for our drug candidates or otherwise experience disruptions to our business relationships with our licensors, we could lose the ability to continue the development and commercialization of our drug candidates.

Our business relies, in large part, on our ability to develop and commercialize drug candidates we have licensed and sublicensed from third parties including ZL-2306 from Tesaro, ZL-2301 from Bristol-Myers Squibb, ZL-2401 from Paratek, ZL-2302 from Sanofi, FPA144 from Five Prime, and ETX2514 from Entasis. Because our licenses from Paratek are granted to us by a subsidiary or an affiliate of Paratek, our licenses may not encumber all intellectual property rights owned or controlled by the affiliates of our licensors and relevant to our drug candidates. If we have not obtained a license to all intellectual property rights owned or controlled by such affiliates of our licensors that are relevant to our drug candidates, we may need to obtain additional licenses to such intellectual property rights which may not be available on an exclusive basis, on commercially reasonable terms or at all. In addition, if our licensors breach such agreements, we may not be able to enforce such agreements against our licensors’ parent entity or affiliates. Under each of our license and intellectual property-related agreements, in exchange for licensing or sublicensing us the right to develop and commercialize the applicable drug candidates, our licensors will be eligible to receive from us milestone payments, tiered royalties from commercial sales of such drug candidates, assuming relevant approvals from government authorities are obtained, or other payments. Our license and intellectual property-related agreements also require us to comply with other obligations including development and diligence obligations, providing certain information regarding our activities with respect to such drug candidates and/or maintaining the confidentiality of information we receive from our licensors. For example, under our agreements relating to ZL-2306 and ZL-2301, we are required to use commercially reasonable efforts to conduct the necessary pre-clinical, clinical, regulatory and other activities necessary to develop and commercialize such drug candidates in the licensed territories. We are also obligated to use commercially reasonable efforts to develop and commercialize ZL-2401, ZL-2302, FPA144 and ETX2514 in certain of their respective licensed territories, in each case, under their respective license agreements.

If we fail to meet any of our obligations under our license and intellectual property-related agreements, our licensors have the right to terminate our licenses and sublicenses and, upon the effective date of such termination, have the right to re-obtain the licensed and sub-licensed technology and intellectual property. If any of our licensors terminate any of our licenses or sublicenses, we will lose the right to develop and commercialize our applicable drug candidates and other third parties may be able to market drug candidates similar or identical to ours. In such case, we may be required to provide a grant back license to the licensors under our own intellectual property with respect to the terminated products. For example, if our agreement with Sanofi for ZL-2302 terminates for any reason, we are required to grant Sanofi an exclusive license with respect to certain of our owned patents and know-how that are necessary to exploit ZL-2302 in the field of oncology in the regions where the license is terminated. In addition, if our agreements with Tesaro for ZL-2306 terminate for any reason, we are required to grant Tesaro an exclusive license to certain of our intellectual property rights that relate to ZL-2306. While we would expect to exercise all rights and remedies available to us, including seeking to cure any breach by us, and otherwise seek to preserve our rights under the intellectual property rights licensed and sublicensed to us, we may not be able to do so in a timely manner, at an acceptable cost or at all. In particular, some of the milestone payments are payable upon our drug candidates reaching development milestones before we have commercialized, or received any revenue from, sales of such drug candidate, and we cannot guarantee that we will have sufficient resources to make such milestone payments. Any uncured, material breach under the license agreements could result in our loss of exclusive rights and may lead to a complete termination of our rights to the applicable drug candidate. Any of the foregoing could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

In addition, disputes may further arise regarding intellectual property subject to a license agreement, including, but not limited to:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which our technology and processes infringe, misappropriate or otherwise violate on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under our collaborative development relationships;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

•	the priority of invention of patented technology.

Moreover, certain of our licensors do not own some or all of the intellectual property included in the license, but instead have licensed such intellectual property from a third party, and have granted us a sub-license. As a result, the actions of our licensors or of the ultimate owners of the intellectual property may affect our rights to use our sublicensed intellectual property, even if we are in compliance with all of the obligations under our license agreements. For example, our licenses from Tesaro and Paratek comprise sublicenses to us of certain intellectual property rights owned by third parties that are not our direct licensors. If our licensors were to fail to comply with their obligations under the agreements pursuant to which they obtain the rights that are sublicensed to us, or should such agreements be terminated or amended, our rights to the applicable licensed intellectual property may be terminated or narrowed, our exclusive licenses may be converted to non-exclusive licenses, and our ability to produce and sell our products and drug candidates may be materially harmed. In addition, our license from Paratek is limited to intellectual property rights under the control of Paratek Bermuda, Ltd. To the extent Paratek Bermuda, Ltd. loses control over any of the licensed intellectual property rights for any reason, we will no longer be licensed to such intellectual property rights to use, develop and otherwise commercialize ZL-2401. Any of the foregoing could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed or sublicensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected drug candidates, which could have a material adverse effect on our business, financial conditions, results of operations and prospects.

Product liability claims or lawsuits could cause us to incur substantial liabilities.

We face an inherent risk of product liability exposure related to the use of our drug candidates in clinical trials or any drug candidates we may decide to commercialize and manufacture in the future. If we cannot successfully defend against claims that the use of such drug candidates in our clinical trials or any products we may choose to manufacture at our production facilities in the future, including any of our drug candidates which receive regulatory approval, caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	significant negative media attention and reputational damage;

•	withdrawal of clinical trial participants and inability to continue clinical trials;

•	significant costs to defend the related litigation;

•	substantial monetary awards to trial participants or patients;

•	the inability to commercialize any drug candidates that we may develop;

•	initiation of investigations by regulators;

•	a diversion of management’s time and our resources; and

•	a decline in the ADS price.

Existing PRC laws and regulations do not require us to have, nor do we currently, maintain liability insurance to cover product liability claims. We do not have business liability, or in particular, product liability insurance for each of our drug candidates. Any litigation might result in substantial costs and diversion of resources. While we maintain liability insurance for certain clinical trials (which covers the patient human clinical trial liabilities including, among others, bodily injury), this insurance may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of drugs we develop, alone or with our collaborators.

The research and development projects under our internal discovery programs are at an early stage of development. As a result, we are unable to predict if or when we will successfully develop or commercialize any drug candidates under such programs.

Our internal discovery programs are at an early stage of development and will require significant investment and regulatory approvals prior to commercialization. We currently have no drug candidates beyond pre-clinical trials under our internal discovery programs. Each of our drug candidates will require additional clinical and preclinical development, management of clinical, preclinical and manufacturing activities, obtaining regulatory approval, obtaining manufacturing supply, building of a commercial organization, substantial investment and significant marketing efforts before they generate any revenue from product sales. We are not permitted to market or promote any of our drug candidates before we receive regulatory approval from the CNDA, the FDA or comparable regulatory authorities, and we may never receive such regulatory approval for any such drug candidates.

We cannot be certain that clinical development of any drug candidates from our internal discovery programs will be successful or that we will obtain regulatory approval or be able to successfully commercialize any of our drug candidates and generate revenue. Success in preclinical testing does not ensure that clinical trials will be successful, and the clinical trial process may fail to demonstrate that our drug candidates are safe and effective for their proposed uses. Any such failure could cause us to abandon further development of any one or more of our drug candidates and may delay development of other drug candidates. Any delay in, or termination of, our clinical trials will delay and possibly preclude the filing of any NDAs, with the CNDA, the FDA or comparable regulatory authorities and, ultimately, our ability to commercialize our drug candidates and generate product revenue.

If our manufacturing facilities are not approved by regulators, are damaged or destroyed or production at such facilities is otherwise interrupted, our business and prospects would be negatively affected.

In early 2017, we built a small molecule facility capable of supporting clinical and commercial production and in the first half of 2018, we completed construction of a large molecule facility capable of supporting clinical production of our drug candidates. We intend to rely on these facilities for the manufacture of clinical and commercial supply of some of our product candidates. Prior to being permitted to sell any drugs produced at these facilities the facilities will need to be inspected and approved by regulatory authorities. If either facility is not approved by regulators or is damaged or destroyed, or otherwise subject to disruption, it would require substantial lead-time to replace our manufacturing capabilities. In such event, we would be forced to identify and rely partially or entirely on third-party contract manufacturers for an indefinite period of time. Any new facility needed to replace an existing production facility would need to comply with the necessary regulatory requirements and be tailored to our production requirements and processes. We also would need regulatory approvals before using any products manufactured at a new facility in clinical trials or selling any products that are ultimately approved. Any disruptions or delays at our facility or its failure to meet regulatory compliance would impair our ability to develop and commercialize our product candidates, which would adversely affect our business and results of operations.

Our internal computer systems, or those used by our CROs or other contractors or consultants, may fail or suffer security breaches.

Despite the implementation of security measures, our internal computer systems and those of our CROs and other contractors and consultants are vulnerable to damage from computer viruses and unauthorized access. Although to our knowledge we have not experienced any material system failure or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations.

In the ordinary course of our business, we collect and store sensitive data, including, among other things, legally protected patient health information, personally identifiable information about our employees, intellectual property, and proprietary business information. We manage and maintain our applications and data utilizing on-site systems and outsourced vendors. These applications and data encompass a wide variety of business critical information including research and development information, commercial information and business and financial information. Because information systems, networks and other technologies are critical to many of our operating activities, shutdowns or service disruptions at our company or vendors that provide information systems, networks, or other services to us pose increasing risks. Such disruptions may be caused by events such as computer hacking, phishing attacks, ransomware, dissemination of computer viruses, worms and other destructive or disruptive software, denial of service attacks and other malicious activity, as well as power outages, natural disasters (including extreme weather), terrorist attacks or other similar events. Such events could have an adverse impact on us and our business, including loss of data and damage to equipment and data. In addition, system redundancy may be ineffective or inadequate, and our disaster recovery planning may not be sufficient to cover all eventualities. Significant events could result in a disruption of our operations, damage to our reputation or a loss of revenues. In addition, we may not have adequate insurance coverage to compensate for any losses associated with such events.

We could be subject to risks caused by misappropriation, misuse, leakage, falsification or intentional or accidental release or loss of information maintained in the information systems and networks of our company and our vendors, including personal information of our employees and patients, and company and vendor confidential data. In addition, outside parties may attempt to penetrate our systems or those of our vendors or fraudulently induce our personnel or the personnel of our vendors to disclose sensitive information in order to gain access to our data and/or systems. Like other companies, we may experience threats to our data and systems, including malicious codes and viruses, phishing, and other cyber-attacks. The number and complexity of these threats continue to increase over time. If a material breach of our information technology systems or those of our vendors occurs, the market perception of the effectiveness of our security measures could be harmed and our reputation and credibility could be damaged. We could be required to expend significant amounts of money and other resources to repair or replace information systems or networks. In addition, we could be subject to regulatory actions and/or claims made by individuals and groups in private litigation involving privacy issues related to data collection and use practices and other data privacy laws and regulations, including claims for misuse or inappropriate disclosure of data, as well as unfair or deceptive practices. Although we develop and maintain systems and controls designed to prevent these events from occurring, and we have a process to identify and mitigate threats, the development and maintenance of these systems, controls and processes is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become increasingly sophisticated. Moreover, despite our efforts, the possibility of these events occurring cannot be eliminated entirely. As we outsource more of our information systems to vendors, engage in more electronic transactions with payors and patients, and rely more on cloud-based information systems, the related security risks will increase and we will need to expend additional resources to protect our technology and information systems.

Risks Related to Our Dependence on Third Parties

We rely on third parties to conduct our preclinical and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our drug candidates and our business could be substantially harmed.

We have relied upon and plan to continue to rely upon third-party CROs to monitor and manage data for some of our ongoing preclinical and clinical programs. We rely on these parties for execution of our preclinical and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. We also rely on third parties to assist in conducting our preclinical studies in accordance with Good Laboratory Practices, or GLP, and the Administrative Regulations on Experimental Animals or the Animal Welfare Act requirements. We and our CROs are required to comply with GCP regulations and guidelines enforced by the CNDA, and comparable foreign regulatory authorities for all of our drug candidates in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, investigators and trial sites. If we or any of our CROs fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the CNDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with ICH-GCP requirements. In addition, our clinical trials must be conducted with product produced under cGMP requirements. Failure to comply with these regulations may require us to repeat preclinical and clinical trials, which would delay the regulatory approval process.

Our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our on-going clinical, nonclinical and preclinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our drug candidates. As a result, our results of operations and the commercial prospects for our drug candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed or compromised.

Because we rely on third parties, our internal capacity to perform these functions is limited. Outsourcing these functions involves risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor our third-party providers. To the extent we are unable to identify and successfully manage the performance of third-party service providers in the future, our business may be adversely affected. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

If we lose our relationships with CROs, our drug development efforts could be delayed.

We rely on third-party vendors and CROs for some of our preclinical studies and clinical trials related to our drug development efforts. Switching or adding additional CROs involves additional cost and requires management time and focus. Our CROs have the right to terminate their agreements with us in the event of an uncured material breach. In addition, some of our CROs have an ability to terminate their respective agreements with us if it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination, if we make a general assignment for the benefit of our creditors or if we are liquidated. Identifying, qualifying and managing performance of third-party service providers can be difficult, time-consuming and cause delays in our development programs. In addition, there is a natural transition period when a new CRO commences work and the new CRO may not provide the same type or level of services as the original provider. If any of our relationships with our third-party CROs are terminated, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms, and we may not be able to meet our desired clinical development timelines.

We have no experience manufacturing our drug candidates on a large clinical or commercial scale and have recently built our manufacturing facilities. We may be dependent on third party manufacturers for the manufacture of our drug candidates as well as on third parties for our supply chain, and if we experience problems with any of these third parties, the manufacture of our drug candidates or products could be delayed, which could harm our results of operations.

In early 2017, we built a small molecule facility capable of supporting clinical and commercial production and in the first half of 2018, we completed construction of a large molecule facility capable of supporting clinical production of our drug candidates. If either of these two facilities is unable to meet our intended production capacity in a timely fashion, we may have to engage a CMO for the production of clinical supplies of our drug candidates.

Additionally, in order to successfully commercialize our drug candidates, we will need to identify qualified CMOs for the scaled production of a commercial supply of certain of our drug candidates. The CMOs should be drug manufacturers holding GMP certificates with a scope that can cover our drug registration candidates, and such CMO arrangement should be approved by the CNDA’s provincial level branches. We have not yet identified suppliers to support scaled production. If we are unable to arrange for alternative third-party manufacturing sources, or to do so on commercially reasonable terms or in a timely manner, or to obtain CNDA approval for our CMO arrangement in a timely manner, we may not be able to complete development of our drug candidates, or market or distribute them.

If we were to rely on third-party manufacturers to manufacture our drug candidates, such reliance entails risks to which we would not be subject to if we manufactured drug candidates or products ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control (including a failure to synthesize and manufacture our drug candidates or any products we may eventually commercialize in accordance with our specifications) and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or damaging to us. In addition, the CNDA and other regulatory authorities require that our drug candidates and any products that we may eventually commercialize be manufactured according to cGMP standards. Any failure by our third-party manufacturers to comply with cGMP standards or failure to scale up manufacturing processes, including any failure to deliver sufficient quantities of drug candidates in a timely manner, could lead to a delay in, or failure to obtain, regulatory approval of any of our drug candidates. In addition, such failure could be the basis for the CNDA to issue a warning or untitled letter, withdraw approvals for drug candidates previously granted to us, or take other regulatory or legal action, including recall or seizure, total or partial suspension of production, suspension of ongoing clinical trials, refusal to approve pending applications or supplemental applications, detention or product, refusal to permit the import or export of products, injunction, or imposing civil and criminal penalties.

Any significant disruption in our potential supplier relationships could harm our business. We currently source key materials from third parties, either directly through agreements with suppliers or indirectly through our manufacturers who have agreements with suppliers, as well as through our licensors. We anticipate that, in the near term, all key materials will be sourced through third parties. There are a small number of suppliers for certain capital equipment and key materials that are used to manufacture some of our drugs. Such suppliers may not sell these key materials to us or our manufacturers at the times we need them or on commercially reasonable terms. We currently do not have any agreements for the commercial production of these key materials. Any significant delay in the supply of a drug candidate or its key materials for an ongoing clinical study could considerably delay completion of our clinical studies, product testing and potential regulatory approval of our drug candidates. If we or our manufacturers are unable to purchase these key materials after regulatory approval has been obtained for our drug candidates, the commercial launch of our drug candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of our drug candidates.

Furthermore, because of the complex nature of our compounds, we or our manufacturers may not be able to manufacture our compounds at a cost or in quantities or in a timely manner necessary to make commercially successful products. In addition, as our drug development pipeline increases and matures, we will have a greater need for clinical study and commercial manufacturing capacity. We have no experience manufacturing pharmaceutical products on a commercial scale and some of our current suppliers will need to increase their scale of production to meet our projected needs for commercial manufacturing, the satisfaction of which on a timely basis may not be met.

We depend on our licensors or patent owners of our in-licensed patent rights to prosecute and maintain patents and patent applications that are material to our business. Any failure by our licensors or such patent owners to effectively protect these patent rights could adversely impact our business and operations.

We have licensed and sublicensed patent rights from third parties for some of our development programs, including ZL-2306 from Tesaro, ZL-2401 from Paratek, ZL-2301 from Bristol-Myers Squibb, ZL-2302 from Sanofi, FPA144 from Five Prime and ETX2514 from Entasis. As a licensee and sublicensee of third parties, we rely on these third parties to file and prosecute patent applications and maintain patents and otherwise protect the licensed intellectual property under certain of our license agreements. In addition, we have not had and do not have primary control over these activities for certain of our patents or patent applications and other intellectual property rights that we jointly own with certain of our licensors and sub-licensors. We cannot be certain that these patents and patent applications have been or will be prepared, filed, prosecuted or maintained by such third parties in compliance with applicable laws and regulations, in a manner consistent with the best interests of our business, or in a manner that will result in valid and enforceable patents or other intellectual property rights that cover our drug candidates. If our licensors or such third parties fail to prepare, prosecute, or maintain such patent applications and patents, or lose rights to those patent applications or patents, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize any of our drug candidates that are subject of such licensed rights could be adversely affected.

Pursuant to the terms of the license agreements with some of our licensors, the licensors may have the right to control enforcement of our licensed patents or defense of any claims asserting the invalidity or unenforceability of these patents. For example, under our agreement with Bristol-Myers Squibb for ZL-2301, Bristol-Myers Squibb has the first right to enforce the licensed patents in China, Hong Kong and Macau, subject to certain exceptions. Similarly, under our agreement with Five Prime for FPA144, Five Prime has the first right to enforce the licensed patents in China, Hong Kong, Macau and Taiwan, subject to certain exceptions. In addition, with respect to the patent portfolio for ZL-2401, which we sub-license from Paratek, Paratek has the first right to enforce such patent portfolio in territories outside of China, Hong Kong, Macau and Taiwan. Similarly, with respect to the patent portfolio for ZL-2306, which we sub-license from Tesaro, we have the first right to enforce such patent portfolio within China, Hong Kong and Macau. However, Tesaro maintains the right to enforce such patent portfolio in all other territories or, if we fail to bring an action within 90 days within China, Hong Kong or Macau, Tesaro can control such enforcement actions in those areas as well. In the case where Tesaro controls such enforcement actions, although we have rights to consult with Tesaro on such actions within China, Hong Kong and Macau, rights granted by Tesaro under ZL-2306 to another licensee, such as Janssen Biotech, Inc. to whom Tesaro has granted an exclusive right to develop ZL-2306 for the treatment of prostate cancer, could potentially influence Tesaro’s interests in the exercise of its prosecution, maintenance and enforcement rights in a manner that may favor the interests of such other licensee as compared with us, which could have a material adverse effect on our business, financial conditions, results of operations and prospects.

Even if we are permitted to pursue the enforcement or defense of our licensed and sub-licensed patents, we will require the cooperation of our licensors and any applicable patent owners and such cooperation may not be provided to us. We cannot be certain that our licensors will allocate sufficient resources or prioritize their or our enforcement of such patents or defense of such claims to protect our interests in the licensed patents. Even if we are not a party to these legal actions, an adverse outcome could harm our business because it might prevent us from continuing to license intellectual property that we may need to operate our business. If we lose any of our licensed intellectual property, our right to develop and commercialize any of our drug candidates that are subject of such licensed rights could be adversely affected.

Other Risks and Risks Related to Doing Business in China

If we fail to comply with environmental, health and safety laws and regulations of the PRC, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations primarily occur in China and involve the use of hazardous materials, including chemical materials. Our operations also produce hazardous waste products. We are therefore subject to PRC laws and regulations concerning the discharge of waste water, gaseous waste and solid waste during our processes of research and development of drugs. We engage competent third party contractors for the transfer and disposal of these materials and wastes. We may not at all times comply fully with environmental regulations. Any violation of these regulations may result in substantial fines, criminal sanctions, revocations of operating permits, shutdown of our facilities and obligation to take corrective measures. We cannot completely eliminate the risk of contamination or injury from these materials and wastes. In the event of contamination or injury resulting from the use or discharge of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil, administrative or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover costs and expenses incurred due to on-the-job injuries to our employees and third party liability insurance for injuries caused by unexpected seepage, pollution or contamination, such insurance may not provide adequate coverage against potential liabilities. Furthermore, the PRC government may take steps towards the adoption of more stringent environmental regulations. Due to the possibility of unanticipated regulatory or other developments, the amount and timing of future environmental expenditures may vary substantially from those currently anticipated. If there is any unanticipated change in the environmental regulations, we may need to incur substantial capital expenditures to install, replace, upgrade or supplement our manufacturing facility and equipment or make operational changes to limit any adverse impact or potential adverse impact on the environment in order to comply with new environmental protection laws and regulations. If such costs become prohibitively expensive, we may be forced to cease certain aspects of our business operations.

The PRC’s economic, political and social conditions, as well as governmental policies, could affect the business environment and financial markets in China, our ability to operate our business, our liquidity and our access to capital.

Substantially all of our operations are conducted in China. Accordingly, our business, results of operations, financial condition and prospects may be influenced to a significant degree by economic, political, legal and social conditions in China. China’s economy differs from the economies of developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth over the past 40 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are currently applicable to us. In addition, in the past the PRC government implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and results of operation. More generally, if the business environment in China deteriorates from the perspective of domestic or international investment, our business in China may also be adversely affected.

Uncertainties with respect to the PRC legal system and changes in laws, regulations and policies in China could materially and adversely affect us.

We conduct our business primarily through our subsidiaries in China. PRC laws and regulations govern our operations in China. Our subsidiaries are generally subject to laws and regulations applicable to foreign investments in China, which may not sufficiently cover all of the aspects of our economic activities in China. In addition, the implementation of laws and regulations may be in part based on government policies and internal rules that are subject to the interpretation and discretion of different government agencies (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not always be aware of any potential violation of these policies and rules. Such unpredictability regarding our contractual, property and procedural rights could adversely affect our business and impede our ability to continue our operations. Furthermore, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties could materially and adversely affect our business and results of operations.

In January 2015, the Ministry of Commerce of the PRC, or the MOFCOM, published a discussion draft of the proposed Foreign Investment Law. The MOFCOM has solicited comments on this draft and substantial uncertainties exist with respect to its enactment timetable, interpretation and implementation. If enacted as proposed, the Foreign Investment Law may materially impact our current corporate governance practice and business operations in many aspects and may increase our compliance costs. For instance, the proposed Foreign Investment Law would impose stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable foreign invested entities. Depending on the seriousness of the circumstances, non-compliance with the information reporting obligations, concealment of information or providing misleading or false information could result in monetary fines or criminal charges. In addition, the draft Foreign Investment Law embodies an expected PRC regulation trend of rationalizing the foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments.

Additionally, the CNDA’s recent reform of the drug and approval system may face implementation challenges. The timing and full impact of such reforms is uncertain and could prevent us from commercializing our drug candidates in a timely manner.

In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

We may be exposed to liabilities under the U.S. Foreign Corrupt Practices Act, or FCPA, and Chinese anti-corruption laws, and any determination that we have violated these laws could have a material adverse effect on our business or our reputation.

We are subject to the FCPA. The FCPA generally prohibits us from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. We are also subject to the anti-bribery laws of other jurisdictions, particularly China. As our business expands, the applicability of the FCPA and other anti-bribery laws to our operations will increase. Our procedures and controls to monitor anti-bribery compliance may fail to protect us from reckless or criminal acts committed by our employees or agents. If we, due to either our own deliberate or inadvertent acts or those of others, fail to comply with applicable anti-bribery laws, our reputation could be harmed and we could incur criminal or civil penalties, other sanctions and/or significant expenses, which could have a material adverse effect on our business, including our financial condition, results of operations, cash flows and prospects.

Restrictions on currency exchange may limit our ability to receive and use financing in foreign currencies, including proceeds from this offering, effectively.

Our PRC subsidiaries’ ability to obtain foreign exchange is subject to significant foreign exchange controls and, in the case of transactions under the capital account, requires the approval of and/or registration with PRC government authorities, including the state administration of foreign exchange, or SAFE. In particular, if we finance our PRC subsidiaries by means of foreign debt from us or other foreign lenders, the amount is not allowed to, among other things, exceed the statutory limits and such loans must be registered with the local counterpart of the SAFE. If we finance our PRC subsidiaries by means of additional capital contributions, the amount of these capital contributions must first be approved or filed by the relevant government approval authority.

In the light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on timely basis, if at all, with respect to future loans or capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approval, our ability to use the proceeds we receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our wholly foreign-owned subsidiaries in China to liability or penalties, limit our ability to inject capital into these subsidiaries, limit these subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

In 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents to register with local branches of SAFE or competent banks designated by SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” The term “control” under SAFE Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by the PRC residents in the offshore special purpose vehicles or PRC companies by such means as acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. SAFE Circular 37 further requires amendment to the registration in the event of any changes with respect to the basic information of or any significant changes with respect to the special purpose vehicle. If the shareholders of the offshore holding company who are PRC residents do not complete their registration with the local SAFE branches, the PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to the offshore company, and the offshore company may be restricted in its ability to contribute additional capital to its PRC subsidiaries. Moreover, failure to comply with SAFE registration and amendment requirements described above could result in liability under PRC law for evasion of applicable foreign exchange restrictions.

We will request PRC residents who we know hold direct or indirect interests in our company, if any, to make the necessary applications, filings and amendments as required under SAFE Circular 37 and other related rules. However, we may not be informed of the identities of all the PRC residents holding direct or indirect interest in our company, and we cannot provide any assurance that these PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements under SAFE Circular 37 or other related rules. The failure or inability of our PRC resident shareholders to comply with the registration procedures set forth in these regulations may subject us to fines and legal sanctions, restrict our cross-border investment activities, limit the ability of our wholly foreign-owned subsidiaries in China to distribute dividends and the proceeds from any reduction in capital, share transfer or liquidation to us, and we may also be prohibited from injecting additional capital into these subsidiaries. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC law for circumventing applicable foreign exchange restrictions. As a result, our business operations and our ability to distribute profits to you could be materially and adversely affected.

PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

PRC regulations and rules concerning mergers and acquisitions including the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, and other recently adopted regulations and rules with respect to mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, according to the Anti-Monopoly Law of PRC promulgated on August 30, 2007 and the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the Prior Notification Rules issued by the State Council in August 2008, the concentration of business undertakings by way of mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the MOFCOM when the threshold is crossed and such concentration shall not be implemented without the clearance of prior notification. In addition, the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprise by Foreign Lenders, or the Security Review Rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire the de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review by structuring the transaction through, among other things, trusts, entrustment or contractual control arrangements. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

Our business benefits from certain financial incentives and discretionary policies granted by local governments. Expiration of, or changes to, these incentives or policies would have an adverse effect on our results of operations.

In the past, local governments in China granted certain financial incentives from time to time to our PRC subsidiaries as part of their efforts to encourage the development of local businesses. We received approximately $0.19 million and $2.41 million in financial incentives from local governments in China relating to our business operations in 2017 and 2016, respectively. We also received approximately $0.75 million and $0.37 million in financial incentives from local governments in Australia as part of its tax incentive program in 2017 and 2016. The timing, amount and criteria of government financial incentives are determined within the sole discretion of the local government authorities and cannot be predicted with certainty before we actually receive any financial incentive. We generally do not have the ability to influence local governments in making these decisions. Local governments may decide to reduce or eliminate incentives at any time. In addition, some of the government financial incentives are granted on a project basis and subject to the satisfaction of certain conditions, including compliance with the applicable financial incentive agreements and completion of the specific project therein. We cannot guarantee that we will satisfy all relevant conditions, and if we do so we may be deprived of the relevant incentives. We cannot assure you of the continued availability of the government incentives currently enjoyed by us. Any reduction or elimination of incentives would have an adverse effect on our results of operations.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

The PRC Enterprise Income Tax Law, or the EIT Law, and the Regulation on the Implementation of the EIT Law, effective as of January 1, 2008, define the term “de facto management bodies” as “bodies that substantially carry out comprehensive management and control on the business operation, employees, accounts and assets of enterprises.” Under the EIT Law, an enterprise incorporated outside of PRC whose “de facto management bodies” are located in PRC is considered a “resident enterprise” and will be subject to a uniform 25% enterprise income tax, or EIT, rate on its global income. On April 22, 2009, PRC’s State Administration of Taxation, or the SAT, in the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, further specified certain criteria for the determination of what constitutes “de facto management bodies.” If all of these criteria are met, the relevant foreign enterprise may be regarded to have its “de facto management bodies” located in China and therefore be considered a PRC resident enterprise. These criteria include: (i) the enterprise’s day-to-day operational management is primarily exercised in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders’ meeting minutes are located or maintained in China; and (iv) 50% or more of voting board members or senior executives of the enterprise habitually reside in China. Although SAT Circular 82 only applies to foreign enterprises that are majority-owned and controlled by PRC enterprises, not those owned and controlled by foreign enterprises or individuals, the determining criteria set forth in SAT Circular 82 may be adopted by the PRC tax authorities as the test for determining whether the enterprises are PRC tax residents, regardless of whether they are majority-owned and controlled by PRC enterprises.

We believe that neither Zai Lab Limited nor any of our subsidiaries outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities, and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that Zai Lab Limited or any of its subsidiaries outside of China is a PRC resident enterprise under the EIT Law, that entity would be subject to a 25% enterprise income tax on its global income. If such entity derives income other than dividends from its wholly-owned subsidiaries in China, a

25% EIT on its global income may increase our tax burden. Dividends paid to a PRC resident enterprise from its wholly-owned subsidiaries in China may be regarded as tax-exempt income if such dividends are deemed to be “dividends between qualified PRC resident enterprises” under the EIT Law and its implementation rules. However, we cannot assure you that such dividends will not be subject to PRC withholding tax, as the PRC tax authorities have not yet issued relevant guidance.

In addition, if Zai Lab Limited is classified as a PRC resident enterprise for PRC tax purposes, we may be required to withhold tax at a rate of 10% from dividends we pay to our shareholders, including the holders of our ADSs, that are non-resident enterprises. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within China. Furthermore, gains derived by our non-PRC individual shareholders from the sale of our shares and ADSs may be subject to a 20% PRC withholding tax. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax (including withholding tax) on dividends received by such non-PRC individual shareholders in the event we are deemed to be a PRC resident enterprise. If any PRC tax were to apply to such dividends, it would generally apply at a rate of 20%. The PRC tax liability may be reduced under applicable tax treaties. However, it is unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Zai Lab Limited is treated as a PRC resident enterprise.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a holding company, and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. If any of our PRC subsidiaries incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Under PRC laws and regulations, our PRC subsidiaries, each of which is a wholly foreign-owned enterprise may pay dividends only out of its respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Such reserve funds cannot be distributed to us as dividends. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to an enterprise expansion fund, or a staff welfare and bonus fund.

Our PRC subsidiaries generate primarily all of their revenue in renminbi, which is not freely convertible into other currencies. As result, any restriction on currency exchange may limit the ability of our PRC subsidiaries to use their renminbi revenues to pay dividends to us.

In response to the persistent capital outflow in China and the renminbi’s depreciation against the U.S. dollar in the fourth quarter of 2016, the PBOC and the SAFE have promulgated a series of capital control measure in early 2017, including stricter vetting procedures for domestic companies to remit foreign currency for overseas investments, dividends payments and shareholder loan repayments.

The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

We and our shareholders face uncertainties in the PRC with respect to indirect transfers of equity interests in PRC resident enterprises.

The indirect transfer of equity interest in PRC resident enterprises by a non-PRC resident enterprise, or Indirect Transfer, is potentially subject to income tax in China at a rate of 10% on the gain if such transfer is considered as not having a commercial purpose and is carried out for tax avoidance. The SAT has issued several rules and notices to tighten the scrutiny over acquisition transactions in recent years. The Announcement of the State Administration of Taxation on Several Issues concerning the Enterprise Income Tax on the Indirect Transfers of Properties by Non-Resident Enterprises, or the SAT Circular 7 sets out the scope of Indirect Transfers, which includes any changes in the shareholder’s ownership of a foreign enterprise holding PRC assets directly or indirectly in the course of a group’s overseas restructuring, and the factors to consider in determining whether an Indirect Transfer has a commercial purpose. An Indirect Transfer satisfying all the following criteria will be deemed to lack a bona fide commercial purpose and be taxable under PRC laws: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from the PRC taxable assets; (ii) at any time during the one-year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in China, or 90% or more of its income is derived directly or indirectly from China; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries that directly or indirectly hold the PRC taxable assets are limited and are insufficient to prove their economic substance; and (iv) the non-PRC tax payable on the gain derived from the indirect transfer of the PRC taxable assets is lower than the potential PRC income tax on the direct transfer of such assets. Nevertheless, a non-resident enterprise’s buying and selling shares or ADSs of the same listed foreign enterprise on the public market will fall under the safe harbor available under SAT Circular 7 and will not be subject to PRC tax pursuant to SAT Circular 7.

However, as these rules and notices are relatively new and there is a lack of clear statutory interpretation, we face uncertainties regarding the reporting required for and impact on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises, or the sale or purchase of shares in other non-PRC resident companies or other taxable assets by us. For example, the PRC tax authorities may consider that our current offering involves an indirect change of shareholding in our PRC subsidiaries and therefore it may be regarded as an Indirect Transfer under SAT Circular 7. Although we believe no SAT Circular 7 reporting is required on the basis that the current offering has commercial purposes and is not conducted for tax avoidance, the PRC tax authorities may pursue us to report under SAT Circular 7 and request that we and our PRC subsidiaries assist in the filing. As a result, we and our subsidiaries may be required to expend significant resources to provide assistance and comply with SAT Circular 7, or establish that we or our non-resident enterprises should not be subject to tax under SAT Circular 7, for the current offering or other transactions, which may have an adverse effect on our and their financial condition and day-to-day operations.

Any failure to comply with PRC regulations regarding the registration requirements for our employee equity incentive plans may subject us to fines and other legal or administrative sanctions, which could adversely affect our business, financial condition and results of operations.

In February 2012, the SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly Listed Companies, or the Stock Option Rules. In accordance with the Stock Option Rules and relevant rules and regulations, PRC citizens or non-PRC citizens residing in China for a continuous period of not less than one year, who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain procedures. We and our employees who are PRC citizens or who reside in China for a continuous period of not less than one year and who participate in our stock incentive plan will be subject to such regulation. We plan to assist our employees to register their share options or shares. However, any failure of our PRC individual beneficial owners and holders of share options or shares to comply with the SAFE registration requirements may subject them to fines and legal sanctions and may limit the ability of our PRC subsidiaries to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors and employees under PRC law.

Proceedings brought by the SEC against the Big Four PRC-based accounting firms, including our independent registered public accounting firm, could result in our inability to file future financial statements in compliance with the requirements of the Exchange Act.

In December 2012, the SEC instituted administrative proceedings under Rule 102(e)(1)(iii) of the SEC’s Rules of Practice against the Big Four PRC-based accounting firms, including our independent registered public accounting firm, alleging that these firms had violated U.S. securities laws and the SEC’s rules and regulations thereunder by failing to provide to the SEC the firms’ audit work papers with respect to certain PRC-based companies under the SEC’s investigation. On January 22, 2014, the administrative law judge, or the ALJ, presiding over the matter rendered an initial decision that each of the firms had violated the SEC’s rules of practice by failing to produce audit workpapers to the SEC. The initial decision censured each of the firms and barred them from practicing before the SEC for a period of six months. On February 12, 2014, the Big Four PRC-based accounting firms appealed the ALJ’s initial decision to the SEC. On February 6, 2015, the four China-based accounting firms each agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S.-listed companies. The settlement required the firms to follow detailed procedures and to seek to provide the SEC with access to Chinese firms’ audit documents via the CSRC, in response to future document requests by the SEC made through the CSRC. If the Big Four PRC-based accounting firms fail to comply with the documentation production procedures that are in the settlement agreement or if there is a failure of the process between the SEC and the CSRC, the SEC could restart the proceedings against the firms.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding PRC-based, United States-listed companies and the market price of our ADSs may be adversely affected.

If the accounting firms are subject to additional remedial measures, our ability to file our financial statements in compliance with SEC requirements could be impacted. A determination that we have not timely filed financial statements in compliance with SEC requirements would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Risks Related to Intellectual Property

If we are unable to obtain and maintain patent protection for our drug candidates through intellectual property rights, or if the scope of such intellectual property rights obtained is not sufficiently broad, third parties may compete directly against us.

Our success depends, in part, on our ability to protect our drug candidates from competition by obtaining, maintaining and enforcing our intellectual property rights, including patent rights. We seek to protect the drug candidates and technology that we consider commercially important by filing PRC and international patent applications, relying on trade secrets or pharmaceutical regulatory protection or employing a combination of these methods. We also seek to protect our proprietary position by in-licensing intellectual property relating to our technology and drug candidates. We do not own or exclusively license any issued patents with respect to certain of our drug candidates in all territories in which we plan to commercialize our drug candidates. For example, we do not own or exclusively license any issued patents covering ZL-2306 in Hong Kong and Macau. We cannot predict whether any of our owned or in-licensed pending patent applications will result in the issuance of any patents that effectively protect our drug candidates. If we or our licensors are unable to obtain or maintain patent protection with respect to our drug candidates and technology we develop, our business, financial condition, results of operations, and prospects could be materially harmed.

The patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, our license and intellectual property-related agreements may not provide us with exclusive rights to use our in-licensed intellectual property rights relating to the applicable drug candidates in all relevant fields of use and in all territories in which we may wish to develop or commercialize our technology and products in the future. For example, under our agreements with Tesaro for ZL-2306 and Bristol-Myers Squibb for ZL-2301, our exclusive licenses are limited to China, Hong Kong, Macau, in the case of our agreements with Paratek for ZL-2401 and Five Prime for FPA144, with the addition of Taiwan, and in the case of our agreement with Entasis for ETX2514, with further additions of Korea, Vietnam, Thailand, Cambodia, Laos, Malaysia, Indonesia, the Philippines, Singapore, Australia, New Zealand and Japan. As a result, we may not be able to prevent competitors from developing and commercializing competitive products in all such fields and territories.

Patents may be invalidated and patent applications, including one of our in-licensed patent applications relating to FPA144, may not be granted for a number of reasons, including known or unknown prior art, deficiencies in the patent application or the lack of novelty of the underlying invention or technology. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and any other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases, not at all. Therefore, we cannot be certain that we or our licensors were the first to make the inventions claimed in our owned or in-licensed patents or pending patent applications or that we or our licensors were the first to file for patent protection of such inventions. Furthermore, the PRC and, recently, the United States have adopted the “first-to-file” system under which whoever first files a patent application will be awarded the patent if all other patentability requirements are met. Under the first-to-file system, third parties may be granted a patent relating to a technology, which we invented.

In addition, under PRC Patent Law, any organization or individual that applies for a patent in a foreign country for an invention or utility model accomplished in China is required to report to the State Intellectual Property Office, or SIPO, for confidentiality examination. Otherwise, if an application is later filed in China, the patent right will not be granted. Moreover, even if patents do grant from any of the applications, the grant of a patent is not conclusive as to its scope, validity or enforceability.

The coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if patent applications we license or own currently or in the future issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. In addition, the patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the PRC, United States and abroad. We and our licensors may be subject to a third-party preissuance submission of prior art to the United States Patent and Trademark Office, or USPTO, or become involved in opposition, derivation, revocation, re-examination, post-grant and inter partes review, or interference proceedings or similar proceedings in foreign jurisdictions challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our owned or in-licensed patent rights, allow third parties to commercialize our technology or drug candidates and compete directly with us without payment to us, or result in our inability to manufacture or commercialize drug candidates without infringing, misappropriating or otherwise violating third-party patent rights. Moreover, we, or one of our licensors, may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge the priority of our or our licensor’s invention or other features of patentability of our owned or in-licensed patents and patent applications. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and drug candidates. Such proceedings also may result in substantial costs and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Consequently, we do not know whether any of our technology or drug candidates will be protectable or remain protected by valid and enforceable patents. Our competitors or other third parties may be able to circumvent our owned or in-licensed patents by developing similar or alternative technologies or products in a non-infringing manner.

Furthermore, the terms of patents are finite. The patents we own or in-license and the patents that may issue from our currently pending owned and in-licensed patent applications generally have a 20-year protection period starting from such patents and patent applications’ earliest filing date. Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such drug candidates might expire before or shortly after such drug candidates are commercialized. As a result, our owned or in-licensed patents and patent applications may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. Moreover, some of our patents and patent applications are, and may in the future be, co-owned with third parties. If we are unable to obtain an exclusive license to any such third party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

Our owned or in-licensed patents could be found invalid or unenforceable if challenged in court or before the USPTO or comparable foreign authority.

We or our licensors may become involved in patent litigation against third parties to enforce our owned or in-licensed patent rights, to invalidate patents held by such third parties, or to defend against such claims. A court may refuse to stop the other party from using the technology at issue on the grounds that our owned or in-licensed patents do not cover the third-party technology in question. Further, such third parties could counterclaim that we infringe, misappropriate or otherwise violate their intellectual property or that a patent we or our licensors have asserted against them is invalid or unenforceable. In patent litigation, defendant counterclaims challenging the validity, enforceability or scope of asserted patents are commonplace and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. In addition, third parties may initiate legal proceedings before administrative bodies in the United States or abroad, even outside the context of litigation, against us or our licensors with respect to our owned or in-licensed intellectual property to assert such challenges to such intellectual property rights. Such mechanisms include re-examination, inter partes review, post-grant review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation, cancellation or amendment to our patents in such a way that they no longer cover and protect our drug candidates.

The outcome of any such proceeding is generally unpredictable. Grounds for a validity challenge could be, among other things, an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, lack of written description or non-enablement. Grounds for an unenforceability assertion could be, among other things, an allegation that someone connected with prosecution of the patent withheld relevant information or made a misleading statement during prosecution. It is possible that prior art of which we and the patent examiner were unaware during prosecution exists, which could render our patents invalid. Moreover, it is also possible that prior art may exist that we are aware of but do not believe is relevant to our current or future patents, but that could nevertheless be determined to render our patents invalid. Even if we are successful in defending against such challenges, the cost to us of any patent litigation or similar proceeding could be substantial, and it may consume significant management and other personnel time. We do not maintain insurance to cover intellectual property infringement, misappropriation or violation.

An adverse result in any litigation or other intellectual property proceeding could put one or more of our patents at risk of being invalidated, rendered unenforceable or interpreted narrowly. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability of our patents covering one or more of our drug candidates, we would lose at least part, and perhaps all, of the patent protection covering such drug candidates. Competing drugs may also be sold in other countries in which our patent coverage might not exist or be as strong. If we lose a foreign patent lawsuit, alleging our infringement of a competitor’s patents, we could be prevented from marketing our drugs in one or more foreign countries. Any of these outcomes would have a materially adverse effect on our business, financial condition, results of operations and prospects.

We may not be able to protect our intellectual property in the PRC.

The validity, enforceability and scope of protection available under the relevant intellectual property laws in the PRC are uncertain and still evolving. Implementation and enforcement of PRC intellectual property-related laws have historically been deficient and ineffective. Accordingly, intellectual property and confidentiality legal regimes in China may not afford protection to the same extent as in the United States or other countries. Policing unauthorized use of proprietary technology is difficult and expensive, and we may need to resort to litigation to enforce or defend patents issued to us or our licensors, or to determine the enforceability, scope and validity of our proprietary rights or those of others. As noted above, we may need to rely on our licensors to enforce and defend our technologies. The experience and capabilities of PRC courts in handling intellectual property litigation varies, and outcomes are unpredictable. Further, such litigation may require a significant expenditure of cash and may divert management’s attention from our operations, which could harm our business, financial condition and results of operations. An adverse determination in any such litigation could materially impair our intellectual property rights and may harm our business, prospects and reputation.

We may not be able to protect our intellectual property and proprietary rights throughout the world.

Filing, prosecuting, maintaining and defending patents on drug candidates in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States or PRC or from selling or importing products made using our inventions in and into the United States, the PRC or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own competing products and, further, may export otherwise infringing products to territories where we have patent protection or licenses but enforcement is not as strong as that in the United States. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions, including China. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Furthermore, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.

Developments in patent law could have a negative impact on our business.

Changes in either the patent laws or interpretation of the patent laws in the United States, PRC and other government authorities could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents, including changing the standards of patentability, and any such changes could have a negative impact on our business. For example, in the United States, the Leahy-Smith America Invents Act, or the America Invents Act, which was signed into law in September 2011, includes a number of significant changes to U.S. patent law. These changes include a transition from a “first-to-invent” system to a “first-to-file” system as of March 2013, changes to the way issued patents are challenged, and changes to the way patent applications are disputed during the examination process. These include allowing third party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post grant proceedings, including post grant review, inter partes review, and derivation proceedings. As a result of these changes, patent law in the United States may favor larger and more established companies that have greater resources to devote to patent application filing and prosecution. The USPTO has developed new and untested regulations and procedures to govern the full implementation of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and, in particular, the first-to-file provisions became effective in March 2013. Substantive changes to patent law associated with the America Invents Act may affect our ability to obtain patents, and if obtained, to enforce or defend them. Accordingly, it is not clear what, if any, impact the America Invents Act will have on the cost of prosecuting our patent applications and our ability to obtain patents based on our discoveries and to enforce or defend any patents that may issue from our patent applications, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

If we are unable to maintain the confidentiality of our trade secrets, our business and competitive position may be harmed.

In addition to the protection afforded by registered patents and pending patent applications, we rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. However, trade secrets and know-how can be difficult to protect. We also seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with parties that have access to them, such as our partners, collaborators, scientific advisors, employees, consultants and other third parties, and invention assignment agreements with our consultants and employees. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. We may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements, however, despite the existence generally of confidentiality agreements and other contractual restrictions. If any of the partners, collaborators, scientific advisors, employees and consultants who are parties to these agreements breaches or violates the terms of any of these agreements or otherwise discloses our proprietary information, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. Enforcing a claim that a third party illegally disclosed or misappropriated our trade secrets, including through intellectual property litigations or other proceedings, is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts in China and other jurisdictions inside and outside the United States are less prepared, less willing or unwilling to protect trade secrets.

Our trade secrets could otherwise become known or be independently discovered by our competitors or other third parties. For example, competitors could purchase our drug candidates and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe, misappropriate or otherwise violate our intellectual property rights, design around our intellectual property protecting such technology or develop their own competitive technologies that fall outside of our intellectual property rights. If any of our trade secrets were to be disclosed or independently developed by a competitor, we would have no right to prevent them, or others to whom they communicate it, from using that technology or information to compete against us, which may have a material adverse effect on our business, prospects, financial condition and results of operations.

If our drug candidates infringe, misappropriate or otherwise violate the intellectual property rights of third parties, we may incur substantial liabilities, and we may be unable to commercialize these drug candidates.

Our commercial success depends significantly on our ability to develop, manufacture, market and sell our drug candidates and use our proprietary technologies without infringing, misappropriating or otherwise violating the patents and other proprietary rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. In the PRC and the United States, invention patent applications are generally maintained in confidence until their publication 18 months from the filing date. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and invention patent applications are filed. Even after reasonable investigation, we may not know with certainty whether any third-party may have filed a patent application without our knowledge while we are still developing or producing that product. We may become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our technology and any drug candidates we may develop, including interference proceedings, post-grant review, inter partes review and derivation proceedings before the USPTO and similar proceedings in foreign jurisdictions.

Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future, regardless of their merit. Even if we believe third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of infringement, validity, enforceability or priority. A court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could materially and adversely affect our ability to commercialize any drug candidates we may develop and any other drug candidates or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. There is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent.

If we are found to infringe a third party’s patent rights, and we are unsuccessful in demonstrating that such patents are invalid or unenforceable, we could be required to:

•

obtain royalty-bearing licenses from such third party to such patents, which may not be available on commercially reasonable terms, if at all and even if we were able to obtain such licenses, they could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us, and could require us to make substantial licensing and royalty payments;

•	defend litigation or administrative proceedings;

•	reformulate product(s) so that it does not infringe the intellectual property rights of others, which may not be possible or could be very expensive and time consuming;

•	cease developing, manufacturing and commercializing the infringing technology or drug candidates; and

•	pay such third party significant monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent or other intellectual property right.

Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar material adverse effect on our business, financial condition, results of operations, and prospects. Even if we are successful in such litigations or administrative proceedings, such litigations and proceedings may be costly and could result in a substantial diversion of management resources. Any of the foregoing may have a material adverse effect on our business, prospects, financial condition and results of operations.

Intellectual property litigation and proceedings could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to our, our licensor’s or other third parties’ intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our ADSs. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

We may be subject to claims that we or our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of competitors or their current or former employers or are in breach of non-competition or non-solicitation agreements with competitors or other third parties.

We could in the future be subject to claims that we or our employees, consultants or advisors have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of current or former employers, competitors or other third parties. Many of our employees, consultants and advisors are currently or were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not improperly use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may be subject to claims that we or these individuals have breach the terms of his or her non-competition or non-solicitation agreement, or that we or these individuals have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of a current or former employer, competitor or other third parties.

Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management and research personnel. If our defenses to these claims fail, in addition to requiring us to pay monetary damages, a court could prohibit us from using technologies or features that are essential to our drug candidates, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. An inability to incorporate such technologies or features would have a material adverse effect on our business and may prevent us from successfully commercializing our drug candidates. In addition, we may lose valuable intellectual property rights or personnel as a result of such claims. Moreover, any such litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our drug candidates, which would have a material adverse effect on our business, results of operations and financial condition.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may not be successful in obtaining necessary intellectual property rights to drug candidates for our development pipeline through acquisitions and in-licenses.

Although we also intend to develop drug candidates through our own internal research, our near-term business model is predicated, in large part, on our ability to successfully identify and acquire or in-license drug candidates to grow our drug candidate pipeline. However, we may be unable to acquire or in-license intellectual property rights relating to, or necessary for, any such drug candidates from third parties on commercially reasonable terms or at all, including because we are focusing on specific areas of care such as oncology and inflammatory and infectious diseases. In that event, we may be unable to develop or commercialize such drug candidates. We may also be unable to identify drug candidates that we believe are an appropriate strategic fit for our company and intellectual property relating to, or necessary for, such drug candidates. Any of the foregoing could have a materially adverse effect on our business, financial condition, results of operations and prospects.

The in-licensing and acquisition of third-party intellectual property rights for drug candidates is a competitive area, and a number of more established companies are also pursuing strategies to in-license or acquire third-party intellectual property rights for drug candidates that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. Furthermore, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. If we are unable to successfully obtain rights to suitable drug candidates, our business, financial condition, results of operations and prospects for growth could suffer.

In addition, we expect that competition for the in-licensing or acquisition of third-party intellectual property rights for drug candidates that are attractive to us may increase in the future, which may mean fewer suitable opportunities for us as well as higher acquisition or licensing costs. We may be unable to in-license or acquire the third-party intellectual property rights for drug candidates on terms that would allow us to make an appropriate return on our investment.

If we do not obtain patent term extension and data exclusivity for any drug candidates we may develop, our business may be materially harmed.

Depending upon the timing, duration and specifics of any FDA marketing approval of any drug candidates we may develop, one or more of our owned or in-licensed U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Action of 1984, or Hatch Waxman Amendments. The Hatch Waxman Amendments permit a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, we may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. In addition, no patent term extension system has been established in the PRC. As a result, the patents we have in-licensed or own in the PRC are not eligible to be extended for patent term lost during the regulatory review process. If we are unable to obtain patent term extension or term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations, and prospects could be materially harmed.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our owned or licensed patents and applications. In certain circumstances, we rely on our licensing partners to pay these fees due to U.S. and non-U.S. patent agencies. The USPTO and various non-U.S. government agencies require compliance with several procedural, documentary, fee payment, and other similar provisions during the patent application process. We are also dependent on our licensors to take the necessary action to comply with these requirements with respect to our licensed intellectual property. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•

others may be able to make products that are similar to any drug candidates we may develop or utilize similar technology but that are not covered by the claims of the patents that we license or may own in the future;

•

we, our licensors, patent owners of patent rights that we have in-licensed, or current or future collaborators might not have been the first to make the inventions covered by the issued patent or pending patent application that we license or may own in the future;

•

we, our licensors, patent owners of patent rights that we have in-licensed, or current or future collaborators might not have been the first to file patent applications covering certain of our or their inventions;

•

others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing, misappropriating or otherwise violating our owned or licensed intellectual property rights;

•	it is possible that our pending licensed patent applications or those that we may own in the future will not lead to issued patents;

•	issued patents that we hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors;

•

our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable;

•	the patents of others may harm our business; and

•

we may choose not to file a patent in order to maintain certain trade secrets or know how, and a third party may discover certain technologies containing such trade secrets or know how through independent research and development and/or subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks related to our ADSs and this offering

We have broad discretion to determine how to use the net proceeds from this offering and may use them in ways that may not enhance our results of operations or the price of the ADSs.

Although we currently intend to use the net proceeds from this offering in the manner described in the section titled “Use of proceeds” in this prospectus, our management will have broad discretion over the use of net proceeds from this offering, and we could spend the net proceeds from this offering in ways the holders of the ADSs may not agree with or that do not yield a favorable return. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our use of these proceeds may differ substantially from our current plans. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. You will not have the opportunity, as part of your investment decision, to assess whether the net proceeds from this offering are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering.

The trading prices of our ADSs is likely to be volatile, which could result in substantial losses to you.

We completed our initial public offering in September 2017, and there has been a public market for the ADSs for only a short period of time. From September 20, 2017 to August 30, 2018, the intra-day sale price of our ADSs ranged from a high of $35.74 to a low of $17.85 per ADS.

The trading price of the ADSs is likely to be volatile and could fluctuate widely in response to a variety of factors, many of which are beyond our control. In addition, the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes for the ADSs. Some of these companies have experienced significant volatility, including significant price declines after their initial public offerings. The trading performances of these PRC companies’ securities at the time of or after their offerings may affect the overall investor sentiment towards other PRC companies listed in the United States and consequently may impact the trading performance of the ADSs.

In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for specific business reasons, including:

•	announcements of competitive developments;

•	regulatory developments affecting us, our customers or our competitors;

•	announcements regarding litigation or administrative proceedings involving us;

•	actual or anticipated fluctuations in our period-to-period operating results;

•	changes in financial estimates by securities research analysts;

•	additions or departures of our executive officers;

•	fluctuations of exchange rates between the RMB and the U.S. dollar;

•	release or expiration of lock-up or other transfer restrictions on our outstanding ordinary shares of ADSs; and

•	sales or perceived sales of additional ordinary shares or ADSs.

Any of these factors may result in large and sudden changes in the volume and trading price of the ADSs. In addition, the stock market, in general, and small pharmaceutical and biotechnology companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of the ADSs, regardless of our actual operating performance. For example, since August 2008, multiple exchanges in the United States and other countries and regions, including China, experienced sharp declines in response to the growing credit market crisis and the recession in the United States. As recently as February 2018, the exchanges in China experienced a sharp decline. Prolonged global capital markets volatility may affect overall investor sentiment towards our ADSs, which would also negatively affect the trading prices for our ADSs.

We may be at an increased risk of securities class action litigation, which is expensive and could divert management attention.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant share price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our business, the price of our ADSs could decline.

The trading market for our ADSs will continue to rely in part on the research and reports that industry or financial analysts publish about us or our business. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

We are an “emerging growth company,” as defined in the Securities Act, and we cannot be certain if the reduced disclosure requirements applicable to us as an “emerging growth company” will make our ADSs less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, our shareholders may not have access to certain information that they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if our total annual gross revenue exceeds $1.07 billion, if we issue more than $1.0 billion in non-convertible debt securities during any three-year period, or if the market value of our ordinary shares held by non-affiliates exceeds $700.0 million. We cannot predict if investors will find our ADSs less attractive because we may rely on these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and our stock price may be more volatile.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. The presence of material weaknesses in internal control over financial reporting could result in financial statement errors which, in turn, could lead to errors in our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the ADSs could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, the ADSs may not be able to remain listed on the Nasdaq Global Market.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

As a foreign private issuer we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the United States and disclosure with respect to our annual general meetings will be governed by the Cayman Islands requirements. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our ordinary shares or ADSs.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq Stock Market listing rules that allow us to follow Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. We follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the Nasdaq Stock Market in respect of the following: (i) the majority independent director requirement under Section 5605(b)(1) of the Nasdaq Stock Market listing rules, (ii) the requirement under Section 5605(d) of the Nasdaq Stock Market listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation, (iii) the requirement under Section 5605(e) of the Nasdaq Stock Market listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors and (iv) the requirement under Section 5605(b)(2) of the Nasdaq Stock Market listing rules that our independent directors hold regularly scheduled executive sessions. Cayman Islands law does not impose a requirement that our board of directors consist of a majority of independent directors. Nor does Cayman Islands law impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process. Therefore, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2019. We would lose our foreign private issuer status if, for example, more than 50% of our ordinary shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning on January 1, 2020, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq Stock Market listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

The 2017 audit report included in the 2017 Annual Report, which is incorporated by reference herein in its entirety, was prepared by an auditor who is not inspected by the U.S. Public Company Accounting Oversight Board, or the PCAOB, and as such, you are deprived of the benefits of such inspection.

Auditors of companies that are registered with the SEC and traded publicly in the United States, including the independent registered public accounting firm of our company, must be registered with the PCAOB, and are required by the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. Because substantially all of our operations are within the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditor is not currently inspected by the PCAOB.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or CSRC, and the Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in the United States or the CSRC or the Ministry of Finance in the PRC. The PCAOB continues to be in discussions with the CSRC and the Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating audits and quality control procedures of any auditors operating in China, including our auditor. As a result, investors may be deprived of the benefits of PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

We do not currently intend to pay dividends on our securities, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the ADSs.

We have never declared or paid any dividends on our ordinary shares. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, investors are not likely to receive any dividends on their ADSs at least in the near term, and the success of an investment in ADSs will depend upon any future appreciation in its value. Consequently, investors may need to sell all or part of their holdings of ADSs after price appreciation, which may never occur, to realize any future gains on their investment. There is no guarantee that the ADSs will appreciate in value or even maintain the price at which our investors purchased their ADSs.

Fluctuations in the value of the renminbi, or RMB, may have a material adverse effect on our results of operations and the value of your investment.

The value of the renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the renminbi to the U.S. dollar, and the renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted, and the exchange rate between the renminbi and U.S. dollar remained within a narrow band. In June 2010, China’s People’s Bank of China, or PBOC, announced that the PRC government would increase the flexibility of the exchange rate, and thereafter allowed the renminbi to appreciate slowly against the U.S. dollar within the narrow band fixed by the PBOC. However, more recently, on August 11, 12 and 13, 2015, the PBOC significantly devalued the renminbi by fixing its price against the U.S. dollar 1.9%, 1.6%, and 1.1% lower than the previous day’s value, respectively. On October 1, 2016, the renminbi joined the International Monetary Fund’s basket of currencies that make up the Special Drawing Right, or SDR, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the renminbi depreciated significantly while the U.S. dollar surged and China experienced persistent capital outflows. With the development of the foreign exchange market and progress towards interest rate liberalization and renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system. There is no guarantee that the renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the renminbi and the U.S. dollar in the future.

Significant revaluation of the renminbi may have a material adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars into renminbi for our operations, appreciation of the renminbi against the U.S. dollar would have an adverse effect on the renminbi amount we would receive from the conversion. Conversely, if we decide to convert our renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, appreciation or depreciation in the value of the renminbi relative to U.S. dollars would affect our financial results reported in U.S. dollar terms regardless of any underlying change in our business or results of operations.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert renminbi into foreign currency.

Substantial future sales or perceived sales of our ADSs in the public market could cause the price of our ADSs to decline and result in dilution of the percentage ownership of our ordinary shares.

Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. All ADSs sold in this offering will be freely transferable by persons other than our affiliates without restriction or additional registration under the Securities Act. The remaining ordinary shares outstanding after this offering will be available for sale, subject to restrictions as applicable under Rule 144 under the Securities Act, upon the expiration of the 90-day lock-up arrangements entered into among us and the underwriters. There are certain exceptions to these lock-up arrangements. See “Underwriting” and “Shares and American depositary shares eligible for future sale” for additional information. We cannot predict what effect, if any, market sales of ordinary shares held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. Such sales may also result in material dilution to our existing holders of ADSs or ordinary shares, and new investors could gain rights, preferences and privileges senior to those of holders of our ADSs or ordinary shares.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise their rights.

Holders of our ADSs do not have the same rights as our shareholders and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under our Fourth Amended and Restated Memorandum of Association, an annual general meeting and any extraordinary general meeting may be called with not less than seven days’ notice. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw the ordinary shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, we will give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date and the depositary will send a notice to you about the upcoming vote and will arrange to deliver our voting materials to you. The depositary and its agents, however, may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all commercially reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. Furthermore, the depositary will not be liable for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a holder or beneficial owner of ADSs, you may have limited recourse if we or the depositary fail to meet our respective obligations under the deposit agreement or if you wish us or the depositary to participate in legal proceedings. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you request. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

Furthermore, in the event of voting by show of hands, pursuant to the terms of the deposit agreement, the depositary bank will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions, which may result in the ordinary shares underlying the ADSs held by certain ADS holders being voted in a manner contrary to such ADS holders’ voting instructions. See “Description of American depositary shares—Voting rights.”

You may not receive distributions on our ADSs or any value for them if such distribution is illegal or impractical or if any required government approval cannot be obtained in order to make such distribution available to you.

Although we do not have any present plan to pay any dividends, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses and any applicable taxes and governmental charges. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities whose offering would require registration under the Securities Act but are not so properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not reasonably practicable to distribute certain property. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under the U.S. securities laws any offering of ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to you unless either both the rights and any related securities are registered under the Securities Act, or the distribution of them to ADS holders is exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. If the depositary does not distribute the rights, it may, under the deposit agreement, either sell them, if possible, or allow them to lapse. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

The tax laws of the jurisdictions in which we operate may adversely affect our business and our financial results and/or may reduce the value of our shareholders’ investment in our ordinary shares or ADSs.

The tax laws applicable to our business activities are subject to change and uncertain interpretation. Our tax position could be adversely impacted by changes in tax rates, tax laws, tax practice, tax treaties or tax regulations or changes in the interpretation thereof by the tax authorities in jurisdictions in which we do business. For example, a newly enacted U.S. federal income tax law, among other things, contains significant changes to corporate taxation. The overall impact of the new U.S. federal tax law is uncertain and our business and financial condition could be adversely affected. The impact of this tax reform on holders of our ADSs is also uncertain and could be adverse.

Moreover, we conduct operations through our subsidiaries in various tax jurisdictions pursuant to transfer pricing arrangements between us, our parent company and our subsidiaries. While we believe that we operate in compliance with applicable transfer pricing laws and intend to continue to do so, our transfer pricing procedures are not binding on applicable tax authorities. If tax authorities in any jurisdiction in which we operate were to successfully challenge our transfer prices as not reflecting arms’ length transactions, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices, which could result in a higher tax liability to us. Furthermore, a tax authority could asset that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions. Such circumstances could adversely affect our financial condition, results of operations and cash flows.

In addition, because our group includes a U.S. subsidiary (Zai Lab (US), LLC), if you are a U.S. investor who holds ADSs you may be subject to special tax rules that may have adverse consequences on your investment in our ADSs. In particular, if you are a U.S. investor who is treated as owning at least 10% of the value or voting power of our ADSs, you may be treated as a “U.S. Shareholder” with respect to each controlled foreign corporation (“CFC”) in our group. Because certain of our non-U.S. subsidiaries may be treated as CFCs (regardless of whether Zai Lab Limited is treated as a CFC), if you are a U.S. Shareholder, you may be required to annually report and include in your U.S. taxable income your pro rata share of certain income of each CFC of which you are deemed to be a U.S. Shareholder, regardless of whether we make any distributions. We can neither provide assurance that we will assist you in determining whether any of our non-U.S. subsidiaries are treated as CFCs (or whether you are treated as a U.S. Shareholder with respect to any of such CFC), nor that we will furnish the information necessary to comply with the reporting and tax payment obligations discussed above.

We urge you to consult with your legal and tax advisors with respect to the potential tax consequences of investing in our ordinary shares or ADSs.

Zai Lab Limited is a holding company with no operations of its own and, as such, it depends on its subsidiaries for cash to fund all of its operations and expenses, including future dividend payments, if any.

Our operations are conducted almost entirely through our subsidiaries and our ability to generate cash to make future dividend payments, if any, will be highly dependent on the earnings and the receipt of funds from our subsidiaries via dividends or intercompany loans. There can be no assurance that our subsidiaries will generate sufficient cash flow to distribute funds to us or that applicable law and contractual restrictions, if any, will permit such distributions.

If we are a passive foreign investment company (“PFIC”), you could be subject to adverse U.S. federal income tax consequences if you are a U.S. investor.

In general, a non-U.S. corporation will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income (the “income test”) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income (the “asset test”). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes interest, dividends, gains from certain property transactions, rents and royalties (other than certain rents or royalties derived in the active conduct of a trade or business). Cash is a passive asset for PFIC purposes.

The assets shown on our balance sheet are expected to consist primarily of cash and cash equivalents for the foreseeable future. Therefore, whether we will satisfy the asset test for the current or any future taxable year will depend largely on the quarterly value of our goodwill, and on how quickly we utilize the cash in our business. We do not expect to be a PFIC for the current taxable year. However, we cannot give any assurance as to whether we will be a PFIC for the current or any future taxable year because (i) the value of our goodwill may be determined by reference to the market price of our ADSs, which may be volatile given the nature and early stage of our business, (ii) we expect to hold a significant amount of cash, and (iii) a company’s PFIC status is determined on an annual basis after the end of each taxable year. In addition, it is not clear how to apply the income test to a company such as us, the only income of which for a relevant taxable year is passive interest income but the overall losses of which significantly exceed the amount of this passive income. We believe that it is reasonable to take the position that a company like us, the overall losses of which exceed our passive income, would not be a PFIC if it otherwise would not be a PFIC under the assets test for the relevant taxable year, but there can be no assurance that the Internal Revenue Service will respect, or a court will uphold, this position.

If you are a U.S. investor, whether or not you make a timely qualified electing fund (“QEF”) election or mark-to-market election may affect the U.S. federal income tax consequences to you with respect to the acquisition, ownership and disposition of our ADSs. You should consult your own tax advisor regarding all aspects of the application of the PFIC rules to the ADSs. See “Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

You may have difficulty enforcing judgments obtained against us.

We are a company incorporated under the laws of the Cayman Islands, and substantially all of our assets are located outside the United States. Substantially all of our current operations are conducted in the PRC. In addition, some of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons. It may also be difficult for investors to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, some of whom currently reside in the United States and whose assets are located outside the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Investors may be subject to limitations on transfers of your ADSs.

ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

As the public offering price is higher than our net tangible book value per ordinary share, you will incur immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of $17.50 per ADS (assuming no exercise of outstanding options to acquire ordinary shares and no exercise of the underwriters’ option to purchase additional ADSs), representing the difference between our as adjusted net tangible book value per ADS as of June 30, 2018, after giving effect to this offering, and the assumed public offering price of $23.45 per ADS (which was the last reported sale price of our ADSs on the Nasdaq Global Market on August 30, 2018). In addition, you will experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options. All of the ordinary shares issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS basis that is less than the public offering price per ADS in this offering.

Cautionary note regarding forward-looking statements

This prospectus and the documents incorporated herein by reference contain forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our operational results and other future conditions. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate” and other similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated herein by reference and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk factors” section of this prospectus and the documents incorporated herein by reference, which include, but are not limited to, the following:

•	the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs;

•	our ability to advance our drug candidates into, and successfully complete, clinical trials;

•	the ability of our drug candidates to be granted or maintain Category 1 designation with the CNDA and to receive a faster development, review or approval process;

•	our reliance on the success of our clinical-stage drug candidates and certain other drug candidates;

•	the timing or likelihood of regulatory filings and approvals;

•	the commercialization of our drug candidates, if approved;

•	our ability to develop sales and marketing capabilities;

•	our ability to contract on commercially reasonable terms with CROs, third-party suppliers and manufacturers;

•	the pricing and reimbursement of our drug candidates, if approved;

•	our ability to contract on commercially reasonable terms with CROs;

•	the disruption of our business relationships with our licensors;

•	our ability to operate our business without breaching our licenses or other intellectual property-related agreements;

•	cost associated with defending against intellectual property infringement, product liability and other claims;

•	regulatory developments in China, the United States and other jurisdictions;

•	the ability to obtain additional funding for our operations;

•	the rate and degree of market acceptance of our drug candidates;

•	developments relating to our competitors and our industry;

•	our ability to effectively manage our growth; and

•	our ability to retain key executives and to attract, retain and motivate personnel.

These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus and the documents incorporated herein by reference.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus and the documents incorporated herein by reference. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus and the documents incorporated herein by reference, those results or developments may not be indicative of results or developments in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus and the documents incorporated herein by reference speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

Use of proceeds

We estimate that the net proceeds to us from the sale of 6,396,600 ADSs offered by us in this offering will be approximately $140.3 million, based on an assumed public offering price of $23.45 per ADS, the last reported sale price of our ADS on the Nasdaq Global Market on August 30, 2018, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase 959,490 additional ADSs is exercised in full, we estimate that our net proceeds from this offering will be approximately $161.5 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed public offering price of $23.45 per ADS, the last reported sale price of our ADS on the Nasdaq Global Market on August 30, 2018, would increase (decrease) the net proceeds to us from this offering by approximately $6.0 million, assuming the number of ADSs offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, an increase (decrease) of 1,000,000 ADSs in the number of ADSs offered by us would increase (decrease) the net proceeds to us from this offering by approximately $22.0 million, assuming no change in the assumed public offering price and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and estimated offering expenses payable by us.

As of June 30, 2018, we had cash and cash equivalents and short-term investment of $177.7 million.

We intend to use the net proceeds of this offering primarily to advance the clinical development of our multiple drug candidates and for additional business development activity and for working capital and other general corporate purposes. In particular, we currently expect to use the net proceeds from this offering as follows:

•	approximately $45.0 million to fund and complete clinical trials;

•	approximately $20.0 million to support our commercialization efforts;

•	approximately $40.0 million to fund new business development and licensing opportunities;

•	approximately $15.0 million for research and development of other drug candidates; and

•	the remainder for working capital and other general corporate purposes.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which we could change in our discretion in the future as our plans and business conditions evolve. Due to the many variables inherent to the development of our drug candidates at this time, such as the timing of patient enrollment and evolving regulatory requirements, we cannot currently predict the stage of development we expect to achieve for our pre-clinical and clinical trial and drug candidates with the net proceeds of this offering. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the results of the pre-clinical and clinical trial of our drug candidates, our operating costs and expenditures and the amount of cash generated by our operations. As a result, our management will have broad discretion over the use of the net proceeds from this offering.

Pending these uses, we intend to invest the net proceeds in investment-grade, short-term fixed income instruments.

Price range of our ADSs

Our ADSs have been publicly traded on the Nasdaq Global Market under the symbol “ZLAB” since our initial public offering on September 20, 2017, which was completed at a price to the public of $18.00 per ADS. The following table sets forth, for the periods indicated, the reported high and low intra-day sale prices of our ADSs on the Nasdaq Global Market in U.S. dollars.

	Price Per ADS
Period	High	Low

Annually:
2017 (since September 20, 2017)	$35.74	$20.67
2018 (through August 30, 2018)	$26.96	$18.00

Quarterly:
Third Quarter 2017 (from September 20, 2017)	$32.64	$23.80
Fourth Quarter 2017	$35.74	$20.67
First Quarter 2018	$27.34	$19.80
Second Quarter 2018	$25.59	$17.85
Third Quarter 2018 (through August 30, 2018)	$25.35	$20.13

Most Recent Six Months:
March 2018	$23.48	$21.89
April 2018	$22.88	$17.86
May 2018	$25.59	$17.85
June 2018	$24.99	$22.01
July 2018	$25.25	$21.01
August 2018 (through August 30, 2018)	$25.35	$20.13

On August 30, 2018, the last reported sale price of the ADSs on the Nasdaq Global Market was $23.45 per ADS.

As of June 30, 2018, we had 11 holders of record with addresses in the United States, including Citibank, N.A., depositary of our ADS program, which held 17,596,844 ordinary shares as of that date. This number does not include beneficial owners whose ADSs are held by nominees in street name.

Dividend policy

We have never declared or paid dividends on our ordinary shares. We currently expect to retain all future earnings for use in the operation and expansion of our business and do not have any present plan to pay any dividends. The declaration and payment of any dividends in the future will be determined by our board of directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, and contractual restrictions.

Capitalization

The following table sets forth our cash and cash equivalents, short-term investment and capitalization as of June 30, 2018:

•	on an actual basis; and

•

on an as adjusted basis to give effect to our sale of 6,396,600 ADSs in this offering based on an assumed public offering price of $23.45 per ADS, which was the last reported sale price of our ADSs on the Nasdaq Global Market on August 30, 2018, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise of the underwriters’ option to purchase additional ADSs.

The following table should be read in conjunction with the information contained in “Use of proceeds” and “Description of American depositary shares” herein and the consolidated financial statements and related notes appearing in our Form 6-K dated as of August 30, 2018 and in our 2017 Annual Report, as well as the information set forth therein under headings such as “Key Information” and “Operating and Financial Review and Prospects,” which are all incorporated by reference herein.

	As of June 30, 2018
	(unaudited)
	Actual	As adjusted
Cash and cash equivalents	$127,715,473	$268,044,876
Short-term investment(1)	50,000,000	50,000,000

Shareholders’ equity:
Ordinary shares, par value $0.00006 per share; 83,333,333 shares authorized; 50,605,903 (actual) and 57,002,503 (as adjusted) shares issued and outstanding(2)	3,015	3,399
Subscription receivable	(18)	(18)
Additional paid-in capital	350,102,007	490,431,026
Accumulated deficits	(152,042,041)	(152,042,041)
Accumulated other comprehensive loss	868,297	868,297
Total shareholders’ equity	198,931,260	339,260,663

Total capitalization	$198,931,260	$339,260,663

(1)	The short-term investment consists of $50.0 million of fixed-interest time deposit with an original maturity of twelve months.

(2)	Includes 321,667 restricted ordinary shares granted but not vested and 44,413 ordinary shares we have reserved for exercise of share options.

A $1.00 increase (decrease) in the assumed public offering price of $23.45 per ADS, which was the last reported sale price of our ADSs on the Nasdaq Global Market on August 30, 2018, would increase (decrease) the amount of cash and cash equivalents, additional paid-in capital, total shareholders’ equity and total capitalization on an as adjusted basis by approximately $6.0 million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 ADSs offered by us would increase (decrease) cash and cash equivalents, total shareholders’ (deficit) equity and total capitalization on an as adjusted basis by approximately $22.0 million, assuming the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information above is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The actual and as adjusted information set forth in the table excludes:

•	6,431,411 shares issuable upon the exercise of options outstanding as of June 30, 2018 pursuant to our 2015 Plan at a weighted-average exercise price of $1.01 per share; and

•	2,013,329 shares reserved for future issuance under our 2017 Equity Incentive Plan.

Exchange rate information

We conduct substantially all of our operations in the PRC. Substantially all of our revenues, cost of revenues and operating expenses are denominated in Renminbi. This prospectus contains translations of certain Renminbi amounts into U.S. Dollars at a specified rate, which is based on the rate certified for customs purposes by the Federal Reserve Bank of New York, for the convenience of the reader. Unless otherwise stated, all translations from Renminbi to U.S. Dollars have been made at the rate of RMB 6.803 to US$1.00, being the noon buying rate in effect as of August 24, 2018. We make no representation that the Renminbi or U.S. Dollar amounts referred to in this prospectus could have been, or could be, converted into U.S. Dollars, Renminbi, as the case may be, at any particular rate or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On August 24, 2018, the noon buying rate were RMB 6.803 to US$1.00.

The following table sets forth information concerning the rates of exchange of RMB per US$1.00 for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Noon Buying Rate
	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2012	6.2301	6.2990	6.3879	6.2221
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2015	6.4778	6.2869	6.4896	6.1870
2016	6.9430	6.6549	6.9430	6.4480
2017	6.5063	6.7564	6.4773	6.9575

2018
January	6.2841	6.4233	6.5263	6.2841
February	6.3280	6.3183	6.3471	6.2649
March	6.2726	6.3174	6.3565	6.2685
April	6.3325	6.2967	6.3340	6.2655
May	6.4096	6.3701	6.4175	6.3325
June	6.6171	6.4651	6.3850	6.6235
July	6.8038	6.7164	6.6123	6.8102
August (through August 24, 2018)	6.8030	6.8519	6.8030	6.9330

(1)	Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

Dilution

If you invest in our ADSs, your investment will be diluted for each ADS you purchase to the extent of the difference between the public offering price per ADS and our net tangible book value per ADS immediately after this offering. Dilution results from the fact that the public offering price per ADS is in excess of the book value per ADS attributable to the existing shareholders for our presently outstanding ADS.

As of June 30, 2018, we had a net tangible book value of $198.3 million, or $3.93 per ordinary share and $3.93 per ADS. We calculate net tangible book value per ordinary shares by dividing our total tangible assets less our total liabilities by the number of our ordinary shares outstanding. Dilution is determined by subtracting the as adjusted net tangible book value per ordinary share from the public offering price per ordinary share. Without taking into account any other changes in such net tangible book value after June 30, 2018, after giving effect to the receipt of the estimated net proceeds from our sale of 6,396,600 ADSs in this offering, based on a public offering price of $23.45 per ADS, which was the last reported sale price of our ADSs on the Nasdaq Global Market on August 30, 2018, and the application of the estimated net proceeds therefrom as described under “Use of proceeds,” our as adjusted net tangible book value at June 30, 2018 would have been approximately $339.3 million, or $5.95 per ordinary share and $5.95 per ADS. This represents an immediate increase in net tangible book value of $2.02 per ordinary share and $2.02 per ADS to existing shareholders and an immediate dilution in net tangible book value of $17.50 per ordinary share and $17.50 per ADS to you. The following table illustrates this dilution on a per ordinary share and per ADS basis.

	Per ordinary share	Per ADS
Assumed public offering price	$23.45	$23.45
Net tangible book value per share as of June 30, 2018	3.93	3.93
Increase in net tangible book value per share after this offering	2.02	2.02

As adjusted net tangible book value per share after this offering	5.95	5.95
Dilution per share or ADS to new investors in this offering	$17.50	$17.50

A $1.00 increase (decrease) in the assumed public offering price of $23.45 per ADS would increase (decrease) the dilution to new investors by $0.89 per ordinary share and $0.89 per ADS, assuming the number of ADSs offered by us remains the same, and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. Similarly, each increase (decrease) of 1,000,000 ADSs offered by us would increase (decrease) the dilution to new investors by $0.72 per ordinary share and $0.72 per ADS, assuming the assumed public offering price remains the same and after deducting underwriting discounts and commissions and estimated expenses payable by us.

If the underwriters exercise their option to purchase additional 959,490 ADSs in full (representing a total price to public of $22,500,000), the as adjusted net tangible book value would be $6.32 per ordinary shares and $6.32 per ADS, and the dilution in as adjusted net tangible book value to investors in this offering would be $17.13 per ordinary shares and $17.13 per ADS.

The as adjusted information discussed above is illustrative only. Our net tangible book value following the closing of this offering is subject to adjustment based on the actual public offering price of the ADSs and other terms of this offering determined at pricing.

The following table sets forth, as of June 30, 2018, the number of ordinary shares purchased from us, the total consideration paid to us and the average price per ordinary share/ADS paid by existing shareholders and to be paid by new investors purchasing ADSs in this offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Ordinary shares purchased		Total consideration		Average price per ordinary share	Average price per ADS
	Number	Percent	Amount	Percent
Existing shareholders	50,605,903	88.78%	350,105,004	70.01%	$6.92	$6.92
New investors	6,396,600	11.22%	150,000,000	29.99%	23.45	23.45

Total	57,002,503	100.00%	500,105,004	100.00%	$8.77	$8.77

If the underwriters were to fully exercise their option to purchase additional 959,490 ADSs from us (representing a total price to public of $22,500,000), the percentage of our ordinary shares held by existing shareholders would be 87.31%, and the percentage of our ordinary shares held by new investors would be 12.69%.

The above discussion and tables are based on 50,605,903 ordinary shares issued and outstanding as of June 30, 2018 and excludes:

•	6,431,411 shares issuable upon the exercise of options outstanding as of June 30, 2018 pursuant to our 2015 Plan at a weighted-average exercise price of $1.01 per share; and

•	2,013,329 shares reserved for future issuance under our 2017 Equity Incentive Plan.

To the extent that outstanding options and warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders.

Management

The information set forth under the headings “Item 6—Directors, Senior Management and Employees,” “Item 16A—Audit Committee Financial Experts,” and “Item 16G—Corporate Governance” appearing in our 2017 Annual Report is incorporated by reference herein.

The following director and executive officers have joined our company since our initial public offering, or IPO, in September 2017:

Name	Age	Position(s)
Kai-Xian Chen	72	Director
William “Billy” Ki Chul Cho	41	Chief Financial Officer
Yong-Jiang Hei	55	Chief Medical Officer, Oncology
Yi “William” Liang	47	Chief Commercial Officer

The following is a biographical summary of the experience of our new director and executive officers. There are no family relationships among any of our directors or executive officers.

Kai-Xian Chen, Ph.D., joined our company as Director in August 2018. From 2007 to 2017, he served as a member of the National Committee of the Chinese People’s Political Consultative Conference. From 2005 to 2014, Professor Chen served as President of Shanghai University of Traditional Chinese Medicine. In 2011, Professor Chen served as President of the Shanghai Science and Technology Association. Prior to that, from 1993 to 2004, Professor Chen served as Deputy Director and later, Director of Shanghai Institute of Materia Medica, or SIMM. Professor Chen has as also served as Principal Scientist for two National Basic Research Programs by the Ministry of Science and Technology, or MOST. In 2001, Professor Chen served as key architect of MOST’s project, “Innovative Drug and Modernization of Chinese Medicines,” where he was responsible for organizing and promoting a series of drug policies for the PRC’s 12th and 13th Five Year Plans. In 1999, Professor Chen was elected as a member of the Chinese Academy of Sciences. Prior to that, Professor Chen conducted postdoctoral research at Institut de Biologie Physico-Chimique in Paris. Professor Chen started his academic career at SIMM as an Associate Professor, where he later reached the level of Full Professor. Professor Chen received his Ph.D. at the Chinese Academy of Science, his M.Phil degree from SIMM and his chemistry degree from Fudan University.

William “Billy” Ki Chul Cho, M.B.A., M.A., joined our company as our Chief Financial Officer in March 2018. Prior to joining us, Mr. Cho served as Managing Director and Head of Asia Healthcare Investment Banking at Citigroup. Based in Hong Kong since 2011, Mr. Cho was responsible for healthcare client coverage at Citigroup across the Asia Pacific region and led many biopharma transactions in China, including Zai Lab’s US IPO. Prior to this, he was based in New York in healthcare M&A investment banking and also spent time in corporate development for a pharmaceutical services company. Mr. Cho started his career at Ernst & Young performing financial audits of U.S.-based healthcare companies. Mr. Cho earned his M.B.A. from the Wharton School of the University of Pennsylvania and M.A. in Accounting from University of Virginia.

Yong-Jiang Hei, M.D., Ph.D., joined our company as Chief Medical Officer, Oncology in August 2018. Prior to joining us, Dr. Hei served as Chief Medical Officer for Qilu Pharmaceuticals, where he was responsible for their clinical development programs. Prior to Qilu Pharmaceuticals, Dr. Hei served as Chief Medical Officer of San Diego-based biotechnology company Ambrx, Inc., where he led clinical strategy and product development. Prior to that, Dr. Hei served in various roles at Amgen, Inc. over the course of approximately ten years, including as Global Development Leader for numerous oncology pipeline molecules and marketed products. While at Amgen, Dr. Hei was Medical Head in China, where he helped build clinical medical teams and establish product development and clinical operation capabilities for Amgen China. Prior to Amgen, Dr. Hei served as the U.S. Medical Director for Roche. Dr. Hei also previously served as Senior Global Brand Medical Director and Executive Director for Novartis Oncology, where he led the development and execution of medical plans and expanded investigator-initiated clinical research. Dr. Hei received his M.D. at Shihezi Medical College in China and a Ph.D. in Pharmacology at the University of British Columbia, Vancouver.

Yi “William” Liang, M.D., M.B.A., joined our company as our Chief Commercial Officer in June 2018. Prior to joining us, Mr. Liang served as Vice President at AstraZeneca, heading up the Oncology business unit in China, where he oversaw many successful product launches. During his tenure at AstraZeneca, he expanded his team from approximately 500 to 2,000 professionals. Prior to AstraZeneca, Mr. Liang was Vice President of Oncology at Bristol-Myers Squibb in China, where he oversaw the rebuilding of the oncology sales team. Prior to that, Mr. Liang spent over 13 years in senior commercial roles at Roche, where he began his career and ultimately achieved the position of China Business Unit Director of Oncology. Mr. Liang received his M.D. in Clinical Medicine from Fudan University and his Executive MBA degree from the China Europe International Business School.

Audit Committee

With Marietta Wu transitioning off of our board of directors on August 8, 2018, our audit committee now consists of Tao Fu, John Diekman and Kai-Xian Chen, with Mr. Fu serving as chairman of the committee. We have determined that Mr. Fu qualifies as a financial expert as set forth under the applicable rules of the SEC and that Mr. Fu and Dr. Chen each satisfies the independence requirements under the rules of the Nasdaq Stock Market and under Rule 10A-3 of the Exchange Act.

Compensation of Directors and Executive Officers

For information regarding compensation of our directors and executive officers, please see the information set forth under the heading “Item 6—Directors, Senior Management and Employees—Compensation—Compensation of Directors and Executive Officers” appearing in our 2017 Annual Report, which is incorporated in its entirety by reference herein.

Principal shareholders

We had 50,605,903 ordinary shares outstanding as of June 30, 2018. The following table and accompanying footnotes set forth information relating to the beneficial ownership of our ordinary shares as of June 30, 2018 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding ordinary shares;

•	each of our directors;

•	each of our executive officers; and

•	all of our executive officers and directors as a group.

Our major shareholders do not have voting rights that are different from our shareholders in general. For more information, please see “Description of share capital.” Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

The percentage of shares beneficially owned after this offering includes                 ordinary shares in the form of ADSs issued in connection with this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.

Name of beneficial owner†	Ordinary shares beneficially owned prior to this offering		Ordinary shares beneficially owned after this offering
	Number	Percent	Number	Percent

Executive Officers and Directors:
Ying “Samantha” Du(1)	9,083,904	17.4%
Harald Reinhart	16,666	*
Qi Liu(2)	195,543	*
William “Billy” Ki Chul Cho	—	—
Yi “William” Liang	—	—
Ning Xu(3)	399,617	*
James Yan(4)	205,543	*
Marietta Wu(5)	133,611	*
Peter Wirth	300,000	*
John Diekman	—	—
Tao Fu	—	—
Nisa Leung	—	—
Jianming Yu	—	—
All Executive Officers and Directors as a Group	10,334,884	19.5%

Beneficial Owners of 5% or More of our Ordinary Shares:
QM 11 Limited(6)	10,470,933	20.7%
Investment funds affiliated with Advantech Capital(7)	7,167,397	14.2%
The Z Trust(8)	4,289,930	8.5%
FMR, LLC(9)	4,802,882	9.5%
Investment funds affiliated with Sequoia Capital(10)	3,884,152	7.7%
KPCB China Fund II, L.P.(11)	3,437,311	6.8%

*	The person beneficially owns less than 1% of our outstanding ordinary shares.

†	The business address of all directors and officers is 4560 Jinke Road, Bldg. 1, 4F, Pudong, Shanghai, China 201210.

(1)	Includes 1,559,763 ordinary shares issuable to Dr. Du upon exercise of vested options and options exercisable within 60 days of June 30, 2018. Includes 6,143,988 ordinary shares held by certain holders of ordinary shares, including Zai management and their affiliates. Although Dr. Du does not have any pecuniary interest in these ordinary shares, these shareholders have granted Dr. Du the right to vote their shares and, therefore, she may be deemed to be the beneficial owner of the ordinary shares held by these shareholders.

(2)	Includes 195,543 ordinary shares issuable upon exercise of options within 60 days of June 30, 2018. Dr. Liu transitioned from her role as our Chief Medical Officer of oncology to an advisory role on August 5, 2018.

(3)	Includes 399,617 ordinary shares issuable upon exercise of options within 60 days of June 30, 2018.

(4)	Includes 205,543 ordinary shares issuable upon exercise of options within 60 days of June 30, 2018.

(5)	Includes 133,611 ordinary shares issuable upon exercise of vested options. Ms. Wu stepped down from our Board of Directors on August 8, 2018.

(6)	Based on a Schedule 13G filed on February 14, 2018. The address for QM 11 Limited is Unit 1904 Gloucester Tower, The Landmark, Central, Hong Kong.

(7)	Based on a Schedule 13G filed on February 13, 2018. Consists of (i) 6,734,064 ordinary shares held by Maxway Investment Limited and (ii) 433,333 ordinary shares held by Harbor Front Investment Limited. The address for Maxway Investment Limited and Harbor Front Investment Limited is c/o DMS House, 20 Genesis Close, George Town, Grand Cayman, KY1-1103, Cayman Islands.

(8)	The address for The Z Trust is 16015 Huebner BLF, San Antonio, Texas 78248-1469.

(9)	Based upon the information provided by FMR LLC in a Schedule 13G filed on February 13, 2018. Abigail P. Johnson is a Director and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02110.

(10)	Based on a Schedule 13G filed on February 14, 2018. Consists of (i) 2,986,278 ordinary shares held by Sequoia Capital CV IV Holdco, Ltd. and (ii) 897,874 ordinary shares held by SCC Growth I Holdco A, Ltd. The address for Sequoia Capital CV IV Holdco, Ltd. and SCC Growth I Holdco A, Ltd. is Conyers Trust Company (Cayman) Limited, P.O. Box 2681, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

(11)	Based on a Schedule 13G filed on February 14, 2018. The address for KPCB China Fund II, L.P. is c/o Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, PO Box 268 Grand Cayman KY1-1104, Cayman Islands.

As of December 31, 2017, based on public filings with the SEC, there are no other major shareholders owning 5% or more of our ordinary shares or ADSs representing ordinary shares, except as described above.

As of June 30, 2018, we had 11 holders of record with addresses in the United States, including Citibank, N.A., depositary of our ADS program, which held 17,596,844 ordinary shares as of that date. This number does not include beneficial owners whose ADSs are held by nominees in street name.

To our knowledge, except as disclosed above, we are not owned or controlled, directly or indirectly, by another corporation, by any foreign government or by any other natural or legal person or persons, severally or jointly. To our knowledge, there are no arrangements the operation of which may at a subsequent date result in us undergoing a change in control. Our major shareholders do not have different voting rights than any of our other shareholders.

Related party transactions

The following is a description of related party transactions we have entered into since January 1, 2015 with any members of our board of directors or executive officers and beneficial holders of more than 5% of our ordinary shares:

Agreements and transactions with shareholders

Shareholders Agreement

In connection with our issuance of Series C preferred shares, we and all of our then shareholders entered into a third amended and restated shareholders agreement in June 2017, or the Shareholders Agreement, in which we granted certain demand registration rights, piggyback registration rights and F-3 registration rights to holders of our registrable securities. The registration rights are described in more detail under “Description of share capital—Registration rights.”

Management rights letter

We have entered into a management rights letter, or the MRL, with Vivo Capital Fund VIII, L.P. and Vivo Capital Surplus Fund VIII, L.P., or collectively, Vivo Capital, on June 26, 2017. The MRL provides Vivo Capital with certain contractual management rights (the “Contractual Management Rights”) solely to the extent necessary for its investment in our company to qualify as a “venture capital investment” under United States law, including the rights to (i) consult with and advise our management on significant business issues, (ii) inspect our books and records and its facilities upon reasonable advance written request, and (iii) receive all information and materials provided to our board of directors, other than any information or materials that are highly confidential or proprietary information. The Contractual Management Rights under the MRL will terminate upon the closing of this offering.

Convertible loan agreements and shareholder private placements

On April 30, 2015, we closed a private placement transaction pursuant to which we issued an aggregate of 9,619,975 Series A-2 preferred shares for an aggregate consideration of $20,828,572 of which $5,300,000 was unpaid. The following table sets forth the number of shares of our Series A-2 preferred shares that we issued to our 5% stockholders and their affiliates in this transaction:

Investor	Shares of Series A-2 preferred shares		Purchase price ($)
QM 11 Limited	3,958,838		8,571,429
KPCB China Fund II, L.P.	3,787,288	(1)	8,200,000
Sequoia Capital CV IV Holdco, Ltd.	1,319,612		2,857,143

(1)	On September 30, 2015, we cancelled 1,177,754 of these Series A-2 Preferred Shares issued to KPCB China Fund II, L.P. and forgave the $2,550,000.00 unpaid capital balance.

On January 20, 2016, we closed a private placement transaction pursuant to which we sold an aggregate of 5,562,335 Series B-1 preferred shares for an aggregate consideration of $53,100,000. The following table sets forth the number of shares of our Series B-1 preferred shares that we issued to our 5% stockholders and their affiliates in this transaction:

Investor	Shares of Series B-1 preferred shares	Purchase price ($)
Maxway Investment Limited	3,928,204	37,500,000
QM 11 Limited	707,076	6,750,000
SCC Growth I HoldCo, Ltd.	523,760	5,000,000

On April 1, 2016, we closed a private placement transaction pursuant to which we sold an aggregate of 3,973,096 Series B-2 preferred shares for an aggregate consideration of $53,100,000. The following table sets forth the number of shares of our Series B-2 preferred shares that we issued to our 5% stockholders and their affiliates in this transaction:

Investor	Shares of Series B-2 preferred shares	Purchase price ($)
Maxway Investment Limited	2,805,860	37,500,000
QM 11 Limited	505,054	6,750,000
SCC Growth I HoldCo, Ltd.	374,114	5,000,000

On June 26, 2017, we closed a private placement transaction pursuant to which we sold an aggregate of 1,998,958 of Series C preferred shares for an aggregate consideration of $30,000,000. The following table sets forth the number of shares of our Series C preferred shares we issued to our 5% stockholders and their affiliates in this transaction:

Investor	Shares of Series C preferred shares	Purchase price ($)
The Z Trust	133,264	2,000,000
QM 11 Limited	66,632	1,000,000

Other relationships

Voting proxy

Certain holders of Zai ordinary shares, which together held 6,143,988 ordinary shares as of June 30, 2018, have granted Dr. Du the right to vote their ordinary shares.

Quan Venture Partners I, L.L.C.

Quan Venture Fund I, L.P., or Quan Fund, is a Cayman Islands exempted limited partnership organized in April 2017 to make capital investments in global public and private companies with a particular focus on the healthcare industry. Quan Fund’s general partner, which is responsible for investment and divestment decisions related to the Quan Fund, is Quan Venture Partners I, L.L.C., or Quan GP, a Cayman Islands limited liability company. Each of Dr. Du and Marietta Wu are managers of Quan GP. In the first half of 2017, Zai sold its interest in three entities to the Quan Fund, for a total consideration of approximately $500,000. Ms. Wu stepped down from our Board of Directors on August 8, 2018.

Qiagen (Suzhou) Translational Medicine Co., Ltd.

Qiagen (Suzhou) Translational Medicine Co., Ltd., or Qiagen, is held by Dr. Du’s immediate family. We have used Qiagen for drug research and development services and have incurred $96,656 and $33,233.78 research and development expenses for the year ended December 31, 2016 and the six months ended June 30, 2018, respectively.

Agreements with our directors and executive officers

Employment agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Item 6.B. —Directors, Senior Management and Employees—Compensation—Employment Arrangements with Our Executive Officers” appearing in our 2017 Annual Report, which is incorporated in its entirety by reference herein

Indemnification agreements

We have entered into indemnification agreements with each of our directors and executive officers. We also maintain a general liability insurance policy which covers certain liabilities of our directors and executive officers arising out of claims based on acts or omissions in their capabilities as directors or officers.

Related party transaction approval policy

Our audit committee has the primary responsibility for reviewing and approving or ratifying transactions in which we and our executive officers, directors (including director nominees) and stockholders owning in excess of 5% of our ordinary shares or their immediate family members are participants. The audit committee must approve or ratify any related-party transaction for it to be consummated or continue. The audit committee reviews related-party transactions as they arise and are reported to the audit committee. The audit committee also reviews materials prepared by our board of directors and our executive officers to determine whether any related-party transactions have occurred that have not been reported. In reviewing any related-party transaction, the audit committee is to consider all relevant facts and circumstances, including the aggregate dollar value of the transaction, the related party’s relationship to us and interest in the transaction, and the benefits to us of the transaction. The audit committee determines, in its discretion, whether the proposed transaction is in the best interests of our company and our stockholders.

Description of share capital

We are a Cayman Islands company, and our affairs are governed by our Fourth Amended and Restated Memorandum of Association and the Companies Law.

The following are summaries of material provisions of our Fourth Amended and Restated Memorandum of Association, which became effective immediately prior to the completion of our initial public offering in September 2017, insofar as they relate to the material terms of our ordinary shares.

Ordinary shares

General. Our authorized share capital consists of $5,000.00 divided into 83,333,333 ordinary shares, with a par value of $0.00006 each. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Certificates representing the ordinary shares are issued in registered form.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our Fourth Amended and Restated Memorandum of Association provides that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law. Holders of ordinary shares will be entitled to the same amount of dividends, if declared.

Voting rights. In respect of all matters subject to a shareholders’ vote, each ordinary share is entitled to one vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders present in person or by proxy and who together hold not less than 10% of the nominal value of the total issued voting shares of our company. Each holder of our ordinary shares is entitled to have one vote for each ordinary share registered in his or her name on our register of members.

A quorum required for a meeting of shareholders consists of one or more shareholders who hold at least one-third of all voting power of our share capital in issue at the date of the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our board of directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the aggregate voting power of our company. Advance notice of at least seven days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to all issued and outstanding shares cast at a meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our Fourth Amended and Restated Memorandum of Association.

Transfer of ordinary shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

•	the shares are free from any lien in favor of the Company; and

•	a fee of such maximum sum as the Nasdaq Global Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed by a liquidator who may divide our assets for distribution among our shareholders in his discretion. The liquidator also may vest all or part of our assets in trust. None of our shareholders may be compelled to accept any shares subject to liability.

Calls on ordinary shares and forfeiture of ordinary shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of ordinary shares. The Companies Law and Fourth Amended and Restated Memorandum of Association permit us to purchase our own shares. In accordance with our Fourth Amended and Restated Memorandum of Association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by our board of directors.

Variations of rights of shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of books and records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

Issuance of additional shares. Our Fourth Amended and Restated Memorandum of Association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our Fourth Amended and Restated Memorandum of Association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series;
•	the dividend rights, dividend rates, conversion rights, voting rights; and
•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover provisions. Some provisions of our Fourth Amended and Restated Memorandum of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

Exempted company. We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Differences in corporate law

The Companies Law is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and similar arrangements. A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (i) a special resolution of the shareholders and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of directors and executive officers and limitation of liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Fourth Amended and Restated Memorandum of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Fourth Amended and Restated Memorandum of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ fiduciary duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder action by written consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Fourth Amended and Restated Memorandum of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposal before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our Fourth Amended and Restated Memorandum of Association allow our shareholders holding not less than one-third of all voting power of our share capital in issue to requisition a shareholders’ meeting. Other than this right to requisition a shareholders’ meeting, our Fourth Amended and Restated Memorandum of Association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholders’ voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Fourth Amended and Restated Memorandum of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Fourth Amended and Restated Memorandum of Association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with interested shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and Fourth Amended and Restated Memorandum of Association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of rights of shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Fourth Amended and Restated Memorandum of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of governing documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Fourth Amended and Restated Memorandum of Association may only be amended with a special resolution of our shareholders.

Rights of non-resident or foreign shareholders. There are no limitations imposed by our fourth memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Fourth Amended and Restated Memorandum of Association governing the ownership threshold above which shareholder ownership must be disclosed.

History of securities issuances

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were used in the below issuances.

1.	On December 31, 2015, we granted a warrant to purchase 461,808 Series A-2 preferred shares at the purchase price of $2.1651 per share to OrbiMed Asia Partners II, L.P. for a period commencing on April 1, 2016 and ending on the earlier of (i) the sixth anniversary of the date of issuance of this warrant or (ii) 90 calendar days prior to the date on which we consummate this offering. No consideration was received by us in connection with the issuance of the warrant. As of the date of this prospectus, no Series A-2 preferred shares have been purchased by OrbiMed Asia Partners II, L.P. pursuant to this warrant.

2.	On January 20, 2016, we closed a private placement transaction pursuant to which we sold an aggregate of 5,562,335 Series B-1 preferred shares for an aggregate consideration of $53,100,000 in cash.

3.	On April 1, 2016, we issued a total of 3,973,096 Series B-2 preferred shares in connection with the second closing of the private placement transaction described above for an aggregate consideration of $53,100,000 in cash.

4.	On July 15, 2016 and August 25, 2016, we issued an additional 58,333 and 75,000 restricted ordinary shares to Peter Karl Wirth, respectively.

5.	On June 26, 2017, we closed a private placement transaction pursuant to which we sold an aggregate of 1,998,958 Series C preferred shares for an aggregate consideration of $30,000,000 in cash.

6.	On September 20, 2017, we issued an additional 25,000 restricted ordinary shares to John Diekman and Tao Fu respectively.

7.	On January 1, 2018, we issued an additional 12,500 restricted ordinary shares to Peter Wirth, John Diekman and Tao Fu respectively.

8.	On March 2, 2018 and June 4, 2018, we issued an additional 100,000 and 125,000 restricted ordinary shares to Billy Cho and William Liang respectively.

9.	On August 6, 2018, we issued an additional 125,000 restricted ordinary shares to Yongjiang Hei.

In addition to the above, since January 1, 2015, we have granted share options to purchase the following to our employees, consultants and directors:

Aggregate number of ordinary shares	Exercise price US$ per share
3,848,502	$0.60
930,906	1.20
1,489,611	1.74
162,392	3.00
109,084	18.00
116,650	23.74
40,000	24.58
400,000	21.84
130,000	20.74
450,000	20.90
375,000	23.80

These grants were made pursuant to written compensatory plans or arrangements with our employees, consultants and directors in reliance upon the exemption provided by Rule 701 promulgated under the Securities Act or Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S under the Securities Act.

Registration rights

In connection with our issuance of Series C preferred shares, we and all of our then shareholders entered into a third amended and restated shareholders agreement in June 2017, or the Shareholders Agreement.

Pursuant to our shareholders’ agreement, we have granted certain registration rights to our shareholders. Such registration rights would terminate with respect to a shareholder upon the earlier of (i) the date of a deemed liquidation event, (ii) five years following the consummation of our IPO in September 2017 and (iii) such time at which all registrable securities held by a shareholder proposed to be sold may be sold under Rule 144 of the Securities Act in any 90-day period without registration in compliance with Rule 144 of the Securities Act. Set forth below is a description of the registration rights granted under the agreement.

Demand registration rights. Upon a written request from the holders of at least 10% of (a) the voting power of the registrable securities, (b) the then outstanding Series B preferred shares and any ordinary shares converted from Series B shares together or (c) the then outstanding Series C preferred shares and any ordinary shares converted from Series C preferred shares together, we must file a registration statement covering the offer and sale of the registrable securities held by the requesting shareholders and other holders who choose to participate in the offering in the event that the anticipated gross receipts from this offering are to exceed $10,000,000. Registrable securities include, among others, our ordinary shares issued or to be issued upon conversion of the preferred shares.

However, we are not obligated to proceed with a demand registration if we have, within the six-month period preceding the date of such request, already effected a registration under the Securities Act pursuant to the exercise of the holders’ demand registration rights or Form F-3 registration rights, or in which the holders had an opportunity to participate in the piggyback registration rights, unless the registrable securities of the holders were excluded from such registration. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determines in good faith that the filing of a registration statement would be materially detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any 12-month period. We are obligated to effect only three demand registrations on forms other than Form F-3 so long as such registrations have been declared or ordered effective.

F-3 registration rights. When we are eligible for registration on Form F-3, upon a written request from any holder all registrable securities, we must effect a registration on Form-3 and any related qualification or compliance covering the offer and sale of the registrable securities.

We are not obligated to effect a Form F-3 registration, among other things, if we have, within the 12-month period preceding the date of the request, already effected two registrations under the Securities Act or if the holders of Registrable securities proposed to sell at an aggregate price to the public less than $2,000,000. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determines in good faith that the filing of a registration statement would be materially detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any 12-month period.

Piggyback registration rights. If we propose to file a registration statement under the Securities Act for purposes of effecting a public offering of our securities (including, but not limited to, registration statements relating to secondary offerings of our securities, but excluding registration statements relating to any employee benefit plan, a corporate reorganization or this offering), we must afford holders of registrable securities an opportunity to include in that registration all or any part of their registrable securities then held. We have the right to terminate or withdraw any registration initiated by us under the piggyback registration rights prior to the effectiveness of such registration whether or not any holder has elected to include securities in such registration. The underwriters of any underwritten offering have the right to limit the number of shares with registration rights to be included in the registration statement, subject to certain limitations.

Expenses of registration. We will pay all expenses relating to any demand, Form F-3, or piggyback registration except for the underwriting discounts and selling commissions applicable to the sale of registrable securities and certain other limited exceptions.

Description of American depositary shares

Citibank, N.A. acts as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, 23rd Floor, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 9/F., Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-220256 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one ordinary share that is on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to Cayman Islands laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary bank; or

•	It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to subscribe for additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

•	The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes affecting ordinary shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon deposit of ordinary shares

Upon completion of this offering, the ordinary shares being offered pursuant to this prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in this prospectus. After the completion of this offering, the ordinary shares that are being offered for sale pursuant to this prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in this prospectus.

After the closing of this offer, the depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•

The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, combination and split up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of ordinary shares upon cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

•	The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of share capital.”

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions as follows:

•

In the event of voting by show of hands, the depositary bank will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

•

In the event of voting by poll, the depositary bank will vote (or cause the Custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

In the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary bank to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by such holders’ ADSs; provided, that no such instructions shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary bank that we do not wish such proxy to be given; provided, further, that no such discretionary proxy shall be given (x) with respect to any matter as to which we inform the depositary that (i) there exists substantial opposition, or (ii) the rights of holders of ADSs or the shareholders of our company will be materially adversely affected, and (y) in the event that the vote is on a show of hands.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees

•  Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-share ratio, or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares

Up to U.S. 5¢ per ADS issued

• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-share ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held

• ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the expenses and charges incurred by the depositary bank in the conversion of foreign currency;

•

the fees and expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person to whom the ADSs are issued (in the case of ADS issuances) and to the person whose ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain of the depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Amendments and termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on obligations and liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	we and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

the depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

the depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	we and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

we and the depositary bank disclaim any liability if we or the depositary bank, or our respective controlling persons or agents are prevented or forbidden from, or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

we and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•

we and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

we and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	we and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	we and the depositary bank also disclaim liability for any consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise.

•	no disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

•

nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Pre-release transactions

Subject to the terms and conditions of the deposit agreement, the depositary bank may issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the depositary bank and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the ordinary shares on deposit in the aggregate) and imposes a number of conditions on such transactions (e.g., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes arising out of any refund of taxes, reduced rate of withholding or of the tax benefit obtained for or by you.

Foreign currency conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing law/waiver of jury trial

The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) is governed by the laws of the Cayman Islands.

By holding an ADS or an interest therein, you irrevocably agree that any legal suit, action or proceeding against or involving us or the Depositary, arising out of or based upon the deposit agreement, ADSs or ADRs, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection to the laying of venue and irrevocably submit to the exclusive jurisdiction of such courts with respect to any such suit, action or proceeding.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

Shares and American depositary shares eligible for future sale

All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of ADSs in the public market could adversely affect prevailing market prices of the ADSs. Although our ADSs are listed on the Nasdaq Global Market, we cannot assure you that a regular trading market for our ADSs will sustain or continue to exist. Our ordinary shares are not listed on any exchange or quoted for trading on any over-the-counter trading systems.

Sale of restricted shares

As of June 30, 2018, based on the number of ordinary shares then outstanding, upon the closing of this offering, and assuming no exercise of outstanding options and no exercise of the underwriters’ option to purchase additional ordinary shares in the form of ADSs, we will have outstanding an aggregate of approximately                 ordinary shares. Of these ordinary shares, the ordinary shares in the form of ADSs sold in our initial public offering are, and the ordinary shares in the form of ADSs to be sold in this offering, plus any ordinary shares in the form of ADSs sold upon exercise of the underwriters’ option to purchase additional ADSs, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our ‘‘affiliates’’ as such term is defined in Rule 144 promulgated under of the Securities Act. All remaining ordinary shares held by existing shareholders immediately prior to the closing of this offering will be ‘‘restricted securities’’ as such term is defined in Rule 144. These restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below.

Lock-up agreements

In connection with this offering, our executive officers, certain of our directors and certain of our significant shareholders, who collectively held approximately 62% shares as of June 30, 2018, have signed lock-up agreements which, subject to certain exceptions, prevent them from selling any of our ordinary shares or ADSs, or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs from entering into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares or ADSs or such other securities and from making any demand for or exercise any right with respect to the registration of any ADSs or ordinary shares or any security convertible into or exercisable or exchangeable for our ADSs, for a period of not less than 90 days from the date of this prospectus without the prior written consent of each of the representatives. The representatives may in their sole discretion and at any time without notice release some or all of the shares or ADSs subject to lock-up agreements prior to the expiration of the 90-day period. See ‘‘Underwriting’’ for a discussion of certain transfer restrictions. When determining whether or not to release shares or ADSs from the lock-up agreements, the representatives may consider, among other factors, the shareholder’s reasons for requesting the release, the number of shares or ADSs for which the release is being requested and market conditions at the time.

Regulation S

Regulation S promulgated under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation

S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by your affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not our who are our affiliates solely by virtue of their status as an officer or director of us may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of us solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of us other than by virtue of his or her status as an officer or director of us.

Rule 144

“Restricted securities” as that term is defined in Rule 144 under the Securities Act may be sold publicly in the United States only under an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements.

In general, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•

1% of the then outstanding ordinary shares of the same class, in the form of ADSs or otherwise, which immediately after this offering will equal                ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs; or

•

the average weekly trading volume of our ordinary shares of the same class, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 promulgated under the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration rights

Upon completion of this offering, holders of our ordinary shares or their transferees that are party to our Shareholders Agreement will be entitled to request that we register their ordinary shares under the Securities Act, following the expiration of the lock-up agreements described above. See ‘‘Description of Share Capital—Registration Rights.’’

Share option plans

We have filed with the SEC a registration statement on Form S-8 under the Securities Act to register our shares issued or reserved for issuance under our 2015 Plan and our 2017 Equity Plan, as well as non-plan share options. Such registration statement was filed and became effective on November 16, 2017. Accordingly, shares registered under such registration statements will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above. As of November 16, 2017, such registration statement on Form S-8 covered 8,372,742 shares.

Taxation

The following is a summary of the material Cayman Islands, PRC and United States federal income tax consequences relevant to an investment in the ADSs and ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of the ADSs and ordinary shares.

Cayman Islands taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or our shareholders or ADS-holders levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by us. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China taxation

We are a holding company incorporated in the Cayman Islands.

Under the EIT Law and its implementation rules, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation issued SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, all offshore enterprises controlled by a PRC enterprise or a PRC enterprise will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met:

(i)	the primary location of the day-to-day operational management is in the PRC;

(ii)	decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC;

(iii)	the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and

(iv)	at least 50% of voting board members or senior executives habitually reside in China.

We believe that none of Zai Lab Limited and its subsidiaries outside of China is a PRC resident enterprise for PRC tax purposes. Zai Lab Limited is not controlled by a PRC enterprise or PRC enterprise group, and we do not believe that Zai Lab Limited meets all of the conditions above. Zai Lab Limited is a company incorporated outside China. As a holding company, some of its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. For the same reasons, we believe our other subsidiaries outside of China are also not PRC resident enterprises. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

If the PRC tax authorities determine that Zai Lab Limited is a PRC resident enterprise for EIT purposes, we may be required to withhold tax at a rate of 10% on dividends we pay to our shareholders, including holders of our ADSs, that are non-resident enterprises. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of ADS or ordinary shares, if such income is treated as sourced from within China. Furthermore, gains derived by our non-PRC individual shareholders from the sale of our shares and ADSs may be subject to a 20% PRC withholding tax. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax (including withholding tax) on dividends received by such non-PRC individual shareholders in the event we are deemed to be a PRC resident enterprise. If any PRC tax were to apply to dividends realized by non-PRC individuals, it will generally apply at a rate of 20%. The PRC tax liability may be reduced under applicable tax treaties. However, it is unclear whether non-PRC shareholders of Zai Lab Limited would be able to claim the benefits of any tax treaty between their country of tax residence and China in the event that Zai Lab Limited is treated as a PRC resident enterprise.

Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in China, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the tax rate in respect to dividends paid by a PRC enterprise to a Hong Kong enterprise is reduced to 5% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to be eligible for the reduced tax rate: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties (For Trial Implementation), which became effective in October 2009, require that non-resident enterprises must obtain approval from the relevant tax authority in order to enjoy the reduced tax rate. Accordingly, our subsidiary Zai Lab (Hong Kong) Limited may eligible for the 5% tax rate for the dividends it receives from its PRC incorporated subsidiaries if they satisfy the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations and obtain the approvals as required. However, according to SAT Circular 81, if the relevant tax authorities determine our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable tax rate on dividends in the future.

If our Cayman Islands holding company, Zai Lab Limited, is not deemed to be a PRC resident enterprise, holders of our ADSs and ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs.

Material United States federal income tax considerations

In the opinion of Davis Polk & Wardwell LLP, the following are material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of our ADSs or shares. This discussion is not a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire the ADSs or shares. This discussion applies to you only if you are a U.S. Holder that acquires ADSs in this offering and holds the ADSs or underlying shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax considerations, and tax consequences applicable to you if you are subject to special rules, such as:

•	one of certain financial institutions;

•	a dealer or trader in securities that use a mark-to-market method of tax accounting;

•	a person holding ADSs or shares as part of a straddle, wash sale, conversion transaction or integrated transaction or entering into a constructive sale with respect to the ADSs or shares;

•	a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	classified as partnerships for U.S. federal income tax purposes and their partners;

•	a tax exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a person that owns or is deemed to own ADSs or shares representing 10% or more of our shares by vote or value; or

•	a person holding ADSs or shares in connection with a trade or business conducted outside of the United States;

If you are classified as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities. Partnerships holding ADSs or shares and their partners should consult their tax advisers as to the particular U.S. federal income tax consequences of acquiring, owning or disposing of the ADSs or shares.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the U.S.-PRC income tax treaty ( the “Treaty”), all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect.

For purposes of this discussion, you are a “U.S. Holder” if you are a beneficial owner of ADSs or shares that is eligible for the benefits of the Treaty and:

•	a citizen or individual resident of the United States;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

In general, if you own ADSs you will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if you exchange ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concern that parties to whom American depositary shares are released before the underlying shares are delivered to the depositary (a “pre-release”), or intermediaries in the chain of ownership between owners of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by owners of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rates of tax, described below, applicable to dividends received by certain non-corporate investors. Accordingly, the creditability of PRC taxes, and the availability of the reduced tax rates for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by these parties or intermediaries.

Taxation of Distributions

Except as described under “—Passive Foreign Investment Company Rules” below, distributions paid on ADSs or shares, other than certain pro rata distributions of shares, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, we expect that any distributions will be reported to you as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid to certain non-corporate U.S. Holders may be taxable at a favorable rate. Dividends will be included in your income on the date of your, or in the case of ADSs, the depositary’s, receipt of the dividend. The amount of any dividend income paid in non-U.S. currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. You may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “—PRC Taxation”, dividends paid by us may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon your circumstances, PRC taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty) generally will be creditable against your U.S. federal income tax liability. The rules governing foreign tax credits are complex and you should consult your tax advisers regarding the creditability of foreign tax credits in your particular circumstances. In lieu of claiming a credit, you may elect to deduct PRC taxes in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all foreign taxes paid or accrued in the taxable year.

Sale or Other Disposition of ADSs or Shares

Except as described under “—Passive Foreign Investment Company Rules” below, gain or loss realized on the sale or other taxable disposition of ADSs or shares will be capital gain or loss, and will be long-term capital gain or loss if you held the ADSs or shares for more than one year. The amount of the gain or loss will equal the difference between your tax basis in the ADSs or shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income (the “income test”) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income (the “asset test”). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes interest, dividends, gains from certain property transactions, rents and royalties (other than certain rents or royalties derived in the active conduct of a trade or business). Cash is a passive asset for PFIC purposes.

The assets shown on our balance sheet are expected to consist primarily of cash and cash equivalents for the foreseeable future. Therefore, whether we will satisfy the asset test for the current or any future taxable year will depend largely on the quarterly value of our goodwill, and on how quickly we utilize the cash in our business. We do not expect to be a PFIC for the current taxable year. However, we cannot give any assurance as to whether we will be a PFIC for the current or any future taxable year because (i) the value of our goodwill may be determined by reference to the market price of our ADSs, which may be volatile given the nature and early stage of our business, (ii) we expect to hold a significant amount of cash, and (iii) a company’s PFIC status is determined on an annual basis after the end of each taxable year. In addition, it is not clear how to apply the income test to a company such as us, the only income of which for a relevant taxable year is passive interest income but the overall losses of which significantly exceed the amount of this passive income. We believe that it is reasonable to take the position that a company like us, the overall losses of which exceed our passive income, would not be a PFIC if it otherwise would not be a PFIC under the assets test for the relevant taxable year, but there can be no assurance that the Internal Revenue Service will respect, or a court will uphold, this position.

If we were a PFIC for any taxable year and any of our subsidiaries or other companies in which we own equity interests were also a PFIC (any such entity, a “Lower-tier PFIC”), you would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if you held your proportionate share of these shares directly, even though you will not receive the proceeds of those distributions or dispositions.

Generally, if we are a PFIC for any taxable year during which you held ADSs or shares, gain recognized upon a disposition (including, under certain circumstances, a pledge) of ADSs or shares will be allocated ratably over your holding period for the ADSs or shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the resulting tax liability for each relevant taxable year. Further, to the extent that any distribution received by you on your ADSs or shares exceeds 125% of the average of the annual distributions on the ADSs or shares received during the preceding three years or your holding period, whichever is shorter, that distribution will be subject to taxation in the same manner.

If we are a PFIC for any taxable year during which you own ADSs or shares, we will generally continue to be treated as a PFIC with respect to you for all succeeding years during which you own ADSs or shares, even if we cease to meet the threshold requirements for PFIC status. If we are a PFIC for any taxable year but cease to be PFIC for subsequent years, you should consult your tax advisor regarding the availability of a “deemed sale” election that would allow you to eliminate the continuing PFIC status under certain circumstances.

Alternatively, if we are a PFIC and if our ADSs or shares are “regularly traded” on a “qualified exchange,” you may be able to make a mark-to-market election that would result in tax treatment different from the general tax treatment described in the preceding paragraphs. Our ADSs would be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ADSs, as the case may be, are traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq market on which the ADSs are listed is a qualified exchange for this purpose. If you make the mark-to-market election, you generally will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If you make the election, your tax basis in the ADSs will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ADSs in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). You will not be able to make a mark-to-market election with respect to Lower-tier PFICs, if any.

You may be subject to alternative treatment if we are a PFIC for any taxable year and we provide the information necessary to make a qualified electing fund (“QEF”) election. If we determine at our discretion that we were a PFIC for any taxable year, we will provide to you, following your request, the information necessary for you to make a QEF election with respect to us. In that event, we will endeavor to cause each Lower-tier PFIC that we control to provide the relevant information with respect to that Lower-tier PFIC. However, there can be no assurance that we will be able to cause any Lower-tier PFIC we do not control to provide such information. We may elect to provide the information necessary to make the QEF election on our website. You must make the QEF Election for a PFIC for the first taxable year that we are treated as a PFIC by attaching a separate properly completed IRS Form 8621 for each PFIC to your timely filed U.S. federal income tax return for that year. If we determine that we are a PFIC for any taxable year and you make a timely QEF Election with respect to us, your tax treatment will be different from the PFIC consequences described above. You will be taxable on a current basis on your pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that we are a PFIC. If you make a QEF Election with respect to us, any distributions paid by us out of our earnings and profits that were previously included in your income under the QEF Election would not be taxable to you. You will increase its tax basis in your ADSs or shares by an amount equal to any income included under the QEF Election and will decrease your tax basis by any amount distributed on the ADSs or shares that is not included in your income. In addition, you will recognize capital gain or loss on the disposition of ADSs or shares in an amount equal to the difference between the amount realized and your adjusted tax basis in the ADSs or shares, as determined in U.S. dollars. If you make QEF Elections with respect to us and Lower-tier PFICs, if any, you may be required to pay U.S. federal income tax with respect to your ADSs or shares for any taxable year significantly in excess of any cash distributions received on the ADSs or shares for such taxable year. You should consult your tax advisor regarding making QEF Elections in your particular circumstances.

If you own ADSs or shares during any year in which we are a PFIC, you generally will be required to file annual reports on IRS Form 8621 (or any successor form) with respect to us, generally with your federal income tax return for that year. Additionally, if we are a PFIC for the taxable year in which we paid a dividend or the prior taxable year, the reduced rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply. You should consult your tax adviser regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

THE ABOVE DISCUSSION DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO YOU. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ADSs.

Underwriting

We are offering the ADSs described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Jefferies LLC and Leerink Partners LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table:

Name	Number of ADSs
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Jefferies LLC
Leerink Partners LLC

Total	6,396,600

Our ADSs are listed on the Nasdaq Global Market under the symbol ‘‘ZLAB.’’

The underwriters are committed to purchase all the ADSs offered by us if they purchase any ADSs. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the ADSs directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $        per ADS. After the initial offering of the ADSs to the public, the offering price and other selling terms may be changed by the underwriters. Sales of ADSs made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 959,490 additional ADSs from us. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional ADSs. If any ADSs are purchased with this option to purchase additional ADSs, the underwriters will purchase ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

The underwriting fee is equal to the public offering price per ADS less the amount paid by the underwriters to us per ADS. The underwriting fee is $        per ADS. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

	Without option to purchase additional ADSs	With full option to purchase additional ADSs exercise
Per ADS
Total

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $0.67 million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $40,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ADSs or ordinary shares or securities convertible into or exchangeable or exercisable for any ADSs or ordinary shares or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ADSs or ordinary shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of ADSs, ordinary shares, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Jefferies LLC and Leerink Partners LLC for a period of 90 days after the date of this prospectus, other than (i) the ADSs to be sold hereunder, (ii) any ordinary shares or ADSs issued upon the exercise of options granted under our equity incentive plans, (iii) any options and other awards granted under our equity incentive plans, (iv) the issuance of securities convertible into or exercisable or exchangeable for ordinary shares in connection with the hiring of new employees provided that such securities cannot be so converted, exercised or exchanged within the 90-day restricted period, (v) any ordinary shares issued pursuant to the conversion or exchange of convertible or exchangeable securities, including preferred shares and warrants, as described in this registration statement of which this prospectus forms a part, (vi) the filing of any registration statement on Form S-8 relating to any benefit plans or arrangements disclosed in this registration statement of which this prospectus forms a part and the issuance of securities registered pursuant thereto, or (vii) any ordinary shares or securities exercisable for, convertible into or exchangeable for ordinary shares in connection with any acquisition, collaboration, licensing or other joint venture or strategic transaction or any debt financing transaction involving the Company; provided that, in the case of clauses (ii), (iii), (v) and (vii), (x) such issuances shall not in the aggregate be greater than 10% of the total outstanding ordinary shares immediately following the completion of this offering of ADSs which, for the avoidance of doubt, includes the ordinary shares issuable upon the conversion of preferred shares in connection with this offering, and (y) the recipients of such shares agree to be bound by a lockup letter in the form executed by directors and officers.

Our executive officers, certain of our directors, and certain of our significant shareholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Jefferies LLC and Leerink Partners LLC (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ADSs or ordinary shares or any securities convertible into or exercisable or exchangeable for our ADSs (including, without limitation, ADSs or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ADSs or ordinary shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs or ordinary shares or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any ADSs or ordinary shares or any security convertible into or exercisable or exchangeable for our ADSs.

The restrictions described in the immediately preceding paragraph do not apply to, among other items:

•	the sale of ADSs to the underwriters in this offering;

•	transfers of ADSs or ordinary shares or such other securities as a bona fide gift or gifts or by testate succession or intestate distribution;

•	transfers of ADSs or ordinary shares acquired in the open market;

•

the exercise of stock options or other similar awards granted pursuant to our equity incentive plans, as described herein; provided that the terms of the lock-up agreement shall apply to any ADSs or ordinary shares issued upon such exercise;

•

any ordinary shares or such other securities that are used for the primary purpose of satisfying any tax or other governmental withholding obligation, through cashless surrender or otherwise, with respect to any award or equity-based compensation granted pursuant to our equity incentive plans, as described herein, or in connection with tax or other obligations as a result of testate succession or intestate distribution;

•	transfers to immediate family member or members, or to a trust, the direct or indirect beneficiaries of which are a lock-up party and/or a member or members of his or her immediate family;

•

transfers of ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares to us pursuant to any contractual arrangement that provides for the repurchase of the lock-up party’s ordinary shares or such other securities by us or in connection with the termination of the lock-up party’s employment with us or the lock-up party’s failure to meet certain conditions set out upon receipt of such ordinary shares or other such securities;

•

subject to certain limitations, distributions of ADSs, ordinary shares or such other securities to members or stockholders of the undersigned or to any corporation, partnership or other person or entity that is a direct or indirect affiliate of the lock-up party; and

•

any transfers, sales, tenders or other dispositions of ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares pursuant to a bona fide third party tender offer, merger, amalgamation, consolidation or other similar transaction made to or involving all holders of ordinary shares or such other securities pursuant to which one hundred percent (100%) of our ownership is transferred to such third party (including, without limitation, the entering into any lock-up, voting or similar agreement pursuant to which the lock-up party may agree to transfer, sell, tender or otherwise dispose of ordinary shares or other such securities in connection with such transaction, or vote any ordinary shares or other such securities in favor of any such transaction); provided that such tender offer merger, amalgamation, consolidation or other similar transaction is completed.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of the ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional ADSs referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional ADSs, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which the underwriters may purchase ADSs through the option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase ADSs in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those ADSs as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to prospective investors in Australia

This prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

As any offer of ADSs under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to prospective investors in Bermuda

ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to prospective investors in the British Virgin Islands

The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on our behalf. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), “BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Notice to prospective investors in Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in China

This Prospectus does not constitute a public offer of ADSs, whether by sale or subscription, in the People’s Republic of China. The ADSs are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the ADSs or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of ADSs may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in Hong Kong

The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Japan

The ADSs have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the ADSs nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Korea

The ADSs have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or FSCMA, and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or FETL. Furthermore, the purchaser of the ADSs shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

Notice to prospective investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to prospective investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore

Notice to prospective investors in South Africa

Due to restrictions under the securities laws of South Africa, the ADSs are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

i.	the offer, transfer, sale, renunciation or delivery is to:

(a) persons whose ordinary business is to deal in securities, as principal or agent;

(b) the South African Public Investment Corporation;

(c) persons or entities regulated by the Reserve Bank of South Africa;

(d) authorised financial service providers under South African law;

(e) financial institutions recognised as such under South African law;

(f) a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

(g) any combination of the person in (a) to (f); or

ii.	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) in South Africa is being made in connection with the issue of the ADSs. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the ADSs in South Africa constitutes an offer of the ADSs in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as “SA Relevant Persons”). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA relevant persons.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Notice to prospective investors in Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority

FINMA (FINMA), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Notice to prospective investors in Taiwan

The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

Notice to prospective investors in the United Arab Emirates

The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the

Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Expenses related to this offering

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that are expected to be incurred in connection with the offer and sale of the ADSs. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee, all amounts are estimates.

SEC registration fee	$21,476
FINRA filing fee	26,375
Printing and engraving expenses	48,000
Accounting fees and expenses	100,000
Legal fees and expenses	425,000
Miscellaneous	50,000

Total	$670,851

Legal matters

We are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. One of Davis Polk & Wardwell LLP’s partners is the spouse of Nisa Leung, who is one of our directors and a Managing Partner at Qiming Venture Partners, which beneficially owns approximately 20.7% of our ordinary shares prior to this offering. The underwriters are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters as to United States federal securities and New York State law.

The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Travers Thorp Alberga. Certain legal matters as to PRC law will be passed upon for us by Zhong Lun Law Firm and for the underwriters by Commerce & Finance Law Offices. Davis Polk & Wardwell LLP may rely upon Travers Thorp Alberga with respect to matters governed by Cayman Islands law and Zhong Lun Law Firm with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

Experts

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2017, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at 30/F Bund Center, 222 East Yan An Road, Shanghai 200002, People’s Republic of China.

Enforcement of civil liabilities

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;
•	an effective judicial system;
•	a favorable tax system;
•	the absence of exchange control or currency restrictions; and
•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

•

the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. All of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 10 E. 40th Street, 10th Floor, New York, NY 10016 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Travers Thorp Alberga, our legal counsel as to Cayman Islands law, and Zhong Lun Law Firm, our legal counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Travers Thorp Alberga has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, a judgment in personam obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

•	is given by a competent foreign court with jurisdiction to give the judgment;

•	imposes a specific positive obligation on the judgment debtor (such as an obligation to pay a liquidated sum or perform a specified obligation);

•	is final and conclusive;

•	is not in respect of taxes, a fine or a penalty; and

•	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Zhong Lun Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or social public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to China by virtue only of holding our ADSs or ordinary shares.

In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

Where you can find more information

We have filed with the SEC a registration statement on Form F-1 (File Number 333-                ) under the Securities Act with respect to the ADSs offered hereby. We previously filed with the SEC a registration statement on Form F-6 (File Number 333-220256) to register our ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the ADSs offered hereby, please refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and Section 16 short-swing profit reporting for our officer, directors and holders of more than 10% of our ordinary shares.

Incorporation by reference of certain documents

The SEC allows us to ‘‘incorporate by reference’’ information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (File No. 001-38205).

•	Our Form 6-K, as filed with the SEC on August 30, 2018.

•	Our Annual Report on Form 20-F for the year ended December 31, 2017, as filed with the SEC on April 30, 2018.

•

The description of our ordinary shares and ADSs contained in our Registration Statement on Form 8-A, as filed with the SEC under Section 12(b) of the Exchange Act on September 14, 2017, including any amendment or report filed for the purpose of updating such description.

The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We will provide to each person at their request, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to Zai Lab Limited, 4560 Jinke Road Bldg. 1, Fourth Floor, Pudong, Shanghai, China 201210, Telephone: +86 21 6163 2588. In addition, copies of the documents incorporated herein by reference may be accessed at our website at www.zailaboratory.com. The reference to our website address does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our ADSs.

Preliminary Prospectus

American depositary shares

Representing                ordinary shares

J.P. Morgan	Citigroup	Jefferies	Leerink Partners

                    , 2018

Part II

Information not required in prospectus

Item 6. Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Fourth Amended and Restated Memorandum of Association provides that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

We have entered into indemnification agreements with each of our directors and executive officers. Pursuant to these indemnification agreements, the form of which is filed as Exhibit 10.12 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent sales of unregistered securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were used in the below issuances.

1.	On December 31, 2015, we granted a warrant to purchase 461,808 Series A-2 preferred shares at the purchase price of $2.1651 per share to OrbiMed Asia Partners II, L.P. for a period commencing on April 1, 2016 and ending on the earlier of (i) the sixth anniversary of the date of issuance of this warrant or (ii) 90 calendar days prior to the date on which we consummate this offering. No consideration was received by us in connection with the issuance of the warrant. As of the date of this prospectus, no Series A-2 preferred shares have been purchased by OrbiMed Asia Partners II, L.P. pursuant to this warrant.

2.	On January 20, 2016, we closed a private placement transaction pursuant to which we sold an aggregate of 5,562,335 Series B-1 preferred shares for an aggregate consideration of $53,100,000 in cash.

3.	On April 1, 2016, we issued a total of 3,973,096 Series B-2 preferred shares in connection with the second closing of the private placement transaction described above for an aggregate consideration of $53,100,000 in cash.

4.	On July 15, 2016 and August 25, 2016, we issued an additional 58,333 and 75,000 restricted ordinary shares to Peter Karl Wirth, respectively, which were credited as fully paid.

5.	On June 26, 2017, we closed a private placement transaction pursuant to which we sold an aggregate of 1,998,958 Series C preferred shares for an aggregate consideration of $30,000,000.

6.	On September 20, 2017, we issued an additional 25,000 restricted ordinary shares to John Diekman and Tao Fu respectively.

7.	On January 1, 2018, we issued an additional 12,500 restricted ordinary shares to Peter Wirth, John Diekman and Tao Fu respectively.

8.	On March 2, 2018 and June 4, 2018, we issued an additional 100,000 and 125,000 restricted ordinary shares to Billy Cho and William Liang respectively.

9.	On August 6, 2018, we issued an additional 125,000 restricted ordinary shares to Yongjiang Hei.

In addition to the above, since January 1, 2015, we have granted share options to purchase the following to our employees, consultants and directors:

Aggregate number of ordinary shares	Exercise price US$ per share
3,848,502	$0.60
930,906	1.20
1,489,611	1.74
162,392	3.00
109,084	18.00
116,650	23.74
40,000	24.58
400,000	21.84
130,000	20.74
450,000	20.90
375,000	23.80

These grants were made pursuant to written compensatory plans or arrangements with our employees, consultants and directors in reliance upon the exemption provided by Rule 701 promulgated under the Securities Act or Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S under the Securities Act.

Item 8. Exhibits and financial statement schedules

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules

All schedules have been omitted because they are not required or because the required information is given in the financial statements or notes to those statements.

Item 9. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Exhibit number	Exhibit title

1.1*	Form of Underwriting Agreement

3.1*	Fourth Amended and Restated Memorandum of Association of Zai Lab Limited (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

4.1*	Form of Deposit Agreement (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

4.2*	Form of American Depositary Receipt (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

4.3*

Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.3 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

4.4*	Third Amended and Restated Shareholders Agreement between Zai Lab Limited and other parties named therein dated June 26, 2017 (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on August 15, 2017)

5.1*	Opinion of Travers Thorp Alberga regarding the validity of the ordinary shares being registered

8.1*	Opinion of Travers Thorp Alberga regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2*	Opinion of Zhong Lun Law Firm regarding certain PRC tax matters (included in Exhibit 99.1)

10.1*#	Zai Lab Limited 2015 Omnibus Equity Incentive Plan as amended on February 3, 2016 and April 10, 2016 (incorporated by reference to Exhibit 10.1 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

10.2*+	Collaboration, Development and License Agreement by and between Tesaro, Inc. and Zai Lab (Shanghai) Co., Ltd. dated September 28, 2016 (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on August 15, 2017)

10.3*	Amendment to Collaboration, Development and License Agreement by and between Tesaro, Inc. and Zai Lab (Shanghai) Co., Ltd., dated February 26, 2018 (incorporated by reference to Exhibit 4.3 to our Annual Report on Form 20-F (File No. 001-38205) filed with the SEC on April 30, 2018)

10.4*+	License Agreement by and between Bristol-Myers Squibb Company and Zai Lab (Hong Kong) Limited dated March 9, 2015 (incorporated by reference to Exhibit 10.3 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on August 15, 2017)

10.5*+	License and Collaboration Agreement by and between Paratek Bermuda Ltd. and Zai Lab (Shanghai) Co., Ltd. dated April 21, 2017 (incorporated by reference to Exhibit 10.4 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on August 15, 2017)

10.6*+	License and Transfer Agreement by and between GlaxoSmithKline (China) R&D Co., Ltd and Zai Lab (Shanghai) Co., Ltd. dated October 18, 2016 (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on August 15, 2017)

10.7*+	Assignment and Assumption Agreement by and among GlaxoSmithKline (China) R&D Co., Ltd, Zai Lab (Shanghai) Co., Ltd. and Chengdu Bater Pharmaceutical Co., Ltd. dated October 13, 2016 (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on August 15, 2017)

Exhibit number	Exhibit title

10.8*+	Assignment and Assumption Agreement by and among GlaxoSmithKline (China) R&D Co., Ltd, Zai Lab (Shanghai) Co., Ltd. and Traditional Chinese Medical Hospital, Xinjiang Medical University dated October 14, 2016 (incorporated by reference to Exhibit 10.7 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on August 15, 2017)

10.9*+	License Agreement by and between Sanofi and Zai Lab (Hong Kong) Limited dated July 22, 2015 (incorporated by reference to Exhibit 10.8 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on August 15, 2017)

10.10*+	License Agreement by and between UCB Biopharma SPRL and Zai Lab (Hong Kong) Limited dated September 17, 2015 (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on August 15, 2017)

10.11*+	License Agreement by and between Five Prime Therapeutics, Inc. and Zai Lab (Shanghai) Co., Ltd. dated December 19, 2017 (incorporated by reference to Exhibit 4.11 to our Annual Report on Form 20-F (File No. 001-38205) filed with the SEC on April 30, 2018)

10.12*+	License and Collaboration Agreement by and between Entasis Therapeutics Holdings Inc. and Zai Lab (Shanghai) Co., Ltd. dated as of April 25, 2018

10.13*#	Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.10 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

10.14*#	Zai Lab Limited 2017 Cash Bonus Plan (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

10.15*#	Form of Indemnification Agreement for Directors and Officers (incorporated by reference to Exhibit 10.12 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on August 15, 2017)

10.16*#	Third Amended and Restated Founder Employment Agreement between Ying Du and Zai Lab Limited dated November 10, 2017 (incorporated by reference to Exhibit 4.15 to our Annual Report on Form 20-F (File No. 001-38205) filed with the SEC on April 30, 2018)

10.17*#	Letter Agreement between Ying Du and Zai Lab (US) LLC dated December 11, 2017 (incorporated by reference to Exhibit 4.16 to our Annual Report on Form 20-F (File No. 001-38205) filed with the SEC on April 30, 2018)

10.18*#	Employment Agreement between William Ki Chul Cho and Zai Lab (Hong Kong) Limited dated March 2, 2018 (incorporated by reference to Exhibit 4.17 to our Annual Report on Form 20-F (File No. 001-38205) filed with the SEC on April 30, 2018)

10.19*#	Employment Agreement between James Yan and Zai Lab (Hong Kong) Limited dated March 10, 2015 (incorporated by reference to Exhibit 10.15 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

10.20*#	Employment Agreement between Harald Reinhart and Zai Lab (Hong Kong) Limited dated May 17, 2017 as amended on August 30, 2017 (incorporated by reference to Exhibit 10.17 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

Exhibit number	Exhibit title

10.21*#	Employment Agreement between Ying Du and Zai Lab (Shanghai) Co., Ltd. dated July 1, 2017 (English translation) (incorporated by reference to Exhibit 10.18 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

10.22*#	Employment Agreement between Ning Xu and Zai Lab (Shanghai) Co., Ltd. dated July 1, 2017 (English translation) (incorporated by reference to Exhibit 10.19 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

10.23*#	Employment Agreement between James Yan and Zai Lab (Shanghai) Co., Ltd. dated September 1, 2015 (English translation) (incorporated by reference to Exhibit 10.20 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

10.24*#	Zai Lab Limited 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.22 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

10.25*#	Form Restricted Share Unit Award Agreement (incorporated by reference to Exhibit 10.23 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

10.26*#	Form Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.24 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

10.27*#	Form of Non-Statutory Stock Option Award Agreement (incorporated by reference to Exhibit 10.25 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

10.28*	Jinchuang Building House Leasing Contract by and between Zai Lab (Shanghai) Co., Ltd. and Shanghai Jinchuang Property Co., Ltd. dated September 1, 2016 (English translation) (incorporated by reference to Exhibit 10.26 to Amendment No. 2 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on September 1, 2017)

10.29*#	Employment Agreement between Yongjiang Hei and Zai Lab (US) LLC dated August 6, 2018

10.30*#	Amendment No. 1 to Employment Agreement between Ning Xu and Zai Lab (Shanghai) Co., Ltd., dated August 1, 2018 (English Translation)

21.1*	Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to our Registration Statement on Form F-1 (File No. 333-219980) filed with the SEC on August 15, 2017)

23.1	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP file herewith

23.2*	Consent of Travers Thorp Alberga (included in Exhibit 5.1)

23.3*	Consent of Zhong Lun Law Firm (included in Exhibit 99.1)

24.1*	Power of Attorney (included in signature page)

99.1*	Opinion of Zhong Lun Law Firm regarding certain PRC law matters

*	Previously filed

**	To be filed by amendment

+	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been submitted separately to the Securities and Exchange Commission.

#	Management contract or compensatory plan or arrangement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shanghai, on September 5, 2018.

ZAI LAB LIMITED

By:	/s/ Samantha Du
Name: Samantha Du
Title: Chief Executive Officer

*        *        *

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Samantha Du Samantha Du	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)	September 5, 2018

* William Ki Chul Cho	Chief Financial Officer (Principal Financial and Accounting Officer)	September 5, 2018

* Kai-Xian Chen	Director	September 5, 2018

* John Diekman	Director	September 5, 2018

* Tao Fu	Director	September 5, 2018

Signature	Title	Date

* Nisa Leung	Director	September 5, 2018

* Peter Wirth	Director	September 5, 2018

* Jianming Yu	Director	September 5, 2018

*By:	/s/ Samantha Du
Samantha Du As Attorney-in-Fact

Signature of authorized representative in the United States

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Zai Lab Limited, has signed this registration statement or amendment thereto in New York, NY on September 5, 2018.

Cogency Global Inc.
(Authorized U.S. Representative)

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President